Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

PERFORMANCE SPORTS GROUP LTD.

AND

THE OTHER ENTITIES IDENTIFIED HEREIN AS SELLERS

AND

9938982 CANADA INC.

DATED AS OF OCTOBER 31, 2016

i

EXHIBITS

Exhibit A	Subsidiary Sellers
Exhibit B	[RESERVED]
Exhibit C	Form of Counterpart to the Asset Purchase Agreement
Exhibit D-1	Form of Canadian Bidding Procedures Order
Exhibit D-2	Form of U.S. Bidding Procedures Order
Exhibit E-1	Form of Canadian Sale Order
Exhibit E-2	Form of U.S. Sale Order

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of October 31, 2016, is entered into by and among Performance Sports Group Ltd., an entity formed under the Laws of British Columbia (the “Company”), the Subsidiaries of the Company listed in Exhibit A hereto (collectively, together with the Company, “Sellers”) and 9938982 Canada Inc., a corporation organized under the Laws of Canada (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Sellers beneficially own and operate the Business (as defined below);

WHEREAS, on October 31, 2016 (the “Petition Date”), the Company, Bauer Hockey Corp., Bauer Hockey Retail Corp., Bauer Performance Sports Uniforms Corp., BPS Canada Intermediate Corp., BPS Diamond Sports Corp., Easton Baseball/Softball Corp., KBAU Holdings Canada, Inc., Performance Lacrosse Group Corp., PSG Innovation Corp., Bauer Hockey Retail Inc., Bauer Hockey, Inc., Bauer Performance Sports Uniforms Inc., BPS Diamond Sports Inc., BPS US Holdings Inc., Easton Baseball/Softball Inc., Performance Lacrosse Group Inc., and PSG Innovation Inc. (collectively, the “Canadian Debtors”) will file with the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”) an initial application for relief under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) (the proceedings commenced by such application, the “CCAA Proceedings”);

WHEREAS, on the Petition Date, the Company, Bauer Hockey Corp., Bauer Hockey Retail Corp., Bauer Performance Sports Uniforms Corp., BPS Canada Intermediate Corp., BPS Diamond Sports Corp., Easton Baseball/Softball Corp., KBAU Holdings Canada, Inc., Performance Lacrosse Group Corp., PSG Innovation Corp., Bauer Hockey Retail Inc., Bauer Hockey, Inc., Bauer Performance Sports Uniforms Inc., BPS Diamond Sports Inc., BPS US Holdings Inc., Easton Baseball/Softball Inc., Performance Lacrosse Group Inc., and PSG Innovation Inc. (collectively, the “U.S. Debtors”) will commence voluntary proceedings (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code by filing petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”);

WHEREAS, Sellers have agreed to transfer to Purchaser or the Designated Purchasers, and Purchaser has agreed to purchase and assume, or cause the Designated Purchasers to purchase and assume, the Acquired Assets and the Assumed Liabilities from Sellers upon the terms and subject to the conditions set forth hereinafter (including the Auction);

WHEREAS, on October 27, 2016, the Company and Purchaser entered into that certain letter agreement, pursuant to which the Company paid Purchaser a fee equal to $2,500,000 (the “Work Fee”) in connection with, among other things, the negotiation, documentation and consummation of the transactions contemplated by this Agreement; and

WHEREAS, in connection with the entry into this Agreement, Purchaser is causing to be deposited on its behalf an aggregate amount equal to $28,750,000 in cash as a “good faith deposit” (the “Deposit”) by wire transfer of immediately available funds to Citibank, N.A. (the “Deposit Escrow Agent”), to be held in escrow in accordance with the terms of the escrow agreement (the “Deposit Escrow Agreement”) entered into on the date hereof between and among Purchaser, the Company and Deposit Escrow Agent;

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby (the sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I
INTERPRETATION

Section 1.1            Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

“280G Approval” has the meaning set forth in Section 7.4(e)(ii).

“ABL DIP Credit Agreement” means the senior secured asset-based revolving credit facility in a principal amount not to exceed $200,000,000 among Bank of America, N.A. and certain lenders thereunder.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, non-use and other provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Accounts Receivable” has the meaning set forth in Section 2.1(b)(iv).

“Acquired Assets” has the meaning set forth in Section 2.1(b).

“Acquired Entities” means (a) each of the following Subsidiaries of the Company: Performance Sports Group Hong Kong Limited, an entity formed under the Laws of Hong Kong; Bauer Hockey AB, an entity formed under the Laws of Sweden; Bauer Hockey GmbH, an entity formed under the Laws of Germany; and Jacmal BV, an entity formed under the Laws of the Netherlands, and (b) for all purposes in this Agreement other than Section 8.3(j), each of the non-North American Subsidiaries of such Subsidiaries listed in the forgoing clause (a).

“Acquired Investments” means the Equity Interests in the Persons set forth on Schedule 1.1(a) of the Sellers Disclosure Letter.

“Acquired Person Organizational Documents” has the meaning set forth in Section 4.2(d).

“Acquired Tax Assets” has the meaning set forth in Section 2.1(b)(xv).

“Action” means any action, cause of action, claim, charge, formal complaint, summons, demand, lawsuit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, regulatory, investigative or appellate proceeding), prosecution, contest, hearing, formal inquiry or inquest, audit, examination, subpoena or formal investigation commenced, brought, conducted or heard by or before any Government Entity.

“Adequate Assurance Deposit” means all deposits (whether maintained in escrow or otherwise) or other security provided in favor of a utility as adequate assurance of payment pursuant to section 366 of the U.S. Bankruptcy Code.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; provided, however, that no Seller or any Subsidiary of any Seller shall be deemed an “Affiliate” of Purchaser or any of its Controlling Persons.

“Agreement” means this Asset Purchase Agreement, the Sellers Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and all amendments, restatements or supplements hereto and thereto made in accordance with Section 10.4.

“Alternative DIP Credit Agreement” means any agreement providing for debtor-in-possession debt financing, other than the ABL DIP Credit Agreement or the Sponsor DIP Credit Agreement.

“Alternative Financing” has the meaning set forth in Section 5.17(b).

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, foreclosure or other transaction, including a plan of arrangement and compromise approved by the CCAA Court or a plan of arrangement approved by any other Canadian Court, any plan of reorganization or plan of liquidation approved by the U.S. Bankruptcy Court, or resulting from the Auction, of any material portion of the assets or Equity Interests of any Seller or any Subsidiary, in a single transaction or a series of transactions, with one or more Persons other than Purchaser and/or its Affiliates; provided, however, that any sale or other disposition of the Inaria Sports Business shall not be deemed an Alternative Transaction.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Approvals” means the HSR Approval, the Mandatory Antitrust Approvals, and, if the Parties determine that the transactions contemplated by this agreement are subject to notification under Part IX of the Competition Act, the Competition Act Approval.

“Antitrust Laws” means the Competition Act, the HSR Act, and any competition, merger control and antitrust Law of any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Asset Allocation Schedule(s)” has the meaning set forth in Section 2.6(c)(ii).

“Assigned Actions” has the meaning set forth in Section 2.3(a)(vi).

“Assigned Contracts” means all Designated Seller Contracts other than Non-Assigned Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumption Schedule” has the meaning set forth in Section 2.5(g).

“Auction” has the meaning set forth in the definition of Sale Motions.

“Avoidance Action” means any Action of any Seller or its estate arising under (a) Chapter 5 of the U.S. Bankruptcy Code and any analogous state law Action relating to the Acquired Assets or the Business, and (b) the Bankruptcy and Insolvency Act (Canada), as incorporated into the CCAA, to void preferences and transfers at undervalue, or oppression remedies, or any other analogous Action under Canadian federal or provincial law relating to the Acquired Assets or the Business to the extent such assignment is permitted by Canadian law.

“Back-up Bidder” has the meaning set forth in Section 5.1(g).

“Bankruptcy Consents” has the meaning set forth in Section 4.1(a).

“Bankruptcy Court” means any or all of, as the context may require, the CCAA Court, the U.S. Bankruptcy Court and any other court before which Bankruptcy Proceedings are held.

“Bankruptcy Laws” means the CCAA, the Bankruptcy and Insolvency Act (Canada), the U.S. Bankruptcy Code and the other applicable insolvency Laws of any jurisdiction where Bankruptcy Proceedings are held.

“Bankruptcy Proceedings” means the CCAA Proceedings and the Chapter 11 Cases, in each case, any proceedings thereunder, as well as any other voluntary or involuntary bankruptcy, insolvency, administration or similar judicial proceedings concerning any Sellers or any of their Subsidiaries that are held from time to time.

“Base Purchase Price” means $575,000,000.

“Bidding Procedures Order” means one or more orders setting forth the bidding procedures in connection with the sale of the Acquired Assets in form and substance as set forth on Exhibit D-1 (in the case of the CCAA Court) and Exhibit D-2 (in the case of the U.S. Bankruptcy Court) or otherwise in form and substance reasonably acceptable to Purchaser.

“Blainville Collective Labor Agreement” means the Collective Agreement effective December 1, 2012, between Bauer Hockey Corp. and United Steelworkers, Union Local 967.

“Break-Up Fee” has the meaning set forth in Section 9.2(b).

“Business” means the business of Sellers including design, manufacture, sale and distribution of sports equipment, apparel and related accessories for hockey, lacrosse, baseball, soccer and softball.

“Business Day” means a day on which banks are opened for business (but expressly excluding Saturdays, Sundays, and statutory or civic holidays) in both (i) New York, New York, U.S. and (ii) Toronto, Ontario, Canada.

“Business Information” has the meaning set forth in Section 2.1(b)(xi).

“Business Marks” has the meaning set forth in Section 5.16.

“Business Systems” has the meaning set forth in Section 4.6(f).

“Canadian Court” means the CCAA Court, the Ontario Court of Appeal, the Supreme Court of Canada or any other court of competent jurisdiction overseeing the CCAA Proceedings (including any appeals) from time to time.

“Canadian Debtors” has the meaning set forth in the recitals.

“Canadian Securities Laws” means, collectively, the securities laws of each province and territory of Canada and the respective regulations, rules, blanket rulings, orders and notices made thereunder and the national, multilateral and local instruments and published policies adopted by the Canadian Securities Regulators.

“Canadian Securities Regulators” means, collectively, the securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Capitalized Leases” means any Leases that (x) have been capitalized by Sellers in the Most Recent Seller Financial Statements or (y) are required under GAAP to be treated as capitalized leases.

“Cash and Cash Equivalents” means cash (including petty cash, checks received prior to the close of business on the Closing Date and restricted cash supporting letters of credit), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held (but specifically excluding any cash payable by Purchaser to any Seller pursuant to this Agreement and expressly excluding any Purchased Deposits).

“CCAA” has the meaning set forth in the recitals.

“CCAA Court” has the meaning set forth in the recitals.

“CCAA Proceedings” has the meaning set forth in the recitals.

“Change” and/or “Changes” has the meaning set forth in the definition of “Material Adverse Effect.”

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claim” has the meaning set forth in section 101(5) of the U.S. Bankruptcy Code or in Section 2 of the CCAA.

“Cleanup” means all actions required by a Government Entity or under Environmental Laws to: (i) investigate, monitor, cleanup, remove, transport, treat or remediate Hazardous Materials in the environment; (ii) prevent the Release of Hazardous Materials into the environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Clearance Certificate” has the meaning set forth in Section 6.1(a).

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Cash Payment” has the meaning set forth in Section 2.6(b).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Closing Purchase Price” has the meaning set forth in Section 2.6(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Labor Agreement” means any Contract that a Person has entered into with any union, collective bargaining agent, works council, or other labor organization.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition.

“Commitment Letters” has the meaning set forth in Section 3.6.

“Company” has the meaning set forth in the preamble.

“Company Board” means the Board of Directors of the Company.

“Company Related Party” means each of (a) the Company, (b) Sellers, (c) each of their respective former, current and future Affiliates and (d) any directors, officers, employees, representatives, equityholders, members, managers, partners, Affiliates, successors or permitted assigns of any of the foregoing.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means: (a) the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to Closing; (b) Purchaser and Sellers have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or has been waived in accordance with the Competition Act; or (c) the parties are exempt from the obligation to give the requisite notice pursuant to paragraph 113(c) of the Competition Act, and, in the case of clauses (b) or (c), Purchaser has been advised in writing by the Commissioner that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (“no-action letter”), and such advice has not been rescinded prior to Closing.

“Confidential Information” means, in relation to a Party (the “Discloser”): (a) all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before, on or after the date of this Agreement, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, customer lists, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information; (b) all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any confidential information regardless of the identity of the Person preparing the same (“Notes”); (c) the existence and terms of this Agreement; and (d) the fact that information has been disclosed or made available to the Recipient or the Recipient’s Representatives; but does not include any information that: (x) is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement; (y) is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not known to the Recipient to be prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or (z) was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 2, 2016, by and between Sagard Capital Partners, L.P. and the Company and any letters of adherence thereto.

“Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption or waiver by any Government Entity or other Third Party, including any Environmental Permit.

“Contract” means any legally binding contract, agreement, obligation, license, sublicense, undertaking, instrument, lease, sublease, ground lease, mortgage, commitment or other arrangement, whether written or oral.

“Control”, including, with its correlative meanings, “Controlled by”, “Controlling” and “under common Control with”, means, in connection with a given Person, the possession, directly or indirectly, of the power to either (a) elect more than fifty percent (50%) of the directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, Contract or otherwise.

“Copyrights” means all U.S., Canadian and other non-U.S. copyrights and works of authorship, whether registered or unregistered, including all U.S. and Canadian copyright registrations and applications for registration and equivalents outside of the U.S. and Canada, all moral rights and rights of attribution and integrity, all common law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of any international copyright convention or treaty.

“Courts” has the meaning set forth in Section 10.6(b).

“Covered Assets and Persons” has the meaning set forth in Section 5.13(a).

“CRA” means the Canada Revenue Agency.

“Credit Bid Amount” has the meaning set forth in Section 2.6(b).

“Cure Cost” means, as applicable, (a) with respect to any U.S. Debtor, any amounts or assurances required by Section 365(b)(1) of the U.S. Bankruptcy Code under any applicable Designated Seller Contract or (b) with respect to any Canadian Debtor, any amounts required to satisfy monetary defaults in relation to the applicable Designated Seller Contract pursuant to Section 11.3 of the CCAA.  For the avoidance of doubt, for all purposes hereof, “Cure Costs” shall also include defaults, if any, during the period after the Petition Date and prior to the Closing Date.

“Debt Commitment Letter” has the meaning set forth in Section 3.6.

“Debt Financing” has the meaning set forth in Section 3.6.

“Debt Financing Sources” means the entities that have committed to provide the Debt Financing, any Alternative Financing or other debt financings in connection with the transactions contemplated hereby (including the parties to the Debt Commitment Letter and any joinder agreements relating thereto) and their respective Affiliates and such entities’ and their respective Affiliates’, officers, directors, employees, attorneys, advisors, agents and representatives involved in such debt financings and their successors and permitted assigns.

“Debtor Estates” means the estates of the U.S. Debtors.

“Deposit” has the meaning set forth in the recitals.

“Deposit Escrow Agent” has the meaning set forth in the recitals.

“Designated Purchaser” has the meaning set forth in Section 2.8(a).

“Designated Seller Contracts” has the meaning set forth in Section 2.1(b)(i).

“DIP Credit Agreement” means either (a) a Sponsor DIP Credit Agreement, or (b) any Alternative DIP Credit Agreement, as applicable, in either case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and as permitted hereunder.

“Discloser” has the meaning set forth in the definition of Confidential Information.

“Easton Hockey Acquisition” means the acquisition by one or more Sellers of certain assets and liabilities of Easton Hockey Holdings, Inc.

“Effective Hire Date” means the day on which the employment of an Employee commences with Purchaser or its Affiliates as provided in this Agreement.

“Employee” means each employee of any Seller or any of their respective Subsidiaries engaged in the Business, whether active or inactive.

“Employee Information” has the meaning set forth in Section 4.12(b).

“Employee Records” has the meaning set forth in Section 2.1(b)(xi).

“Employee Transfer Time” means, with respect to each jurisdiction where Employees will become Transferred Employees in accordance with this Agreement, 12:01 a.m. local time in such jurisdiction on the calendar day immediately following the Closing.

“Environmental Claim” means any Action, written notice, ministerial order, court order, notice of infraction, administrative penalty or statement of offence by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, Government Entity response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by Sellers, or in any Products, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law relating to pollution or protection of the environment, natural resources or public or worker health and safety (as it relates to exposure to Hazardous Materials), including Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, presence, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to marketing, labeling, registration, packaging, import, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permit” means any permit, approval, license, certificate, consent, registration, certificate of authorization and depollution attestation or other authorization required under any Environmental Law to (a) conduct the Business or (b) in relation to the Acquired Assets.

“Equity Commitment Letter” has the meaning set forth in Section 3.6.

“Equity Financing” has the meaning set forth in Section 3.6.

“Equity Interest” means, with respect to any Person, (a) any share or other similar interest, however designated, in the equity of such Person, including shares, capital stock, partnership interests and membership interests (including any phantom equity interests or similar payment rights, whether or not constituting securities), (b) any option or warrant with respect thereto and any other right to acquire any such interest (including any subscription, call, or other right relating to the grant, issuance, exchange, purchase, voting or transfer of any of the foregoing) and any securities or other rights convertible into or exercisable or exchangeable for any such interest or (iii) any Indebtedness issued by such Person that has the right to vote on any matters on which the holders of Equity Interests described in clauses (a) or (b) of this definition of such Person are entitled to vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all U.S., Canadian and other Laws relating to export, reexport, transfer, import and import controls, including (a) the Export Administration Regulations, (b) the customs and import Laws administered by U.S. Customs and Border Protection, (c) the customs and import Laws of Canada such as the Customs Act (Canada), Customs Tariff (Canada), and Export and Import Permits Act (Canada) among others, and (d) similar laws of the EU including but not limited to the EU Dual Use Regulation.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Employee Liabilities” has the meaning set forth in Section 7.3.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Seller Contract” means any Seller Contract that is not a Designated Seller Contract.

“Expense Reimbursement” has the meaning set forth in Section 9.2(b).

“Extended Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Final Order” means (a) in the case of a Government Entity, other than the Canadian Court, an action taken or order issued by the applicable Government Entity as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Government Entity and the time for filing any such petition or protest has passed; (iii) the Government Entity does not have the action or order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or order is not then under judicial review, there is no notice of leave to appeal, appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof, and (b) in the case of an Order of a Canadian Court, an Order: (i) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur, it being understood that with respect to an order issued by the CCAA Court, the time period for seeking leave to appeal shall be deemed to have elapsed on the date that is twenty-two (22) days after the rendering of such order unless a motion has been made to extend such time period) or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal thereon; (ii) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for new trial shall have expired (in cases in which such time period is capable of expiring, it being understood that with respect to an order issued by the CCAA Court, the time period for seeking leave to appeal shall be deemed to have elapsed on the date that is 22 days after the rendering of such order unless a motion has been made to extend such time period); and (iii) as to which no stay is in effect.

“Financings” has the meaning set forth in Section 3.6.

“GAAP” means the United States generally accepted accounting principles.

“Government Entity” means any U.S., Canadian, foreign, domestic, federal, territorial, provincial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, bureau, commission, stock exchange, tribunal or organization, or any government owned or controlled corporation or other body or authority that is established to perform a public duty on behalf of government, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, or any arbitral body (public or private), or any public international organization that is formed by two or more states or governments.

“Government Official” shall mean any officer or employee of a Government Entity.

“GST” means goods and services tax, including harmonized sales tax, payable under Part IX of the Excise Tax Act (Canada).

“Hazardous Materials” means petroleum, petroleum products, asbestos in any form that is friable, toxic mold, urea formaldehyde foam insulation, lead based paints, polychlorinated biphenyls or any other material or substance regulated pursuant to Environmental Laws, as “hazardous”, “hazardous waste”, “residual”, “residual hazardous”, “radioactive”, “deleterious”, “toxic”, “caustic”, “dangerous”, a contaminant, a pollutant, a “waste”, a “special waste”, a “source of contamination” or “source of pollution” or with words of similar meaning or regulatory effect.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means expiration of all applicable waiting periods under the HSR Act (including any voluntary agreed extensions) or earlier termination thereof.

“Inaria Sports Business” means the business of designing, developing, marketing, manufacturing, selling and distributing soccer equipment, products, gear, apparel and related accessories carried on by Bauer Performance Sports Uniforms Corp. and Bauer Performance Sports Uniforms Inc. under the “INARIA” brand name.

“Indebtedness” of any Person means, without duplication, (a) the interest in respect of, principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Liabilities of such Person with respect to any Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses; (c) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all Liabilities of the types referred to in clauses (a) through (c) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (e) all obligations of the types referred to in clauses (a) through (d) of other Persons secured by any Lien (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Initial Allocation” has the meaning set forth in Section 2.6(c)(i).

“Initial Allocation Principle” has the meaning set forth in Section 2.6(c)(i).

“Intellectual Property” means all U.S., Canadian and other intellectual and industrial property rights of any kind worldwide, including all: (a) Trademarks; (b) Patents; (c) inventions, processes, methods and designs, whether or not patentable and whether or not a patent has been issued or a patent application has been made therefor; (d) Copyrights; (e) mask works; (f) Trade Secrets, Know-How, and other proprietary, confidential, or business information; (g) Software; (h) usernames, keywords, tags, and other social media identifiers; (i) rights in the foregoing, and all rights and remedies (including the right to sue for and recover damages, profits and any other remedy) for past, present, or future infringement, misappropriation, or other violation relating to any of the foregoing; and (j) rights of publicity.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“IRS” means the United States Internal Revenue Service.

“Know-How” means scientific, engineering, mechanical, electrical, financial, marketing, practical and other knowledge or experience.

“Knowledge of Purchaser” or a similar phrase shall mean, the actual knowledge of Samuel Robinson and Jeff Johnson.

“Knowledge of Sellers” or a similar phrase shall mean, the actual knowledge, after reasonable inquiry of such Persons’ respective direct reports, of Harlan Kent, Mark Vendetti and Michael Wall.

“Law” means any U.S., Canadian, foreign, domestic, federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation or Order.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including those arising under any Law or Action and those arising under any Contract or otherwise, including Tax liabilities.

“Lien” means any lien, mortgage, pledge or security interest, hypothec (including legal hypothecs), encumbrance, servitude, easement, encroachment, right-of-way, restrictive covenant on real or immovable property, real property license, contingent rights (including options and rights of first refusal), other real rights in favor of Third Parties, charge, prior claim, lease, occupancy agreement, leasing agreement, statutory or deemed trust or conditional sale arrangement.

“Local Sale Agreements” has the meaning set forth in Section 2.8(c).

“Mandatory Antitrust Approvals” means, where Purchaser determines (acting reasonably and in good faith) that a jurisdiction must be notified and a decision authorizing or not objecting (including the expiry of any applicable waiting period) to the transactions contemplated by this Agreement prior to the Closing is required, a decision, in whatever form (including a declaration of lack of jurisdiction or a mere filing or notification, if the Closing can take place, pursuant to the applicable Antitrust Law, without a decision or the expiry of any waiting period), by any Government Entity under the Laws of that jurisdiction or the expiry of the applicable waiting period, as applicable, under the Antitrust Laws of that jurisdiction, authorizing or not objecting to the transactions contemplated by this Agreement; provided, that any terms or conditions attached to such decision are reasonably acceptable to the Parties.

“Material Adverse Effect” means any effect, event, change, occurrence, state of facts or circumstance (each, a “Change”, and collectively, “Changes”) that (a) has had or would reasonably be expected to have, individually or in the aggregate with other Changes, a material adverse effect on the Acquired Assets or the operations, results of operations or condition (financial or otherwise) of the Business, in each case taken as a whole, excluding (with respect to this clause (a) alone) any effect resulting from (i) general economic conditions, (ii) any economic conditions affecting the industry or markets in which Sellers conduct the Business, (iii) the execution, announcement or performance of this Agreement or the transactions contemplated hereby, in each case, other than with respect to the breach of any representation or warranty in this Agreement relating to non-contravention of this Agreement or the transactions contemplated hereby with any Contract or other binding agreement, (iv) changes or disruptions in securities or capital markets, interest rates indexes, currency exchange rates or general financial or credit market conditions, (v) acts of God, natural disasters and other force majeure events, (vi) acts of war, armed conflict, sabotage or terrorism, (vii) changes in Law or GAAP, or (viii) any failure of the Business to achieve external or internal forecasts or financial projections (provided, that any

Change giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); except, in the case of clauses (a)(i), (ii), (v) and (vi) of this definition, for Changes that disproportionately affect in any material respect, individually or together with any other Change, the Acquired Assets or the operations, results of operations or condition (financial or otherwise) of the Business, in each case taken as a whole, relative to other industry or market participants, or (b) prevents, materially impairs, materially delays or otherwise has a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby, and excluding, in each case of clauses (a) and (b) of this definition, any reasonably anticipated effects of the commencement, pendency or prosecution of the Bankruptcy Proceedings and any Action approved by, or motion made before, the Bankruptcy Courts.

“Material Contract” has the meaning set forth in Section 4.5(a).

“Material Customers” means the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, calculated based on the aggregate revenues generated by such customers during the twelve (12) month period ended on and as of September 30, 2016; provided, that for the purpose of such definition, all sales to Affiliated customers shall be aggregated and shall be counted as a single customer.

“Material Licensors” means the licensors of the Company and its Subsidiaries, taken as a whole, to whom aggregate royalties and other fees of more than $200,000 were paid during the twelve (12) month period ended on and as of May 31, 2016; provided, that for purposes of such definition, all royalties and other such payments paid to Affiliated licensors shall be aggregated and shall be counted as a single licensor

“Material Owned Trademarks” has the meaning set forth in Section 4.6(a).

“Material Suppliers” means the ten (10) largest suppliers or vendors (other than licensors of licensed Intellectual Property) of the Company and its Subsidiaries, taken as a whole, calculated based on the aggregate amounts paid to such supplier or vendor by the Company and the Subsidiaries during the twelve (12) month period ended on and as of September 30, 2016, in each case, excluding for purposes of such calculations any license fees paid by the Company and the Subsidiaries; provided, that for the purpose of such definition, all purchases from Affiliated suppliers shall be aggregated and shall be counted as a single supplier.

“Mississauga Collective Labor Agreement” means the Collective Agreement, dated July 7, 2014, between Bauer Hockey Corp. and Glass, Molders, Pottery, Plastics & Allied Workers International Union, AFL-CIO-CLC through its Local #366.

“Monitor” means Ernst & Young Inc., in its capacity as the CCAA Court-appointed Monitor in connection with the CCAA Proceedings and not in its personal or corporate capacity.

“Monitor’s Certificate” means the certificate filed with the CCAA Court by the Monitor certifying that the Monitor has received written confirmation in form and substance satisfactory to the Monitor from Sellers and Purchaser that all conditions to Closing have been satisfied or waived by the applicable Parties.

“Most Recent Seller Financial Statements” means the consolidated, unaudited financial statements of the Company and its Subsidiaries as of and for the three months ended August 31, 2016.

“NI 52-109” means National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings.

“Non-Assigned Contract” has the meaning set forth in Section 2.5(e).

“Non-Union Employee” means an Employee whose terms and conditions of employment are not governed by the Blainville Collective Labor Agreement or the Mississauga Collective Labor Agreement.

“Notes” has the meaning set forth in the definition of Confidential Information.

“Objections Notice” has the meaning set forth in Section 2.6(c)(ii).

“Order” means any order, injunction, judgment, decree, ruling, writ, determination, assessment or arbitration award of a Government Entity.

“Ordinary Course” means the ordinary course of the Business consistent with past practice, as such practice is, or may have been, modified as a result of the Bankruptcy Proceedings.

“Organizational Documents” means, with respect to any Person (a) declaration of trust, the certificate or articles of incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person, and (b) all by-laws, shareholder agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Owned Equipment” has the meaning set forth in Section 2.1(b)(vi).

“Owned Inventory” has the meaning set forth in Section 2.1(b)(v).

“Party” or “Parties” means individually or collectively, as the case may be, Sellers and Purchaser.

“Patents” means all U.S., Canadian and other non-U.S. (whether national or multinational), patents (including certificates of invention and other patent equivalents), patent applications, provisional patent applications and patents issuing therefrom, industrial designs, as well as all reissues, divisionals, substitutions, continuations, continuations-in-part, patent disclosures, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions.

“PCR AE Holdback Amount” means such amount, if any, not to exceed $2,500,000, payable after Closing related to the Pre-Closing Reorganization, as such amount will be mutually agreed to by the Parties on or before the Closing Date.

“Periodic Taxes” has the meaning set forth in Section 6.5.

“Permitted Encumbrances” means (a) any Liens that are expressly permitted by the Sale Orders to remain attached to the Acquired Assets after the Closing; and (b) any Lien on the Acquired Assets that will be expunged, released or discharged at the Closing by operation of the Sale Orders.

“Person” means an individual, a partnership, a corporation, an association, a limited or unlimited liability company, a joint stock company, a trust, a trustee, a joint venture, an unincorporated organization or other legal entity or Government Entity.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Tax Period” has the meaning set forth in Section 6.5.

“Pre-Closing Reorganization” has the meaning set forth in Section 5.18.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.5.

“Prevailing Bidder” has the meaning set forth in Section 5.1(g).

“Products” means any and all products that were developed, manufactured, marketed, distributed or sold by or on behalf of Sellers as part of the Business within the past three (3) years, including all products in development by Sellers.

“Property Tax Adjustment” has the meaning set forth in Section 6.5.

“Purchased Deposits” means deposits (including customer deposits and security deposits for rent, electricity and otherwise) and prepaid charges and expenses of Sellers, including the right to receive any refund of any unutilized amounts thereof and including all amounts deposited with respect to Q30 or any of its Subsidiaries, other than any (a) deposits or prepaid charges and expenses paid in connection with or relating exclusively to any Excluded Assets, and (b) the Adequate Assurance Deposit.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Related Party” means each of (a) Purchaser, (b) any Debt Financing Source, (c) any of their respective former, current and future Affiliates (including, with respect to Purchaser, each Sponsor and its Affiliates), and (d) any directors, officers, employees, representatives, equityholders, members, managers, partners, successors or permitted assigns of any of the foregoing.

“Q30” means Q30 Sports Science, LLC.

“QST” means Quebec sales taxes payable under An Act respecting the Québec Sales Tax.

“Recipient” has the meaning set forth in the definition of Confidential Information.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, injection, deposit, disposal, dispersal or leaching into or through the indoor or outdoor environment (including ambient air, surface water, sewers, groundwater and surface or subsurface strata).

“Repayable DIP Obligations” has the meaning set forth in Section 2.6(b).

“Representatives” has the meaning set forth in Section 5.10(a).

“Reserve Payment Amount Matters” has the meaning set forth in Section 5.15.

“Response Period” has the meaning set forth in Section 2.6(c)(ii).

“Revenu Quebec” means Revenu Québec.

“Sale Hearing” has the meaning set forth in the definition of Sale Motions.

“Sale Motions” means the motions in form and substance reasonably acceptable to Purchaser, (a) seeking approval of (i) the applicable Bidding Procedures Order, (ii) the form of this Agreement and the U.S. Debtors’ and Canadian Debtors’ authority to enter into this Agreement, as applicable, and (iii) the Break-Up Fee and the Expense Reimbursement and (b) seeking the scheduling of an auction on or prior to January 9, 2017 and sale hearing with respect to this Agreement and the transactions contemplated hereby on or prior to January 11, 2017 (the “Auction” and “Sale Hearing”, respectively).

“Sale Orders” means the orders in substantially the form and substance set forth on Exhibit E-1 (in the case of the CCAA Court) and Exhibit E-2 (in the case of the U.S. Bankruptcy Court) or otherwise in form and substance acceptable to Purchaser, in each case, approving the sale of the Acquired Assets to Purchaser pursuant to this Agreement, which shall, among other things: (a) approve of the consummation of the transactions contemplated by the Agreement; (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; (c) in the case of the U.S. Bankruptcy Court, find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the U.S. Bankruptcy Code, not a successor to any Seller and grant Purchaser the protections of Section 363(m) of the U.S. Bankruptcy Code; (d) order that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor or transferee Liability, labor law, de facto merger or substantial continuity; and (e) order that Purchaser shall have no Liability for any Excluded Liability.

“Sanctioned Country” means any country or region that is the target of comprehensive sanctions under Sanctions Laws (including, as of the date of this Agreement, Belarus, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the target of sanctions or restrictions under Sanctions Laws, including: (e) any individual or entity listed on OFAC’s Specially Designated Nationals and Blocked Persons List or other lists issued pursuant to Sanctions Laws of the United States, lists issued pursuant to Sanctions Laws of Canada, and the EU Consolidated List; (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any entity or individual resident, organized, or located in a Sanctioned Country.

“Sanctions Laws” means all United States, Canadian, United Kingdom, and European Union Laws relating to economic or trade sanctions, as well as sanctions measures adopted by the United Nations Security Council.

“Seller Contract” means any Contract (including any Lease) to which any Seller is a party.

“Seller Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not covered by ERISA) and any other benefit or compensation plan, program, Contract, agreement, policy or arrangement, whether written or oral, including any profit sharing, savings, bonus, performance awards, change of control, incentive compensation, deferred compensation, stock purchase, stock option, equity or equity-based, vacation, leave of absence, employee assistance, automobile leasing/subsidy/allowance, meal allowance, severance, relocation, family support, pension, supplemental pension, retirement, retirement savings, post retirement, medical, health, hospitalization or life insurance, disability, sick leave, retention, education assistance, expatriate assistance, or death benefit plan, program or arrangement or any other similar plan, program, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of any Seller, any Subsidiary of any Seller or any of their respective Affiliates with respect to Employees, former Employees, retirees or their respective dependents, or with respect to which any Seller, any Subsidiary of any Seller or any of their respective Affiliates has any direct or contingent Liability, other than government-sponsored pension, health care, social security, employment insurance, workers compensation, parental insurance, prescription drugs and similar plans.

“Seller Insurance Policies” has the meaning set forth in Section 5.13(a).

“Sellers” has the meaning set forth in the preamble.

“Sellers Disclosure Letter” means the disclosure schedules delivered by Sellers to Purchaser on the date hereof.

“SERP Liabilities” means any Liabilities arising under the Retirement Arrangement for Designated Employees of Bauer Nike Hockey U.S.A., Inc. or the Retirement Arrangement for Designated Employees of Bauer Nike Hockey, Inc.

“Shortfall Amount” has the meaning set forth in Section 2.6(b).

“Software” means all computer software programs (whether in source code, object code, or other form) and software systems, related documentation and any rights relating to the foregoing.

“Source Deduction Claim” has the meaning set forth in the definition of “Reserve Payment Amount.”

“Source Deduction Liability” has the meaning set forth in Section 2.4.

“Specified Assumed Liability” means any (a) Liabilities of under Capitalized Leases, (b) Tooling Requirements Liabilities and (c) SERP Liabilities.

“Specified R&Ws” has the meaning set forth in Section 8.3(a).

“Specified Assumed Liability Deduction Amount” means the aggregate amount of all Specified Assumed Liabilities at and as of the Closing.

“Sponsor DIP Credit Agreement” means the credit agreement dated as of the date hereof, providing for debtor-in-possession debt financing Purchaser, as lender, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and as permitted hereunder.

“Sponsors” has the meaning set forth in Section 3.6.

“Straddle Period” has the meaning set forth in Section 6.5.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (a) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or Control any, managing director, member or general partner of such business entity (other than a corporation or a company).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means (a) all U.S., Canadian, or other federal, provincial, territorial, state, municipal, local, domestic, or other taxes, imposts, duties, fees, levies, assessments and other charges imposed by any Tax Authority, including ad valorem, capital, capital stock, branch, alternative or add-on minimum, estimated, customs and import duties, disability, documentary stamp, employment, unemployment, excise, escheat and unclaimed property, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, workers’ compensation, employer health, severance, production, profits, property, recording, rent, sales, use, business rates, environmental, social security, Quebec Pension Plan, Canada Pension Plan, stamp, transfer, transfer gains, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties, whether disputed or not, (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition payable by reason of transferee or successor liability, Contract (other than a Contract entered into in the Ordinary Course that does not principally relate to the items described in clauses (a) or (b) of this definition), operation of Law or otherwise.

“Tax Act” means the Income Tax Act (Canada).

“Tax Authority” means any local, municipal, governmental, state, provincial, territorial, federal, including any U.S., Canadian or other fiscal, customs or excise authority, body or officials anywhere in the world with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Returns” means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes and any amendments thereto.

“Taxation Act” means the Taxation Act (Quebec).

“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

“Tooling Requirements Liabilities” means all Liabilities owed to any manufacturing partners on tooling requirements under Designated Seller Contracts, calculated in a manner consistent with Liability in the Company’s Form 10-Q for the quarterly period ended February 29, 2016, as filed with the Securities Exchange Commission on April 14, 2016.

“Trade Control Laws” means all Canadian, U.S. and other Laws respecting the import and export of merchandise and intangibles and other trade related Laws including the Sanctions Laws and Ex-Im Laws.

“Trade Secrets” means trade secrets and other confidential or proprietary ideas, concepts, methods, processes and information (including customer and supplier lists, business plans, market surveys and market research studies).

“Trademarks” means, together with the goodwill associated therewith, all U.S., Canadian, state, provincial and other non-U.S. trademarks, service marks, trade dress, logos, slogans, trade names (including all assumed or fictitious names under which the Business has been conducted), corporate names, business names, domain names, social media identifiers, and any other indicia of source or sponsorship of goods or services, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the Canadian Intellectual Property Office, the United States Patent and Trademark Office, the trademark offices of the states and territories of the U.S., and the trademark offices of other nations and other jurisdictions throughout the world and all rights therein, including those provided by multinational treaties or conventions.

“Transaction Documents” means this Agreement and all other ancillary agreements to be entered into by, or documentation delivered by, any Party and/or any Designated Purchaser pursuant to this Agreement (including any Local Sale Agreements).

“Transfer Taxes” means all GST, QST, sales, excise, use, transfer, gross receipts, documentary, filing, recordation, value-added, stamp, stamp duty reserve, and all other similar taxes, duties, fees or other like charges, however denominated (including any real or immovable property transfer taxes or duties (including duties pursuant to An Act respecting duties on transfers of immovables (Quebec)) and conveyance and recording fees).

“Transferred Employee” means (a) each Employee who accepts an offer of employment by, and commences employment with, Purchaser or a Designated Purchaser in accordance with the terms of Section 7.1, and (b) each Employee whose employment transfers to Purchaser or a Designated Purchaser by operation of Law, which shall include all Union Employees.

“Transferred Employee Plan” means any Seller Employee Plan to the extent expressly assumed by Purchaser or a Designated Purchaser pursuant to Section 2.3(a)(v) of this Agreement or otherwise assumed in connection with the Blainville Collective Labor Agreement, the Mississauga Collective Labor Agreement, and in each case set forth on Schedule 2.3(a)(v) of the Sellers Disclosure Letter.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(b)(vii).

“Union Employee” means an Employee whose terms and conditions of employment are covered by the Blainville Collective Labor Agreement or the Mississauga Collective Labor Agreement.

“U.S.” means the United States of America.

“U.S. Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“U.S. Bankruptcy Court” has the meaning set forth in the recitals.

“U.S. Debtors” has the meaning set forth in the recitals.

“Van Nuys Claim” means the Cure Cost payable, if any, in connection with the lease for 7855 Haskell Ave., Van Nuys, California.

“Work Fee” has the meaning set forth in the recitals.

Section 1.2            Interpretation.

(a)           Certain Phrases. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole; (ii) references to any gender include all genders; (iii) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (iv) references to “hereof”, “hereto”, “hereunder” or “herein” and words of similar import relate to this Agreement as a whole and not merely to a specific section, paragraph or clause in which the respective word appears; (v) the word “or” is disjunctive but not necessarily exclusive; (vi) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vii) references to any Person include the successors and permitted assigns of that Person; (viii) the word “day” means calendar day unless Business Day is expressly specified; (ix) the phrase “to the extent” means the degree by which; (x) the terms “deliver,” “delivered,” “provided to” or “made available” mean posted to the online data room hosted by Merrill Datasite located as https://us1.merrillcorp.com under the project name “Breakaway” at least one (1) Business Day prior to the date hereof; and (xi) the references to the “date hereof” mean the date of this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, unless the context clearly indicates otherwise.

(b)           Calculation of Time. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to and including”. When calculating the period of time “within” which, “prior to” or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(c)           Headings, etc. The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d)          Currency. All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in U.S. currency. All calculations and estimates to be performed or undertaken, unless otherwise specifically indicated, are to be expressed in U.S. currency. All payments required under this Agreement shall be paid in U.S. currency in immediately available funds, unless otherwise specifically indicated herein. Where another currency is to be converted into U.S. currency or where a currency is to be converted into Canadian currency, in either case, it shall be converted on the basis of the exchange rate published in the Wall Street Journal for the day in question.

(e)           Statutory References. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as in force from time to time.

(f)            Quebec References. For purposes of any assets, liabilities or Persons located in the Province of Quebec, references in this Agreement to (i) “personal property” shall include “movable property,” (ii) “real property” or “real estate” shall include “immovable property,” (iii) “construction liens” shall include “legal hypothecs of persons having taken part in the construction or renovation of an immovable,” (iv) “beneficial ownership” shall include “ownership on behalf of another as mandatary,” (v) “easement” shall include “servitude,” (vi) “survey” shall include “certificate of location and plan,” and (vii) “fee simple title” shall include “absolute ownership”.

ARTICLE II
PURCHASE AND SALE OF ACQUIRED ASSETS

Section 2.1            Acquired Assets.

(a)          On the terms and subject to the conditions set forth in this Agreement and the Sales Orders, at the Closing, Purchaser shall, and shall cause the relevant Designated Purchasers to, purchase or be assigned and assume from the relevant Sellers, and each Seller shall sell, transfer, assign, convey and deliver to Purchaser or the relevant Designated Purchasers, as applicable, all of such Sellers’ right, title and interest in and to the Acquired Assets, free and clear of all Liens and Claims (other than Permitted Encumbrances and Assumed Liabilities).

(b)          The term “Acquired Assets” means all of the properties, rights, interests and other assets of Sellers, whether tangible or intangible, real, personal or mixed, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, as the same shall exist as of Closing, and including the following assets of Sellers, as the same shall exist as of Closing, but in each case, expressly excluding all Excluded Assets:

(i)            each Seller Contract listed on Schedule 2.1(b)(i) of the Sellers Disclosure Letter, as such Schedule may be updated from time to time in accordance with Section 2.5(c) (the “Designated Seller Contracts”);

(ii)           all Cash and Cash Equivalents held by Sellers;

(iii)          all Purchased Deposits;

(iv)          all (A) accounts receivable, notes receivable and other amounts receivable owed to any Seller (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all Actions pertaining to the collection of amounts payable, or that may become payable, to any Seller with respect to Products sold or services performed on or prior to the Closing Date, (B) construction allowances and other amounts due from landlords (including in respect of prior overcharges and insurance recoveries), (C) license and royalty receivables, (D) rebate receivables from suppliers, (E) insurance claims receivables (other than to the extent related to any Excluded Liabilities) and (F) other amounts due to any Seller consistent with what the Company has classified under “trade and other receivables” in the Most Recent Seller Financial

Statements (collectively, the items described in clauses (A) through (F), the “Accounts Receivable”);

(v)          all inventories of raw materials, manufactured and purchased parts, work in process, packaging, stores and supplies and unassigned finished goods inventories (which are finished goods not yet assigned to a specific customer order) and all other inventories consistent with what the Company has classified under “inventories” in the Most Recent Seller Financial Statements, in each case owned by any Seller and held or used in connection with the Business, including any of the above items which is owned by a Seller but remains in the possession or control of a Third Party (collectively, the “Owned Inventory”);

(vi)         all (A) items of tangible personal or movable property owned by any Seller that are held or used in connection with the Business, and (B) other items of tangible personal or movable property owned by Sellers, excluding, in each case, any Owned Inventory, but including all express or implied warranties with respect thereto (collectively, the “Owned Equipment”);

(vii)        all Intellectual Property owned by Sellers, licensed (to the extent licensed pursuant to a Designated Seller Contract) to any Seller, or which a Seller otherwise possesses valid rights to use or otherwise exploit, and that is used or held for use by a Seller in connection with the Business, including (A) the Patents listed in Schedule 2.1(b)(vii)(A) of the Sellers Disclosure Letter, (B) the Trademarks set forth in Schedule 2.1(b)(vii)(B) of the Sellers Disclosure Letter, and (C) any other Intellectual Property set forth in Schedule 2.1(b)(vii)(C) of the Sellers Disclosure Letter (collectively, the “Transferred Intellectual Property”), together with all copies and tangible embodiments of any of the foregoing (in whatever form or medium);

(viii)        all Products owned by any Seller, including all products in development by Sellers;

(ix)          all goodwill associated with the Business or the Acquired Assets, including the right to carry on the Business under the names “BAUER”, “MISSION”, “MAVERIK”, “CASCADE”, “EASTON” or “COMBAT”;

(x)          all telephone, telex and telephone facsimile numbers and other directory listings and e-mail and website addresses used in connection with the Business;

(xi)          all books, records, files, documentation and sales literature owned by Sellers and in the possession or under control of Sellers that are used or held for use in connection with the Business (collectively, the “Business Information”), including (A) information, policies and procedures, Owned Equipment manuals and materials and procurement documentation used in the Business, (B) all customer lists, files, data and information relating to past and present customers and prospective customers of the Business, (C) copies of Tax records related to the Acquired Assets and (D) all books, records, files, or other documentation with respect to Employees or any former employee of any Seller (the “Employee Records”), in each case, expressly excluding any Employee Records for Employees or former employees who are not Transferred Employees except to the extent that such Employee Records are necessary to maintain and administer any Transferred Employee Plans;

(xii)         all Actions of Sellers against Third Parties arising out of events occurring prior to the Closing, including and, for the avoidance of doubt, arising out of events occurring prior to the Petition Date (including those Actions listed in Schedule 2.1(b)(xii) of the Sellers Disclosure Letter) (the “Assigned Actions”), and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to Products sold, or services provided, to Sellers (including any refunds due from, or payments due on, claims with the insurers of any Seller in respect of losses arising prior to the Closing, but excluding any insurance proceeds to the extent related to any Excluded Liabilities);

(xiii)       the Consents of Government Entities (including those listed in Schedule 2.1(b)(xiii) of the Sellers Disclosure Letter) in respect of the Business to the extent transferable at Law;

(xiv)        the sponsorship of and all rights and assets under or maintained pursuant to or in connection with any Transferred Employee Plan;

(xv)         (A) Periodic Tax cash refunds to the extent related to the Acquired Assets or the Business to the extent attributable to a Post-Closing Tax Period (determined in accordance with Section 6.5) and (B) refunds, credits or benefits owned by any of the Acquired Entities (collectively, the items described in clauses (A) and (B), the “Acquired Tax Assets”);

(xvi)       all Avoidance Actions and all rights thereunder;

(xvii)      all of the Equity Interests of the Acquired Entities and the Acquired Investments and all rights (whether arising under Contract or otherwise) of Sellers in respect of the Acquired Entities and Acquired Investments; and

(xviii)     all other assets (including manufacturing and intangible assets) of Sellers not specifically included in the definition of Excluded Assets.

Section 2.2            Excluded Assets. Notwithstanding anything in this Agreement or in any of the Transaction Documents to the contrary, Sellers shall retain their respective right, title and interest in and to, and Purchaser and the Designated Purchasers shall have no rights or Liabilities with respect to the right, title and interest of Sellers in and to, the following items, assets, interests and properties (collectively, the “Excluded Assets”):

(a)           except with respect to any Transferred Employee Plan, the sponsorship of and all rights and assets under or maintained pursuant to or in connection with any Seller Employee Plan or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement;

(b)          other than the Assigned Contracts, any rights of Sellers under any Contract (including, for the avoidance of doubt, the Excluded Seller Contracts and the Non-Assigned Contracts);

(c)           other than the Equity Interests of the Acquired Entities and the Acquired Investments, all shares of capital stock or other equity interests of any Seller or any of their respective Subsidiaries or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests;

(d)          the minute books and stock ledgers of Sellers;

(e)           (i) except for those Employee Records that are necessary to maintain and administer any Transferred Employee Plan, the Employee Records for Employees or former employees who are not Transferred Employees, (ii) such portion of the Business Information to the extent that Sellers are required by Law, including Laws relating to privacy, not to disclose (provided, that copies of such information shall be provided to Purchaser to the extent permitted by applicable Law) and (iii) all communications, information and documents involving this Agreement, any Transaction Document or the transactions contemplated hereby or thereby;

(f)           all rights of Sellers under this Agreement and the other Transaction Documents;

(g)           (i) other than the Avoidance Actions, all Actions of Sellers available to such Sellers under the Bankruptcy Laws and (ii) other than those Actions listed on Schedule 2.3(a)(vi) of the Sellers Disclosure Letter, all Actions against Sellers arising out of events occurring prior to the Closing;

(h)          all records prepared in connection with the sale of the Acquired Assets to Purchaser and the Designated Purchasers;

(i)            any assets set forth on Schedule 2.2(i) of the Sellers Disclosure Letter;

(j)           any deposits held in trust accounts to secure payment of the reasonable fees and disbursements of the professional advisors of the Canadian Debtors and U.S. Debtors and of the Monitor;

(k)           other than the Acquired Tax Assets, all rights to Tax refunds, credits or similar benefits;

(l)            all properties, rights, interests and other assets of Sellers to the extent exclusively used in the Inaria Sports Business;

(m)          all Tax records other than the copies of such Tax records described in Section 2.1(b)(xi);

(n)           all rights of any Seller and the directors and officers of any Seller under any director and officer insurance policies, including any proceeds received or receivable by such Persons thereunder; and

(o)          copies of any other book, record, literature, list and any other written or recorded information constituting Business Information (the original of which has already been assigned or transferred to Purchaser or a Designated Purchaser) to which Sellers in good faith determine they are reasonably likely to need access for bona fide Tax or legal purposes following the Closing.

Section 2.3            Assumed Liabilities.

(a)          On the terms and subject to the conditions set forth in this Agreement and the Sale Orders, at the Closing, Purchaser shall, and shall cause the relevant Designated Purchasers to, assume, become responsible for, and agree to discharge and perform when due the following Liabilities of Sellers (the “Assumed Liabilities”):

(i)            all trade obligations of Sellers arising in the Ordinary Course and outstanding as of immediately prior to the Closing and that would be included in the line item “Accounts Payable” in a consolidated balance sheet of the Business as of immediately prior to the Closing prepared in accordance with GAAP and using the same accounting policies, principles and practices as were used to prepare the Most Recent Seller Financial Statements;

(ii)           all accrued expenses of Sellers of the type set forth on Schedule 2.3(a)(ii) of the Sellers Disclosure Letter arising in the Ordinary Course and outstanding as of immediately prior to the Closing to the extent such accrued expenses would be included in the line item “Accrued Liabilities” in a consolidated balance sheet of the Business as of immediately prior to the Closing prepared in accordance with GAAP and using the same accounting policies, principles and practices as were used to prepare the Most Recent Seller Financial Statements;

(iii)          all Liabilities of Sellers under the Assigned Contracts arising after the Closing;

(iv)         all Liabilities for, or related to any obligation for, any Tax that Purchaser or any Designated Purchaser bears under Article VI;

(v)           (A) the specific Liabilities of any Seller (if any) related to Employees as identified on Schedule 2.3(a)(v)(A) of the Sellers Disclosure Letter or allocated to Purchaser pursuant to Article VII, and (B) all Liabilities under any Transferred Employee Plan;

(vi)          all Liabilities related to the Assigned Actions, but excluding any court costs, attorney’s fees or other costs, fees or expenses accrued but unpaid as of the Closing arising from the defense or prosecution of such Assigned Actions prior to Closing;

(vii)         all Liabilities of any Seller to the extent arising out of or relating to the Consents of Government Entities (including those listed in Schedule 2.3(a)(vii) of the Sellers Disclosure Letter) in respect of the Business to the extent such Consents are actually assigned to Purchaser, including (A) compliance with performance obligations or standards under such Consents and associated requirements under applicable Law, and (B) obligations to replace and/or increase bonds or other financial assurance instruments associated with such Consents, if any;

(viii)        all Liabilities in connection with regulatory violations and obligations on or in relation to the Consents of Government Entities (including those listed in Schedule 2.3(a)(viii) of the Sellers Disclosure Letter) in respect of the Business to the extent the violation or obligation first arises post-Closing;

(ix)          all Liabilities to the extent arising out of or relating to the Acquired Assets’ non-compliance with Environmental Law first occurring after the Closing; excluding, for the avoidance of doubt all Liabilities under Environmental Law arising from facts, conditions or circumstances first existing or first occurring on or prior to the Closing Date (whether or not disclosed on the Sellers Disclosure Letter) and also excluding any monetary fines and penalties imposed by any Government Entity for which Sellers or any of their Affiliates have received a written notice of violation or notice of claim (or other written notice of similar legal intent or meaning;

(x)           Cure Costs in accordance with Section 2.5(g) (the “Assumed Cure Costs”), in an amount not to exceed, in the aggregate, an amount equal to $1,000,000, except as otherwise provided in Section 2.5(g) (the “Assumed Cure Costs Cap”); provided, that for the avoidance of doubt, to the extent the Cure Costs exceed the Assumed Cure Costs Cap, the amount of the Cure Costs in excess of such Assumed Cure Costs Cap (the “Excess Cure Costs”) shall be not be included in the Assumed Liabilities or the Assumed Cure Costs, except as otherwise provided in Section 2.5(g); and

(xi)          the Specified Assumed Liabilities.

(b)           Notwithstanding the foregoing and for the avoidance of doubt, the Assumed Liabilities shall not include any fines or penalties relating to or arising out of any violation of Law by, or any Action against, any Seller or any breach, default or violation by any Seller of or under any Assigned Contract or any Transferred Employee Plan, in either case, other than amounts constituting Assumed Cure Costs.

Section 2.4            Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, other than the Assumed Liabilities, neither Purchaser nor any of the Designated Purchasers shall assume or shall be obligated to assume or be obligated to pay, perform or otherwise discharge any Liability of Sellers or their Affiliates, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, including the Excluded Employee Liabilities and any Liabilities arising in connection with the Van Nuys Claim (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, notwithstanding any other provision herein to the contrary, Purchaser is not assuming, and shall not be deemed to have assumed, and hereby disclaims, and the Excluded Liabilities shall include, each of the Liabilities of any Seller (whether arising prior to, at the time of or subsequent to Closing) set forth on Schedule 2.4 of the Sellers Disclosure Letter, as well as any Excess Cure Costs (except as otherwise provided in Section 2.5(g)), and all Liabilities resulting from any source deduction claim in favor of Revenu Quebec and/or the CRA arising from the failure to deduct, withhold or remit amounts under Tax Law on a timely basis in accordance with applicable Law (each such Liability, a “Source Deduction Liability”), and Sellers shall be solely and exclusively liable for any and all Excluded Liabilities.  To the extent Purchaser assumes the Van Nuys Lease as an Assigned Contract, Sellers covenant and agree to satisfy the Van Nuys Claim in full prior to the Closing.

Section 2.5            Certain Covenants Related to Seller Contracts.

(a)          Obligation to Maintain Seller Contracts Until Closing. From and after the date hereof, Sellers shall not reject or alter in any material respect (other than alterations in the Ordinary Course) the terms of Seller Contracts unless otherwise agreed to in writing by Purchaser or as provided below in Section 2.5(f).  Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Orders to all parties to the Seller Contracts (excluding any Seller or Subsidiary thereof) and take all other actions reasonable and necessary to cause such Seller Contracts to be assumed by Sellers and assigned to Purchaser pursuant to Section 365 of the U.S. Bankruptcy Code or section 11.3 of the CCAA to the extent that such Seller Contracts are Assigned Contracts at Closing or are assumed and assigned to Purchaser pursuant to Section 2.1(a) of this Agreement.  Without limiting or otherwise amending Seller’s obligations hereunder, at the Closing or at such time as a Designated Seller Contract is assigned to Purchaser pursuant to Section 2.1(a) of this Agreement, as applicable, Purchaser shall assume the obligations under each Assigned Contract pursuant to Section 365 of the U.S. Bankruptcy Code and Section 11.3 of the CCAA and shall use commercially reasonable efforts to comply with all of the requirements of Section 365 of the U.S. Bankruptcy Code and Section 11.3 of the CCAA necessary to permit such assumption and assignment.

(b)          Amendments.  At Purchaser’s request and sole cost and expense, Sellers shall reasonably cooperate with Purchaser (i) to allow Purchaser to enter into an amendment to any Designated Seller Contract, to be effective upon assumption by Purchaser of such Designated Seller Contract as an Assigned Contract, and shall cooperate with Purchaser to the extent reasonably requested in negotiations with the counterparties thereto, or (ii) to otherwise amend any Seller Contracts, to be effective upon assumption by Purchaser of such Designated Seller Contract as an Assigned Contract, to the extent such amendments would not adversely affect any Seller; provided, that Sellers shall not be required to enter into any such amendment if such amendment would result in (x) any Liability to any Seller that is not an Assumed Liability (other than de minimis Liabilities) or (y) an assumption by any Seller of such Designated Seller Contract, unless such Designated Seller Contract will be assigned to Purchaser or a Designated Purchaser at the time of such assumption.

(c)           Excluding or Adding Assigned Contracts Prior to Closing.  Purchaser shall have the right, in its sole and absolute discretion, (i) during the period commencing on the date hereof and ending on the day that is one (1) Business Day prior to the Closing Date, to notify Sellers in writing of any Designated Seller Contract that it does not wish to assume, or (ii) during the period commencing on the date hereof and ending on the day that is ten (10) Business Days prior to the date on which the Sale Hearings occur, to notify Sellers in writing of any Seller Contract (including any Contract considered an Excluded Seller Contract) that it wishes to add as a Designated Seller Contract, and Schedule 2.1(b)(i) of the Sellers Disclosure Letter shall be deemed amended accordingly for all purposes hereunder upon receipt of any such notice, in each case, without any adjustment to the Closing Purchase Price.  Any Contract removed from Schedule 2.1(b)(i) of the Sellers Disclosure Letter pursuant to this Section 2.5(c) shall be deemed an Excluded Seller Contract. Any Contract added to Schedule 2.1(b)(i) of the Sellers Disclosure Letter pursuant to this Section 2.5(c) shall be deemed a Designated Seller Contract.

(d)          Third Party Consents. Sellers shall (x) provide notice of the transactions contemplated by this Agreement to each counterparty to each Seller Contract and (y) use commercially reasonable efforts to obtain all Consents required to permit the assignment to Purchaser or a Designated Purchaser, as applicable, of the Acquired Assets (including each of the Designated Seller Contracts). As part of the Sale Motion (or, as necessary in one or more separate motions), Sellers shall request that by virtue of a Seller providing no less than ten (10) Business Days’ notice of its intent to assume and assign to Purchaser the Designated Seller Contracts, the Bankruptcy Courts deem any non-debtor party to any such Designated Seller Contract that does not file an objection with the Bankruptcy Courts during such notice period to have given any required Consent to the assumption of such Designated Seller Contract by such Seller and assignment to Purchaser if, and to the extent that, pursuant to the Sale Order or other Order of the Bankruptcy Court, such Seller is authorized to assume and assign such Designated Seller Contract to Purchaser and Purchaser is authorized to accept such Designated Seller Contract pursuant to Section 365 of the U.S. Bankruptcy Code and Section 11.3 of the CCAA.

(e)           Non-Assigned Acquired Assets. Notwithstanding anything in this Agreement to the contrary, if any Acquired Asset (including any Designated Seller Contract) is not capable of being assigned under Section 363 and Section 365 of the U.S. Bankruptcy Code or Section 11.3 of the CCAA (or, if applicable, pursuant to other applicable Laws or the terms of such Contract, Lease, or Consent) to Purchaser or a Designated Purchaser, as applicable, at the Closing without the Consent of any Third Party (including a Government Entity) and such requisite Consent has not been obtained (or deemed to have been obtained) as of the Closing (in the case of any such Contract, a “Non-Assigned Contract”), then, unless such Consent is subsequently obtained, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, such Acquired Asset (including any Non-Assigned Contract) or any obligation or benefit arising thereunder if an attempted direct or indirect sale, transfer or assignment thereof, without the Consent of a Third Party (including a Government Entity), would constitute a breach, default, violation or other contravention of the rights of such Third Party or would be ineffective with respect to any party to a Contract concerning such Acquired Asset. Any payment to be made in order to obtain any Consent required by the terms of any Non-Assigned Contract shall be the sole responsibility of Purchaser. From and after the Closing, Sellers shall (x) continue to maintain (and shall not reject or alter (or attempt to alter) the terms of) any Non-Assigned Contract unless otherwise agreed to in writing by Purchaser, (y) upon request therefor from Purchaser, provide reasonable cooperation in obtaining the Consent of any Third Party required for the assignment of such Non-Assigned Contract to Purchaser or a Designated Purchaser, as applicable, and (z) during the four (4) month period following Closing (or, if earlier, until the conversion or dismissal of the Bankruptcy Proceedings), and subject to any approval of the Bankruptcy Courts that may be required, reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense and as Purchaser directs, to provide to Purchaser the benefits enjoyed by Sellers in respect of such Non-Assigned Contract (including by enforcing for the account of Purchaser any rights of such Seller under such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the written direction of Purchaser)); provided, however, that nothing in this Section 2.5(e) shall require Purchaser to reimburse Sellers for any attorneys’ fees and expenses.

(f)           Rejection of Excluded Seller Contracts.  As soon as practicable after the Closing Date, Sellers shall reject all Excluded Seller Contracts; provided, however, that for the avoidance of doubt, in no event shall Sellers reject any Seller Contract related to any Non-Assigned Contract without the prior written consent of Purchaser. Sellers shall be responsible for any rejection damages owing to the counterparty to an Excluded Seller Contract.

(g)           Cure Costs. Sellers shall prepare an exhibit of all Designated Seller Contracts (the “Assumption Schedule”) which shall (x) be filed with the Bankruptcy Courts no later than December 12, 2016 and (y) set forth the proposed Cure Costs (which proposed Cure Costs shall be submitted to Purchaser for review and comment reasonably in advance prior to filing thereof and shall provide Purchaser with such information in Sellers’ possession as may be reasonably requested by Purchaser so that it may verify such Cure Costs) and an objection deadline for any counterparty to object to such proposed amounts which deadline shall be at least five (5) days prior to the Sale Hearing.  On or before December 12, 2016, Sellers shall properly serve each counterparty to a Designated Seller Contract a notice, in form and substance reasonably satisfactory to Purchaser, setting forth the amount necessary to satisfy any Cure Cost. Purchaser shall pay all Assumed Cure Costs and Sellers shall pay all Excess Cure Costs, in each case, at the Closing (except to the extent later payment is otherwise agreed by the other party to each such Designated Seller Contract; provided, that, Purchaser may, at Sellers’ option, cause a portion of the Closing Cash Payment to be paid on behalf of Sellers directly to the counterparties to the Designated Seller Contracts that are owed Excess Cure Costs and the amount so paid by Purchaser shall reduce the Closing Cash Payment paid to Sellers on a dollar-for-dollar basis. For purposes of this Agreement, Cure Costs shall be the amount included on the Assumption Schedule, as updated as specified below (without regard to any increased amount agreed to by Purchaser) or otherwise determined by the Bankruptcy Courts. Sellers shall deliver to Purchaser an updated estimate as of the Closing Date of the Cure Costs no later than ten (10) days in advance of the Closing Date. To the extent Seller Contracts are identified after the date which is ten (10) Business Days prior to the date on which the Sale Hearings occur, by Sellers or Purchaser as Seller Contracts that will be Designated Seller Contracts and, as such, added to Schedule 2.1(b)(i) of the Sellers Disclosure Letter, including pursuant to Section 2.5(c) or Section 2.5(j), Sellers shall use commercially reasonable efforts to determine the Cure Costs, if any, with respect to such Designated Seller Contracts and the Parties shall cooperate in good faith to allocate payment of such Cure Costs among the Parties.

(h)          Adequate Assurances. With respect to each Assigned Contract, Purchaser will provide adequate assurance of future performance on its behalf and on behalf of its Designated Purchasers as required under the U.S. Bankruptcy Code, including Section 365(f)(2)(B) thereof, and under Section 11.3 of the CCAA and shall cause its Designated Purchasers to perform thereunder as required. Purchaser and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under each Assigned Contract, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Courts and making Purchaser’s and Sellers’ employees and representatives available to testify before the Bankruptcy Court.

(i)            Deemed Consent. For the purposes of this Agreement, the relevant Sellers shall be deemed to have obtained all required Consents in respect of the assignment of any Designated Seller Contract if, and to the extent that, pursuant to the Sale Orders, Sellers are authorized to assume and assign to the Designated Purchasers such Designated Seller Contract pursuant to Section 365 of the U.S. Bankruptcy Code or Section 11.3 of the CCAA, as applicable, and any applicable Cure Cost has been satisfied as provided in Section 2.5(g).

(j)            Seller Contract Identification. Prior to the Closing, Sellers shall use reasonable commercial efforts to identify any Seller Contracts that are not listed on Schedule 2.1(b)(i) or otherwise expressly excluded from the Acquired Assets in the Sellers Disclosure Letter, and following the Closing, Purchaser and Sellers shall cooperate in identifying any such Seller Contracts, and the party identifying any such Seller Contract shall promptly notify the other party in writing of the existence thereof.  Any such Seller Contract identified prior to the tenth (10th) Business Day prior to the date on which the Sale Hearings occur, shall be subject to the provisions of this Section 2.5 (including with respect to Purchaser’s rights to exclude or add it under Section 2.5(c)).  With respect to any such Seller Contract identified following the tenth (10th) Business Day prior to the date on which the Sale Hearings occur, Purchaser shall have the right to notify Sellers in writing that it wishes to accept the assignment of or reject such Seller Contract, and Sellers shall use reasonable commercial efforts to take all actions reasonably necessary to cause such Seller Contracts to be assigned to Purchaser or rejected by Sellers, as the case may be (including by providing notice and paying any Excess Cure Costs in a manner otherwise consistent with this Section 2.5).  For the avoidance of doubt, no further purchase price or other amounts shall be payable by Purchaser to Sellers in respect of any such assignment or rejection.

Section 2.6            Purchase Price.

(a)          Payment of Purchase Price. Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Acquired Assets pursuant to the terms hereof, Purchaser, on its own behalf and as agent for the relevant Designated Purchasers, shall (a) assume from Sellers the Assumed Liabilities, and (b) subject to the remaining provisions of this Section 2.6 and provisions of this Agreement regarding application of the Deposit, pay to Sellers an amount (the “Closing Purchase Price”) in cash equal to (i) the Base Purchase Price, plus or minus, as applicable (ii) the amount of the Property Tax Adjustment, as determined in accordance with the terms of Section 6.5, minus (iii) the Specified Assumed Liability Deduction Amount, minus (iv) the PCR AE Holdback Amount.  Purchaser and Sellers shall use reasonable commercial efforts to agree, in good faith, upon a mutually acceptable value of the Specified Assumed Liability Deduction Amount at least two (2) Business Days prior to the Closing Date.

(b)          Credit Bidding; Deposit.  It is understood and agreed that a portion of the Closing Purchase Price will be used by Sellers to repay all outstanding obligations outstanding at the Closing under the DIP Credit Agreement (the “Repayable DIP Obligations”).  Unless the Repayable DIP Obligations are or will be $0 as of Closing as a result of borrowings under an Alternative DIP Credit Agreement (disregarding, for the avoidance of doubt, any repayment or deemed repayment as a result of the consummation of the transactions), at any time prior to the Closing, Purchaser may deliver written notice to Sellers that it has elected to pay a portion of the Closing Purchase Price by offsetting amounts owed to Purchaser or one or more direct or indirect investors in Purchaser, or an Affiliate of the foregoing, in an aggregate amount not to exceed the Repayable DIP Obligations. The portion of the Closing Purchase Price so specified by Purchaser (the “Credit Bid Amount”) shall reduce, on a dollar-for-dollar basis, the cash portion of the Closing Purchase Price payable by Purchaser at Closing and Purchaser shall, subject to the remaining provisions of this Section 2.6, pay the portion of Closing Purchase Price in excess of the Credit Bid Amount to Sellers in cash (the “Closing Cash Payment”). The offset will be effected by Purchaser tendering the obligation underlying the Credit Bid Amount to the appropriate Seller, determined in accordance with Section 2.6. To the extent that the Credit Bid Amount is less than the Repayable DIP Obligations (the “Shortfall Amount”), Sellers shall remain liable to repay the Shortfall Amount to the lenders under the DIP Credit Agreement. The Deposit Escrow Agent shall hold the Deposit pursuant to the Deposit Escrow Agreement. The Deposit, plus all accrued interest or earnings thereon (net of any amounts withheld in accordance with Section 6.3(a)), if any, shall be returned to Purchaser or paid to Sellers as provided for in Section 9.2(g) or upon Closing, applied towards the Closing Cash Payment in accordance with Section 2.7 hereof.

(c)           Purchase Price Allocation.

(i)            Prior to the Closing, Sellers and Purchaser shall mutually agree on an allocation of the Closing Purchase Price between assets to be acquired from Sellers that are organized in the U.S., Sellers that are organized in Canada and Sellers, if any, that are organized outside of the U.S. and Canada (the “Initial Allocation”), which allocation shall (1) allocate between fifty-five percent (55%) and sixty-seven percent (67%) percent of the amount by which the Closing Purchase Price exceeds the net book value of current assets acquired by Purchaser from Sellers, to the non-current assets acquired by Purchaser from Sellers that are organized in the U.S, and (2) allocate a portion of the Closing Purchase Price to current assets acquired by Purchaser from Sellers based on the net book value of such current assets (“Initial Allocation Principle”); provided, that, if Sellers and Purchaser are unable to agree on such Initial Allocation at least ten (10) Business Days prior to Closing, then the Initial Allocation shall be resolved by a nationally recognized accounting firm mutually agreed upon by Sellers and Purchaser, and Sellers, on the one hand, and Purchaser, on the other, shall each bear 50% of the costs of such accounting firm. The accounting firm shall resolve such dispute in a manner consistent with the Initial Allocation Principle.

(ii)           Within thirty (30) days of the Closing, Purchaser shall deliver to Sellers a proposed allocation schedule(s) (the “Asset Allocation Schedule(s)”) allocating the Closing Purchase Price (plus specific allocation of the Assumed Liabilities that are treated as part of the purchase price for income Tax purposes, as applicable) on a dollar basis among Sellers, the Acquired Entities, the Acquired Investments and the remaining Acquired Assets; provided, that, (A) such schedule shall be prepared in a manner consistent with the principles described on Schedule 2.6(c) (unless otherwise required by a change in applicable Law), and (B) with respect to the Acquired Assets that were acquired from Sellers that are United States persons within the meaning of Section 7701(a)(30) of the Code, such schedule shall be prepared in a manner consistent with Section 1060 of the Code. The parties shall file all Tax Returns in accordance with the Asset Allocation Schedule(s) and not take any other action inconsistent therewith unless otherwise required by a final determination of a Tax Authority.

(iii)          Sellers shall have a period of ten (10) Business Days after the delivery of the Asset Allocation Schedule (the “Response Period”) to present in writing to Purchaser notice of any objections Sellers may have to the allocations set forth therein (an “Objections Notice”). Unless Sellers timely object, such Asset Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error.

(iv)          If Sellers shall raise any objections within the Response Period, Purchaser and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) Business Days after the delivery of the Objections Notice, then the dispute shall be resolved by a nationally recognized accounting firm mutually agreed upon by Sellers and Purchaser, and Sellers, on the one hand, and Purchaser, on the other, shall each bear fifty percent (50%) of the costs of such accounting firm.

(v)           The parties shall file their Tax Returns consistent with the Initial Allocation and the Asset Allocation Schedule, in each case, as finally determined pursuant to this Section 2.6(c).

(vi)          For purposes of calculating any Transfer Taxes payable by Purchaser (and any Designated Purchasers) in connection with Acquired Assets situated in Canada under Section 6.1(a), the Initial Allocation shall include any relevant categories of property necessary to determine the applicable Transfer Taxes and the provinces in which the Acquired Assets are situated.

Section 2.7            Closing of the Transactions Contemplated by this Agreement.

(a)          Closing; Closing Date. The completion of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019, commencing at 10:00 a.m. local time on the date that is two (2) Business Days after the day upon which the Monitor’s Certificate has been delivered, all of the conditions set forth under Article VIII (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) have been satisfied or, if permissible, waived by Sellers and/or Purchaser (as applicable), or on such other place, date and time as shall be mutually agreed upon in writing by Purchaser and Sellers (the day on which the Closing takes place being the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Acquired Assets will transfer to Purchaser or the relevant Designated Purchasers, and the Assumed Liabilities will be assumed by Purchaser or the relevant Designated Purchasers, at the Closing.  Notwithstanding any provision herein to the contrary, at the Closing, the purchase and sale of any Equity Interests included in the Acquired Assets will occur immediately before the sale of the other Acquired Assets and the assumption of the Assumed Liabilities.

(b)           Deliveries at the Closing.

(i)            Deliveries by Purchaser and the Designated Purchasers. At the Closing, on the terms and subject to the conditions set forth herein, (A) Purchaser shall deliver to (1) the Monitor, in the case of the Canadian Debtors, and (2) the Debtor Estates, in the case of the U.S. Debtors, as distribution agents for Sellers, an aggregate amount equal to (x) the Closing Cash Payment, minus (y) the Deposit, plus (z) an amount equal to the Work Fee, by wire transfer in immediately available funds to accounts designated at least two (2) Business Days prior to the Closing Date by the Monitor, in the case of the Canadian Debtors, and the Debtor Estates, in the case of the U.S. Debtors, in each case, in a written notice to Purchaser; and (B) Purchaser and each Designated Purchaser shall deliver to Sellers one or more Local Sale Agreements, executed by a duly authorized representative of Purchaser and each Designated Purchaser.

(ii)           Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser and each Designated Purchaser one or more Local Sale Agreements, executed by a duly authorized representative of each Seller, an executed copy of the Monitor’s Certificate and such other instruments of assignment or transfer as Purchaser or any Designated Purchaser may reasonably deem necessary in order to effect the sale, transfer and conveyance of the Acquired Assets to Purchaser or such Designated Purchaser (including applicable short-form assignments to record and perfect, to the extent possible, any issued, registered or applied for U.S. or Canadian Transferred Intellectual Property owned by any Seller).

(iii)          Joint Deliveries. Each Party shall deliver, or cause to be delivered, to such other Party (A) a duly executed counterpart to each Transaction Document to which such Party is a party, (B) an executed instruction letter instructing the Deposit Escrow Agent to disburse the Deposit at the Closing to Sellers in immediately available funds to accounts designated at least two (2) Business Days prior to the Closing Date by Sellers in a written notice to the Deposit Escrow Agent, and (C) any other documents reasonably requested by such other Party in order to effect, or evidence the consummation of, the transactions contemplated herein or otherwise provided for under this Agreement.

(iv)          Other Deliveries.  The closing certificates and other documents required to be delivered pursuant to this Agreement with respect to the Closing pursuant to Article VIII will be exchanged.

Section 2.8            Designated Purchaser(s); Local Sale Agreements.

(a)           Designated Purchasers. Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.8(a), one or more of its Affiliates to (i) purchase specified Acquired Assets (including specified Assigned Contracts), (ii) assume specified Assumed Liabilities, and/or (iii) employ specified Transferred Employees on and after the Closing Date (any such Affiliate of Purchaser that shall be properly designated by Purchaser in accordance with this clause, a “Designated Purchaser”), and any reference herein to Purchaser shall be accordingly modified to include such Designated Purchaser as necessary to give effect to such designation; provided, however, that no such designation shall relieve Purchaser of any of its obligations hereunder, but any payment or performance by any Designated Purchaser shall be deemed to satisfy such payment or performance obligation of Purchaser hereunder.

(b)           Notice of Designation. The designation referred to in Section 2.8(a) shall be made by Purchaser by way of a written notice to be delivered to Sellers prior to the Closing (and in no event later than the tenth (10th) Business Day prior to Closing), which written notice shall identify the applicable Designated Purchaser(s) and shall indicate which Acquired Assets, Assumed Liabilities and Transferred Employees (other than Employees which are transferred by operation of Law) Purchaser intends such Designated Purchaser(s) to purchase, assume and/or employ, as applicable, hereunder and include a signed counterpart to this Agreement in the form attached hereto as Exhibit C, agreeing to be bound by the terms of this Agreement and authorizing Purchaser to act as such Designated Purchaser(s)’ agent for all purposes hereunder.

(c)           Local Sale Agreements. On the terms and subject to the conditions set forth herein, to the extent necessary to effect the Closing on the terms hereof, the relevant Sellers shall, and Purchaser shall, and shall cause the relevant Designated Purchasers to, enter into such agreements or instruments, including bills of sale and/or assignment and assumption agreements (the “Local Sale Agreements”), providing for (i) the sale, transfer, assignment or other conveyance to Purchaser and relevant Designated Purchasers, in accordance with the requirements of applicable local Law and this Agreement, and (ii) the assumption by the Designated Purchasers of any Assumed Liability that Purchaser intends to allocate to them. Such Local Sale Agreements shall promptly be negotiated in good faith between Sellers and Purchaser, but Sellers shall not be required to give any representations, warranties or indemnities pursuant to such Local Sale Agreements which are greater in scope or liability than those provided for in this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as of the date hereof and as of the Closing as follows:

Section 3.1            Organization and Corporate Power.

(a)           Purchaser is duly organized and validly existing under the Laws of Canada. Each Designated Purchaser other than Purchaser is (or will be as of the Closing, if not yet formed or incorporated) duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Each of Purchaser and the Designated Purchasers has (or will have as of the Closing, if not yet formed or incorporated) the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party.

(b)           Each of the Designated Purchasers is (or will be as of the Closing, if not yet formed or incorporated) qualified to do business as contemplated by this Agreement and the other Transaction Documents and to own or lease and operate its properties and assets, including the Acquired Assets, except to the extent that the failure to be so qualified would not prevent or materially delay Purchaser’s or any such Designated Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which it is or will become a party.

Section 3.2            Authorization; Binding Effect; No Breach.

(a)           The execution, delivery and performance of each Transaction Document to which Purchaser or any of the Designated Purchasers is a party, or is to become a party, have been duly authorized by Purchaser and the relevant Designated Purchasers, as applicable, at the time of its execution and delivery. Assuming due authorization, execution and delivery by the relevant Sellers, each Transaction Document to which Purchaser or any Designated Purchaser is a party constitutes, or upon execution thereof will constitute, a valid and binding obligation of Purchaser or such Designated Purchaser, as applicable, enforceable against such Person in accordance with its respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy or equity.

(b)           The execution, delivery and performance by each of Purchaser and the Designated Purchasers of the Transaction Documents to which Purchaser or such Designated Purchaser is, or on the Closing Date will be, a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any Consent (other than the Antitrust Approvals) pursuant to (i) the current or eventual articles, charter, by-laws, partnership agreement or operating agreement of Purchaser or the relevant Designated Purchaser, (ii) any Contract or other document to which Purchaser or the relevant Designated Purchaser is or will become a party or to which any of its assets is or will become subject or (iii) any Laws to which Purchaser, the Designated Purchaser, or any of their assets is or will become subject, except, in the case of clause (ii) and (iii) above, for such defaults, violations, actions and notifications that would not individually or in the aggregate materially hinder, delay or impair the performance by Purchaser or the Designated Purchasers of any of their obligations under any Transaction Document.

Section 3.3            Purchaser’s Acknowledgments.

(a)           Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and the other Transaction Documents. In consultation with experienced counsel and advisors of its choice, Purchaser has conducted its own independent review, analysis and investigations of the Business, the Acquired Assets, the Assumed Liabilities, and the rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents, as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

(b)           Purchaser acknowledges and agrees that:

(i)            except for the representations and warranties expressly set forth in Article IV, Purchaser has not relied on any representation or warranty from Sellers or any Affiliate of any such Person or any employee, officer, director, accountant, financial, legal or other representative of Sellers, in determining whether to enter into this Agreement and none of Sellers or any other Person (including any officer, director, member or partner of any Seller or its Affiliates) shall have or be subject to any liability to Purchaser, or any other Person, resulting from Purchaser’s use of any information, documents or materials made available to Purchaser in any “data rooms”, management presentations, due diligence or in any other form in expectation of the transactions contemplated by this Agreement or the other Transaction Documents;

(ii)           except for the representations and warranties expressly set forth in Article IV, none of Sellers or any employee, officer, director, accountant, financial, legal or other representative of Sellers, has made or will be deemed to have made any representation or warranty, statutory, express or implied, written or oral, at Law or in equity, as to the Business (or the value or future thereof, including with respect to pro forma financial information, financial projections or other forward-looking statements of Sellers), the Acquired Assets (including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Acquired Assets, the Assumed Liabilities or any Affiliate of any such Person or the accuracy or completeness of any information regarding any of the foregoing that Sellers or any other Person furnished or made available to Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials)), Sellers’ operations, assets, stock, Liabilities or prospects, or the transactions contemplated by this Agreement or the Transaction Documents, and Purchaser will make no claim with respect thereto;

(iii)          except for the representations and warranties expressly set forth in Article IV, and subject to the terms of the Bankruptcy Consents, Purchaser or any Designated Purchaser shall acquire the Acquired Assets on an “as is” and “where is” basis without any warranty whatsoever, legal or conventional, at Purchaser’s own risk;

(iv)          the enforceability of this Agreement against Sellers is subject to receipt of the Bankruptcy Consents; and

(v)           notwithstanding anything to the contrary contained herein, Purchaser’s obligations to consummate the transactions contemplated by this Agreement or other Transaction Documents are not conditioned or contingent in any way upon the receipt of financing from any Person.

(c)          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article IV, PURCHASER ACKNOWLEDGES THAT SELLERS HAVE NOT GIVEN AND WILL NOT BE DEEMED TO HAVE GIVEN ANY OTHER REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY AND ALL CONDITIONS, WARRANTIES OR REPRESENTATIONS EXPRESSED OR IMPLIED PURSUANT TO THE SALE OF GOODS ACT (ONTARIO), THE CIVIL CODE OF QUÉBEC OR SIMILAR LEGISLATION DO NOT APPLY HERETO AND ARE HEREBY WAIVED BY PURCHASER.

Section 3.4            Brokers. Except for fees and commissions that will be paid by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 3.5            GST and QST Registration. Purchaser, if it is acquiring Acquired Assets in Canada, and each Designated Purchaser that acquires Acquired Assets in Canada, shall be duly registered for the purposes of the Tax imposed under Part IX of the Excise Tax Act (Canada) and under An Act respecting the Québec Sales Tax, effective on or before the Closing

Date, and shall provide to Sellers its registration numbers under those statutes promptly upon receipt of same from the relevant Tax Authority.

Section 3.6            Financing. Purchaser has delivered to Sellers true and correct copies of (i) an executed equity commitment letter (the “Equity Commitment Letter”) to Purchaser from Sagard Holdings Inc. and Fairfax Financial Holdings Limited (the “Sponsors”) pursuant to which the Sponsors have committed to provide Purchaser with equity financing in the amount, and on the terms and subject to the conditions, set forth therein (the “Equity Financing”) for purpose of funding a portion of the Closing Purchase Price, and (ii) an executed debt commitment letter to Purchaser from the Debt Financing Sources party thereto (including all exhibits, schedules, annexes and amendments thereto in effect as of the date hereof (other than any fee letters), collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) pursuant to which the Debt Financing Sources named therein have committed to lend to Purchaser the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financings”) for the purpose of funding a portion of the Closing Purchase Price.  As of the date hereof, the Commitment Letters are in full force and effect and to the knowledge of Purchaser, have not been (and the respective commitments contemplated thereby have not been) withdrawn or terminated or otherwise amended or modified in any respect (except in a manner contemplated or permitted by Section 5.17), and, to the knowledge of Purchaser, no such amendment, modification, withdrawal or termination is contemplated.  Assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.3, the net proceeds from the Financings available at the Closing for such purposes will be sufficient to consummate the transactions contemplated by this Agreement at Closing. Each Commitment Letter is a legal, valid, binding and enforceable obligation of Purchaser and of the Sponsors (in the case of the Equity Commitment Letter) and, to the knowledge of Purchaser, the other parties to the Commitment Letters, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy and equity.  There are no agreements, side letters or other arrangements relating to the Commitment Letters that could adversely affect the availability or amount of the Debt Financing or the Equity Financing, other than as set forth in the Debt Commitment Letter and compliance with the terms of any fee letter related to the Debt Financing (which fee letter does not contain any conditions precedent or other contingencies related to the funding of the full amount of the Financings in an amount sufficient to consummate the transactions contemplated by this Agreement at Closing).  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financings, other than as expressly set forth in the Commitment Letters.  As of the date hereof, Purchaser has fully paid (or caused to be paid) any and all commitment fees or other fees due and payable in connection with the Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.3, as of the date hereof and the compliance by Sellers with their obligations under Section 5.17(a), Purchaser has no reason to believe that any of the conditions to availability and funding of the Debt Financing contained in the Commitment Letters will not be able to be satisfied.

Section 3.7            Investment Canada Act. Purchaser is not a Non-Canadian within the meaning of the Investment Canada Act.

Section 3.8            Qualification.

(a)           To the Knowledge of Purchaser, there exist no facts or circumstances that would cause, or be reasonably expected to cause, Purchaser and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the U.S. Bankruptcy Code.

(b)           As of the Closing, Purchaser reasonably believes it will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the U.S. Bankruptcy Code with respect to the Assigned Contracts.

(c)           Purchaser reasonably believes that, as of the Closing, it will be capable of satisfying the conditions contained in Section 11.3 of the CCAA with respect to the Assigned Contracts as of the date of the Sale Motion.  As of the Closing, Purchaser will be capable of satisfying the conditions contained in Section 36(7) of the CCAA.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of Sellers jointly and severally represents and warrants to Purchaser, subject to such exceptions as are disclosed in the Sellers Disclosure Letter (but in each case subject to the qualifications, limitations and other provisions of the Sellers Disclosure Letter, including as set forth on the cover page thereto), as of the date hereof and as of the Closing as follows:

Section 4.1            Organization and Corporate Power.

(a)           Each Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Each Seller is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its businesses requires such qualification, except where the failure to so qualify or be licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Subject to the entry of the Bidding Procedures Orders and the Sale Orders from the U.S. Bankruptcy Court and the CCAA Court in connection with the transactions contemplated hereby and in the other Transaction Documents (collectively, the “Bankruptcy Consents”), each of Sellers has the requisite corporate or partnership power and authority to own or lease and to operate and use the Acquired Assets and carry on the Business as now conducted and to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party.

(b)           Each of Sellers is qualified to do business and to own and operate its Acquired Assets, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Business requires it to so qualify, except to the extent that the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2            Subsidiaries and Investments.

(a)           Schedule 4.2(a) of the Sellers Disclosure Letter sets forth, with respect to each Seller, the name of each Person in which such Seller holds any Equity Interests, as well as the number, type, class and series of such Equity Interests issued to such Seller. Except as set forth in Schedule 4.2 of the Sellers Disclosure Letter, Sellers do not, directly or indirectly, own, of record or beneficially, any Equity Interest in any Person.

(b)           Each of the Acquired Entities is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other organizational power and authority to own its properties and to carry on its businesses as now conducted and is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or its conduct of business as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect.  Except as set forth on Schedule 4.2(b) of the Sellers Disclosure Letter, with respect to each Acquired Entity, there are no (i) authorized, issued or outstanding Equity Interests of such Acquired Entity, or agreement regarding the sale or transfer of Equity Interests of such Acquired Entity, (ii) securities convertible or exchangeable into any Equity Interest of such Acquired Entity, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other rights, contracts or agreements that provide for or require such Acquired Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Interest of such Acquired Entity, or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to such Acquired Entity. Except as set forth on Schedule 4.2(b) of the Sellers Disclosure Letter, each outstanding Equity Interest of each Acquired Entity held by any Seller or any Acquired Entity is duly authorized, validly issued, fully paid and nonassessable (as applicable), was issued free of preemptive or similar rights and has been issued pursuant to a valid exemption from registration under all applicable Laws.

(c)           Schedule 4.2(c) of the Sellers Disclosure Letter sets forth (i) the address (including city, county, state, or other jurisdiction and zip code) of each Acquired Investment and (ii) the jurisdiction of formation or organization of each Acquired Investment.  Schedule 4.2(c) of the Sellers Disclosure Letter sets forth an accurate and, to the Knowledge of Sellers, a complete listing of the percentage of outstanding Equity Interests of each Acquired Investment held by any Seller or, as applicable, any Acquired Entity.

(d)           A list of all of the Organizational Documents of each Acquired Entity and (to the extent in Sellers’ possession) each Acquired Investment, in each case as amended, as of the date hereof (collectively, the “Acquired Person Organizational Documents”), is set forth on Schedule 4.2(d) of the Sellers Disclosure Letter; true and complete copies of each of the Acquired Person Organizational Documents have been made available for review by Purchaser, which, in the case of any Acquired Investment, is only to the extent in such Seller’s possession and to the Knowledge of Sellers.  Except as set forth on Schedule 4.2(d) of the Sellers Disclosure Letter, none of Sellers is, directly or indirectly, subject to any obligation or requirement to provide capital contributions to, or invest in any Person other than as set forth in the Acquired Person Organizational Documents.

(e)           Except as set forth in the Acquired Person Organizational Documents, no Person is a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents (i) with respect to any Equity Interest in any Acquired Entity, or (ii) by a member of the board of managers, board of directors or other similar body of such Acquired Entity.

Section 4.3            Authorization; Binding Effect; No Breach.

(a)           Subject to the receipt of the Bankruptcy Consents, the execution, delivery and performance of this Agreement by each Seller has been duly authorized by such Seller. Subject to receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute a legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

(b)           Except as a result of the Bankruptcy Proceedings, the execution, delivery and, subject to the receipt of the Bankruptcy Consents, performance by each Seller of the Transaction Documents to which such Seller is, or on the Closing Date will be, a party do not and will not conflict with or result in a material breach of the terms, conditions or provisions of, constitute a material default under, result in a material violation of, result in the creation or imposition of any Lien (other than a Permitted Encumbrance or Assumed Liability) upon any of the Acquired Assets, or require any Consent (other than the Antitrust Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter, by-laws, partnership agreement or operating agreement of the relevant Sellers or any Acquired Entity, (ii) any Material Contract (assuming each Material Contract is an Assigned Contract) to which the relevant Seller is a party or to which any of its Acquired Assets is subject, (iii) any material Order to which any Seller or any of the Acquired Assets are subject, or (iv) any material Laws to which any Seller or any of the Acquired Assets are subject.

Section 4.4            Title to Tangible Assets.  Immediately prior to Closing, Sellers will have, and, upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by Section 2.8(c), and subject to the terms of the Sale Orders, Sellers will thereby transfer to Purchaser good, legal, and valid title to, or, in the case of property leased or licensed by Sellers, a valid leasehold or licensed interest in, all of the Acquired Assets, free and clear of all Liens, except (i) for the Assumed Liabilities and (ii) for Permitted Encumbrances.

Section 4.5            Material Contracts.

(a)           Schedule 4.5(a) of the Sellers Disclosure Letter sets forth a complete list, as of the date hereof, of each of the following Contracts to which a Seller or an Acquired Entity is a party (each such Contract set forth, or required to be set forth, upon Schedule 4.5(a) of the Sellers Disclosure Letter, a “Material Contract”):

(i)            in the most recent fiscal year of Sellers resulted in, or is reasonably expected by its terms in the future to result in, the payment or receipt by Sellers or the Acquired Entities, taken as a whole, of more than $1,000,000 per annum in the aggregate;

(ii)           materially restricts the Business from engaging in any business activity anywhere in the world;

(iii)          is a material joint venture Contract or partnership or which otherwise involves the sharing of profits, losses, costs or liabilities in any material fashion with any other Person;

(iv)          is a material Contract (x) pursuant to which rights in, to, or under Transferred Intellectual Property are granted (including pursuant to which such Intellectual Property is licensed by or to the Company), or (y) that contains a covenant not to sue or a co-existence agreement involving Transferred Intellectual Property, in each case, other than (A) non-exclusive licenses of generally commercially available Software with aggregate annual license, maintenance, or other fees of less than $100,000, and (B) confidentiality agreements executed in the Ordinary Course;

(v)           has as a party thereto any Material Customer, Material Supplier or Material Licensor (other than purchase orders executed or submitted in the Ordinary Course);

(vi)          is an employment or consulting Contract (other than customary offer letters that do not contain direct severance terms), transaction bonus or retention agreement, or change in control or severance agreement;

(vii)         is a Collective Labor Agreement;

(viii)        is a Contract relating to any loan or advances to, or any investments in, any Person (other than another Seller or Acquired Entity or advances of expenses to employees in the Ordinary Course);

(ix)          is a Contract relating to any Indebtedness of any Seller or Acquired Entity (A) mortgaging, pledging or otherwise placing a Claim or Lien on any material portion of the assets of any Seller, (B) guarantying any obligation of any Third Party or (C) that otherwise involves Indebtedness in excess of $1,000,000; provided, that any Contract that is solely between or among Sellers, on the one hand, or solely between and among the Acquired Entities, on the other hand, shall be excluded from this clause (ix);

(x)           is a letter of credit, performance bond or similar guarantee or credit support obligation;

(xi)          is a Lease;

(xii)         is a Contract under which any Seller or Acquired Entity is the lessor or sublessor of any real property; or

(xiii)        is a Contract under which any Seller or Acquired Entity is lessee of, or holds or operates any personal property owned by any other party, involving annual payments by Sellers or the Acquired Entities in excess of $250,000.

(b)           Each Material Contract is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms and conditions, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy or equity.  Upon entry of the Sale Orders and payment of any applicable Cure Costs, (i) no Seller or Acquired Entity will be in material breach or material default of its obligations under any of the Material Contract that are Assigned Contracts (ii) no condition will exist that with notice or lapse of time or both would constitute a default under any of the Material Contracts that are Assigned Contracts, and (iii) to the Knowledge of Sellers, no other party to any of the Material Contracts that are Assigned Contracts is in material breach or material default thereunder.

(c)           Sellers have made available to Purchaser a true, correct and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto.

Section 4.6            Intellectual Property.

(a)           Except as set forth on Schedule 4.6(a)(i) of the Sellers Disclosure Letter, the Transferred Intellectual Property includes all of the material Intellectual Property that is necessary for the conduct of the Business, and Sellers own, or have a valid right to use, free and clear of all Liens (other than Permitted Encumbrances), all material Transferred Intellectual Property. (i) To the Knowledge of Sellers, all material Trademarks owned by Sellers and included in the Transferred Intellectual Property (the “Material Owned Trademarks”) that are registered with the United States Patent and Trademark Office or applicable foreign offices are in compliance with all material requirements of such applicable registration offices; (ii) to the Knowledge of Sellers, no Person possesses any rights that would restrict or conflict with the use by Sellers of the Material Owned Trademarks; (iii) all products and materials bearing a registered Material Owned Trademark also bear the proper federal registration notice where required by applicable Law; and (iv) Sellers have used commercially reasonable efforts to enforce appropriate quality control measures to maintain the validity and enforceability of the Material Owned Trademarks that they have licensed or otherwise permitted any other Person to use.

(b)           Schedule 4.6(b) of the Sellers Disclosure Letter sets forth a true, correct, and complete list (including for each item the owner name(s), registration or application number, and jurisdiction), as of the date hereof, of all U.S., Canadian and other non-U.S. (i) issued Patents, and all pending applications for Patents, (ii) registered Trademarks, and all pending applications for Trademark registration, (iii) registered Copyrights, and all pending applications for Copyright registration, and (iv) domain names, in each case which is owned by a Seller. To the Knowledge of Sellers, all of the Intellectual Property required to be set forth in Schedule 4.6(b) of the Sellers Disclosure Letter is subsisting, valid, and enforceable, subject to any applicable bankruptcy, insolvency (including Laws related to fraudulent transfers), reorganization, moratorium or similar Law.

(c)           (i) To the Knowledge of Sellers, the conduct of the Business (including the products and services currently sold, or in the past three (3) years, or provided by or on behalf of Sellers) does not infringe, misappropriate, or otherwise violate, any Person’s

Intellectual Property in any material respect; (ii) except as set forth on Schedule 4.6(c)(ii) of the Sellers Disclosure Letter, no such claims or Actions have been asserted or, to the Knowledge of Sellers, threatened in writing against any Seller or any other Person within the past three (3) years; (iii) to the Knowledge of Sellers, no Person is infringing, misappropriating, or otherwise violating, any Transferred Intellectual Property owned by Sellers; (iv) no such claims or Actions have been asserted or threatened against any Person by Sellers or any other Person within the past three (3) years; and (v) no Seller has received any written claim contesting the ownership, use, validity, registrability, or enforceability of any material Transferred Intellectual Property. Except as disclosed on Schedule 4.6(c)(ii) of the Sellers Disclosure Letter, none of the material Transferred Intellectual Property is subject to any outstanding consent, settlement, or Order materially restricting the use or ownership thereof by Sellers.

(d)           Except as set forth on Schedule 4.6(d)(i) of the Sellers Disclosure Letter, Sellers have taken commercially reasonable measures to maintain, enforce, and protect the confidentiality of the Transferred Intellectual Property. To the Knowledge of Sellers, each past and present employee, consultant, or contractor of Sellers who has developed material Transferred Intellectual Property or had access to material confidential information used or held for use in the Business, has entered into a written agreement pursuant to which such Person (i) agrees to protect the confidentiality of trade secrets and other confidential information of the Business, and (ii) where such Person has been involved in the conception, development, reduction to practice or other creation of any material Transferred Intellectual Property, assigns to one of the Sellers all of such Transferred Intellectual Property, without any Liens or restrictions whatsoever on the use or ownership of such Transferred Intellectual Property, in accordance with applicable Laws, and each such agreement is valid and enforceable in accordance with its terms, and to the Knowledge of Sellers, no such Person has breached any such agreement.

(e)           Except as set forth on Schedule 4.6(e) of the Sellers Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional material amounts (such additional amounts, for clarity, being in excess of the amounts that would otherwise be due and payable pursuant to the terms of a Contract, had the consummation of the transactions not occurred) with respect to, nor require the consent of any other Person in respect of, Purchaser’s or Designated Purchasers’ right to own, use, or hold for use any of the Transferred Intellectual Property or Business Systems in a manner identical to the manner in which such Transferred Intellectual Property and Business Systems were owned or used by Sellers in the conduct of the Business immediately prior to the Closing Date.

(f)            Except as set forth on Schedule 4.6(f)(i) of the Sellers Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of Sellers, there has not been any failure, breakdown, continued substandard performance or other adverse events, including breaches or unauthorized access, that has occurred with respect to any Software, hardware, network or other computer systems owned, licensed or leased by Sellers and used in the operation of the Business (collectively, the “Business Systems”); and (ii) Sellers have taken commercially reasonable actions to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of, and compliance with, commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures, and (C) business continuity procedures.

(g)           Except as set forth on Schedule 4.6(g) of the Sellers Disclosure Letter, (x) Sellers are, and for the twenty-four (24) months immediately preceding the date of this Agreement have been, in material compliance, in connection with the operation of the Business, with (i) all applicable data protection or privacy Laws and applicable Laws with respect to the sending of commercial electronic messages, (ii) privacy policies that concern or govern the collection or use of personal or other sensitive information, and (iii) industry standards (including, if applicable, the Payment Card Industry Data Security Standards) relating to privacy and data security; and (y) to the Knowledge of Sellers, in the twenty-four (24) months immediately preceding the date of this Agreement, there have not been any complaints, notices, audits, proceedings, or investigations conducted, or claims asserted by an Person, regarding (A) any actual or alleged security breach or other unauthorized use of or access to the Business Systems (including the data stored therein) or (B) the collection or use of personal or other sensitive information by any Person in connection with the Business.

Section 4.7            Litigation. Except for the Bankruptcy Proceedings (and the Actions related thereto), as of the date hereof, (a) there is, and for the previous three (3) years has been, no Action pending before any Government Entity and, to the Knowledge of Sellers, no Person has threatened in writing to commence any such Action, that relates to any of the Acquired Assets or the Business, that, in any such case, seeks monetary relief in an amount exceeding $250,000 for any individual claim or for a series of related claims or any equitable relief that would reasonably be expected to materially impair the operation of the Business or other regulatory or criminal penalty or that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) there is no Order outstanding to which any Seller is, or any of the Acquired Assets (including any Acquired Entity) is, subject.

Section 4.8            Financial Statements.  The unaudited consolidated financial statements of the Company as of May 31, 2016 and Most Recent Seller Financial Statements (including all related notes and schedules) (a) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows for the respective periods then ended and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case which are not material) and (b) have been prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC and Canadian Securities Law) applied on a consistent basis during the periods involved (in each case, except as may be indicated therein or in the notes thereto).

Section 4.9            Compliance with Laws; Consents.

(a)           No Seller and no Acquired Entity is, nor in the past three (3) years has any Seller or Acquired Entity been, in violation of any applicable Law in connection with the Business, except where such violations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Seller or Acquired Entity has received any notice or written claims from any Government Entity within the last three (3) years preceding the date hereof relating to any non-compliance of the Business or the Acquired Assets with any applicable Law nor is there any such notice or claim pending or, based on the Knowledge of Sellers, any such notice or claim threatened, except where such claim has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           (i) All the Consents of Government Entities necessary for the conduct of the Business as conducted on the date hereof, have been duly obtained and are in full force and effect, except where the absence of any of such Consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the relevant Sellers and Acquired Entities are in compliance with the terms of each of such Consents, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Seller or Acquired Entity has received any notice or written claim from any Government Entity relating to any non-compliance of the Business or the Acquired Assets with such Consents, nor is there any such notice or claim pending or, based on the Knowledge of Sellers, any such notice or claim threatened, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           In the past three (3) years, none of the Company or any of its Subsidiaries has, whether voluntarily or as a result of any action by any Government Entity or trade or consumer group, generally recalled or withdrawn (or been requested to recall or withdraw) a Product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary and no such recall or proceeding is pending or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiary.

(d)           In the past three (3) years, there have been no material Claims against the Company or any Subsidiary alleging any material defects in any of the services or Products manufactured, distributed or sold by or on behalf of the Company or any Subsidiary or alleging any failure of such Products or services to meet applicable specifications, warranties, or contractual commitments in any material respect.

(e)           Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other Third Party representative acting on behalf of the Company or any of its Subsidiaries, has at any time during the past three (3) years made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.  The Company and its Subsidiaries have systems and controls in place that are reasonably designed to maintain complete and accurate books and records, including records of payments to any agents, consultants, representatives, Third Parties and Government Officials.

(f)            The Company and its Subsidiaries have implemented and maintain in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-

Corruption Laws and Trade Control Laws.  During the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Government Entity or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Government Entity; or conducted any internal investigation or audit concerning any actual or potential material violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(g)           Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last three (3) years: (i) been a Sanctioned Person, (ii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violated applicable Sanctions Laws; (iv) otherwise violated in any material respect applicable Trade Control Laws including, without limitation, Sanctions Laws, export control laws, valuation, classification, or duty treatment requirements of imported merchandise, the eligibility requirements of imported merchandise for favorable duty rates or other special treatment, country of origin marking requirements, and other U.S. import laws administered by U.S. Customs and Border Protection, Canadian import laws administered by the Canada Border Services Agency, and the anti-boycott Laws administered by the U.S. Department of Commerce and U.S. anti-boycott Laws.

Section 4.10         Real Property.

(a)           Schedule 4.10(a) of the Sellers Disclosure Letter sets forth, as of the date hereof, (i) all unexpired leases, subleases, licenses or other occupancy agreements (collectively, the “Leases”) (or other property interests) for real property under which any Seller or Acquired Entity is a lessee, licensee or occupant and that are Assigned Contracts (collectively, the “Leased Real Property”), (ii) each lease, license or occupancy agreement in favor of any Third Party affecting any Leased Real Property and (iii) all of the Actions currently pending by or against Sellers which pertain to the Leased Real Property, other than those Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Sellers or any of their respective Subsidiaries owns any real property.

(b)           Sellers have received all Consents that are necessary or appropriate in connection with Sellers’ or any Acquired Entity’s occupancy, operation, ownership or leasing of the Leased Real Property, and the present use of the Leased Real Property does not violate the Consents applicable thereto, except where the failure to receive, or violation of, a Consent has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           No Seller or Acquired Entity has received written notice, nor is there pending or, to the Knowledge of Sellers, is there any threatened (i) condemnation, eminent domain, expropriation or similar proceeding affecting the Leased Real Property except as set forth in Schedule 4.10(c) of the Sellers Disclosure Letter, (ii) proceeding to change the zoning classification of any portion of the Leased Real Property or (iii) imposition by a Government Entity of any special assessments for public betterments affecting the Leased Real Property, which in any case has had or would reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect.

(d)           Upon entry of the Sale Orders and payment of the Cure Costs, (i) no Seller or Acquired Entity will be in breach or default of its obligations under any of the Leases that is an Assigned Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a default under any of the Leases that is an Assigned Contract, and (iii) to the Knowledge of Sellers, no other party to any of the Leases that is an Assigned Contract is in breach or default thereunder.

(e)           Except as set forth in Schedule 4.10(e) of the Sellers Disclosure Letter, each Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and the tenant thereunder is entitled to the full benefit and advantage of each Lease in accordance with its terms.

(f)            A true, correct and complete copy of each Lease has been made available to Purchaser.

Section 4.11         Environmental Matters.

(a)           The Business, the Acquired Assets and the Leased Real Property are and, for the last three (3) years, have been in compliance with Environmental Laws and Sellers and the Acquired Entities have obtained and are and have been, for the last three (3) years, in compliance with all Environmental Permits, required under applicable Environmental Laws, except where failure to comply with Environmental Laws, or to obtain or comply with Environmental Permits, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Sellers nor the Acquired Entities have received any written communication from any Person, whether from a Government Entity, citizens group, employee or otherwise, alleging that the Business, the Acquired Assets or the Leased Real Property is not in compliance with Environmental Laws, except for any written communication that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           There are no Environmental Claims relating to the Business, Leased Real Property or the Acquired Assets pending or threatened against any Seller or Acquired Entity, except, in each case, those Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no current or past actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material, which would reasonably be expected to form the basis of any Environmental Claim or would reasonably be expected to give rise to any Liability under Environmental Laws relating to the Business, Leased Real Property or the Acquired Assets, except, in each case, which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           To the Knowledge of Sellers, no Hazardous Materials are present at, on, under or adjacent to any properties (including the Leased Real Property), and neither Sellers nor the Acquired Entities have manufactured, distributed, sold, Released, or exposed any Person to, any Hazardous Materials, in each case that would reasonably be expected to result in Liabilities, including obligations for Cleanup, to any Seller or Acquired Entity pursuant to Environmental Laws, except those Liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           Sellers have delivered or otherwise made available for inspection to Purchaser copies of all material reports, studies, audits, analyses, tests, monitoring data, Environmental Permits, or documents possessed by or under the reasonable control of Sellers and the Acquired Entities pertaining to any environmental or public or worker health and safety (as it relates to exposure to Hazardous Materials) matter with respect to the Acquired Assets, Leased Real Property or Business.

Section 4.12         Labor and Employee Benefits Matters.

(a)           Schedule 4.12(a) of the Sellers Disclosure Letter contains an accurate and complete list, as of the date hereof, of all material Seller Employee Plans. Sellers have provided Purchaser with a complete and current copy of the plan document of each material Seller Employee Plan or, if such plan document does not exist, an accurate written summary of such Seller Employee Plan, together with all current booklets and current, material communications concerning such Seller Employee Plan having been provided to persons entitled to benefits under such plan and copies of all material documents relating to such Seller Employee Plan, including, as applicable: (i) the most recent trust agreements, funding agreements, insurance contracts and policies, investment management agreements, subscription and participation agreements, benefit administration contracts and financial administration contracts; (ii) the most recent financial and accounting statements and reports; (iii) the two (2) most recent actuarial reports (whether or not such reports were filed with a Government Entity) and any supplemental cost certificates filed with any Government Entity within the last two (2) plan years; and (iv) the most recent annual information returns or other returns filed with any Government Entity, and (v) any material correspondence with, any Government Entity within the thirty-six (36) months preceding the date of this Agreement.

(b)           Except to the extent such disclosure is prohibited by Law, including Laws relating to privacy, Schedule 4.12(b) of the Sellers Disclosure Letter sets forth the name or employee identification number, job title, date of hire, salary or hourly rate, union/non-union status, job location, and bonus and incentive targets (as applicable) of each Employee as of the date hereof. The information contained in Schedule 4.12(b) of the Sellers Disclosure Letter in respect of the Employees (the “Employee Information”) is accurate in all material respects as of the date hereof.

(c)           There is no, and for the past three (3) years has not been any, actual or, to the Knowledge of Sellers, threatened strike, labor dispute, slowdown, lockout, picketing or work stoppage against Sellers or the Acquired Entities.

(d)           Schedule 4.12(d) of the Sellers Disclosure Letter lists, as of the date hereof, all the Collective Labor Agreements that pertain to the Employees. In the past three (3) years, to the Knowledge of Sellers, no petition has been filed or proceedings instituted by a union, collective bargaining agent, employee or group of employees with any Government Entity seeking recognition or certification of a collective bargaining agent with respect to any Employees or former employees, and, to the Knowledge of Sellers, no organizational effort is currently being made or has been threatened by or on behalf of any union, employee, group of employees or collective bargaining agent to organize any Employees. Sellers have made available to Purchaser a true and complete copy of the Collective Labor Agreements listed in Schedule 4.12(d) of the Sellers Disclosure Letter.

(e)           With respect to each Transferred Employee Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan and the related trust are so qualified and have received a favorable determination letter from the IRS, or such plan consists of a master or prototype plan that has received a favorable opinion letter from the IRS that has not been revoked, and to the Knowledge of Sellers there is no basis for the revocation of such letter; (ii) it is and has been established, registered, amended, funded, administered and invested in compliance in all material respects, with its terms, applicable Law and any Collective Labor Agreements, as applicable, and Sellers have not received any notice from any Person or Government Entity questioning or challenging such compliance for which Liability would remain; (iii) there is no Action, investigation by a Government Entity, or pending or threatened claims against, by or on behalf of any Transferred Employee Plan or the Acquired Assets, or the fiduciaries or administrators thereof, in their capacities as such (other than routine claims for benefits), and to the Knowledge of Sellers no fact exists that could reasonably be expected to give rise to any such Action, investigation or claim; (iv) there have not been any prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Transferred Employee Plan for which Liability would remain; and (v) all required employee and employer contributions (other than special amortization payments since the Petition Date to such plans that are Canadian registered pension plans), distributions, reimbursements, payments, premiums and expenses, to or in respect of, such Transferred Employee Plans have been timely paid in full or, to the extent not yet due, have been adequately accrued.

(f)            Except as disclosed in Schedule 4.12(f) of the Sellers Disclosure Letter or any Collective Labor Agreement, Sellers have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Seller Employee Plan, or to improve or change the benefits provided under any Seller Employee Plan.

(g)           Except as set forth in Schedule 4.12(g) of the Sellers Disclosure Letter, no Acquired Assets of any Transferred Employee Plan are invested in units of a unitized trust sponsored by a Seller, and where the Acquired Assets of any Transferred Employee Plan are invested in units of a unitized trust sponsored by a Seller, no entity other than any Seller or a Person acting in relation to a Transferred Employee Plan holds units of any such unitized trust and the unitized trust has been established, qualified, invested and administered in all material respects in accordance with the terms of such unitized trust and all applicable Law.

(h)           All data necessary to administer each Transferred Employee Plan is in the possession of Sellers or their agents and is in a form that is reasonably sufficient for the proper administration of the Transferred Employee Plan in accordance with its terms and all Laws and such data is complete and correct in all material respects.

(i)            Except as disclosed in Schedule 4.12(i) of the Sellers Disclosure Letter, there are no unfunded liabilities in respect of any Transferred Employee Plans that are required to be funded under applicable Law, as applicable, including going concern unfunded liabilities, wind-up deficiencies and solvency deficiencies.

(j)            There is no entity, other than Sellers and their respective Subsidiaries, participating in any of the Transferred Employee Plans.

(k)           No Seller Employee Plan is, and no Seller or any Affiliate of any Seller has any Liability under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of the ERISA) or a pension plan with a “defined benefit provision” within the meaning of Subsection 147.1(1) of the Tax Act or any plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or the applicable Law of another jurisdiction.

(l)            Except as set forth in Schedule 4.12(l) of the Sellers Disclosure Letter, the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event, including the termination of employment) will not (i) entitle any Employee or former employee or any other current or former individual service provider of the Business to receive any compensation, severance pay, unemployment compensation or any other payment, in each case that would not be payable absent consummation of the transactions contemplated by this Agreement, or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such Employee or former employee or such current or former individual service provider (other than under any plan, program or arrangement with respect to which Purchaser or any Affiliate have no direct, indirect or contingent liability), (ii) give rise to any Liability under any Transferred Employee Plan, including any accelerated or increased funding requirements or any withdrawal liability, (iii) limit or restrict the right of Purchaser or any Affiliate to merge, amend or terminate any Transferred Employee Plan, or (iv) give rise to the payment of any amount that would subject any Employee or former employee or any other current or former individual service provider of the Business to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code.

(m)          Except as set forth in Schedule 4.12(m) of the Sellers Disclosure Letter, no Seller Employee Plan provides welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of service, other than coverage mandated solely by applicable Law, or the full costs of which are borne by participants and not by the employer or sponsor.

(n)           The Business is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classifications, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, pay equity (including maintenance of pay equity), Government Entity sponsored plans, including pension, social security, withholding and payment of payroll Taxes, parental insurance, prescriptions drugs and similar plans, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues and unemployment insurance.  In the past three (3) years, Seller has not implemented or announced any employee layoffs or plant closings triggering obligations under the Worker Adjustment Retraining and Notification Act or any other foreign, state, or local Law respecting employee layoffs or plant closings.

(o)           Except as set forth on Schedule 4.12(o) of the Sellers Disclosure Letter, during the past three (3) years the Business has not received (i) notice of any unfair labor practice charge or of any complaint pending or threatened against it before the National Labor Relations Board or any other Government Entity, (ii) notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Government Entity responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Government Entity responsible for the enforcement of labor, employment, wages and hours of work, pay equity, human rights, worker classification, child labor, immigration, or occupational safety and health laws to conduct an inspection or investigation with respect to or relating to it or notice that such inspection or investigation is in progress, (iv) notice of violation, infringement, breach or lack of compliance by any Government Entity responsible for the enforcement of labor, employment, wages and hours of work, pay equity, human rights, worker classification, child labor, immigration, or occupational safety and health laws, or (v) notice of any Action pending or threatened in any forum by any Government Entity, by any union or bargaining agent, or by or on behalf of any Employee or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing labor or employment, including all Law respecting wages and hours or work, pay equity, human rights, worker classification, child labor, immigration or occupation safety and health or the termination of employment or any discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(p)           To the Knowledge of Sellers, no Employee is in any respect in material violation of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the ability of any such Employee to be employed by the Business or to perform their current job duties and responsibilities or (ii) to the knowledge or use of trade secrets or proprietary information, or any obligations of the same nature contained in any employment agreement.

(q)           Each Transferred Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies in all material respects with the requirements of Section 409A of the Code and the regulations thereunder by its terms and has been operated in all material respects in accordance with such requirements such that no material additional Taxes are due with respect to any such arrangement under Section 409A of the Code.

(r)            The Business is not a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement with any current or former director, officer, employee, consultant, advisor or other service provider of the Business to provide a gross-up, indemnification, or reimbursement of or other payment for any Taxes, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law related to Tax).  The Business has made available to Purchaser copies of calculations related to Taxes under Section 4999 of the Code and loss of deductibility under Section 280G of the Code and related interest or penalties, prepared in good faith (whether or not final) by outside accountants in connection with the transactions contemplated by this Agreement, if any, with respect to any Employee whose position is senior vice president or more senior, and upon written request of Purchaser, shall provide any additional such calculations prepared on behalf of the Business with respect to other employees as soon as practicable following the date hereof; provided, that this Section 4.12(r) shall not obligate Sellers to prepare or undertake to prepare any such calculations to the extent not already prepared.

Section 4.13         Taxes.

(a)           All material Tax Returns required to have been filed by Sellers or any of the Acquired Entities have been duly and timely filed and are true, correct and complete in all material respects.

(b)           Each Seller and each of the Acquired Entities has timely paid all material amounts of Taxes due and payable by it.  The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Seller Financial Statements are adequate to cover all Taxes of Sellers and each of the Acquired Entities accruing or payable with respect to Tax periods (or portions thereof) ending on or before the date of the Most Recent Seller Financial Statements.  All material amounts of Taxes of Sellers and each of the Acquired Entities attributable to Tax periods (or portions thereof) commencing after the date of the Most Recent Seller Financial Statements have arisen in the Ordinary Course.

(c)           Sellers and each of the Acquired Entities have withheld and paid all material amounts of Taxes required to have been withheld and paid by them to the appropriate Government Entity in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder, or other Third Party.

(d)           No action, suit, proceeding, claim or audit regarding a material amount of Taxes or any written notice of inquiry of any of the foregoing is pending against or with respect to Sellers and each of the Acquired Entities regarding Taxes, and no action, suit, proceeding or audit has been threatened in writing against or with respect to Sellers and each of the Acquired Entities regarding a material amount of Taxes.

(e)           None of the Acquired Entities is a party to or bound by any Tax allocation or Tax sharing agreement, and none of the Acquired Entities has any current or potential obligation to indemnify any Person with respect to Taxes under Contract (other than customary written commercial agreements entered into in the Ordinary Course a principal purpose of which does not relate to Taxes), operation of Law, or U.S. Treasury Regulations Section 1.1502-6 (or applicable or similar state, local or non-U.S. Law).

(f)            No written claim has ever been made by a Tax Authority in a jurisdiction where any of the Sellers or the Acquired Entities does not file Tax Returns that any Seller or any of the Acquired Entities is or may be subject to taxation by such jurisdiction.

(g)           None of the Acquired Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(h)           There are no Liens for Taxes upon any of the Acquired Assets or any of the assets of the Acquired Entities, except for Permitted Encumbrances.

(i)            None of the Acquired Assets is “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168 of the Code.

(j)            None of the Acquired Entities is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) of the Code.

(k)           None of the Acquired Entities (i) is or has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) is subject to any private letter ruling of the U.S. Internal Revenue Service or any comparable or similar rulings of any Tax Authority or has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable or similar provision of any Tax Law), (iii) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code or Section 361 of the Code (or any comparable or similar provision of any Tax Law), (iv) has made an election under Section 897(i) of the Code to be treated as a domestic corporation, (v) is a party to any gain recognition agreement under Section 367 of the Code or (vi) will have a material amount of taxable income that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including any Acquired Entity, for a taxable period beginning after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date.

(l)            No Seller that is not required to provide the certification of non-foreign status pursuant to Section 6.3(b) is transferring any “United States real property interests” (within the meaning of Section 897(c) of the Code) to Purchaser.

(m)          Except as set forth in Schedule 4.13(m) of the Sellers Disclosure Letter, no Seller is, or has been, registered as a vendor for sales tax purposes under the laws of British Columbia, Saskatchewan, Manitoba or Ontario.

(n)           Sellers and the Acquired Entities have deducted or withheld from every payment all amounts required by applicable Law to be deducted or withheld in respect of Taxes that could otherwise result in a Source Deduction Liability, and have remitted such amounts so deducted or withheld to the applicable Tax Authority on a timely basis in accordance with applicable Law.

Section 4.14         Absence of Certain Developments; No Undisclosed Liabilities.

(a)           Except as required by Law or GAAP, and excluding the Bankruptcy Proceedings, since May 31, 2016 through the date hereof: (a) Sellers and the Acquired Entities have conducted the Business in the Ordinary Course; (b) there have not occurred any facts, conditions, changes, violations, inaccuracies, circumstances, effects or events that have constituted, or which would be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect; and (c) except as set forth in Schedule 4.14(a) of the Sellers Disclosure Letter, no Seller or Acquired Entity has taken any action (or committed to take any action) that, if taken on or after the date hereof, would require the consent of Purchaser pursuant to any of clauses (i), (iii), (v), (viii), (xvi), (xvii) or (xviii) of Section 5.7(b).

(b)           The Acquired Entities do not have any Indebtedness or Liabilities of a nature required to be reflected or reserved against on the face of a balance sheet prepared in accordance with GAAP (or in the notes thereto), except Liabilities (a) incurred in connection with the ABL DIP Credit Agreement and/or the DIP Credit Agreement, (b) incurred since the date of the Most Recent Seller Financial Statements in the Ordinary Course or as required by applicable Law (none of which constitutes, results from or is related to, non-compliance with any Law or Order, any Claim or Action, or any breach of contract, breach of warranty, tort or infringement), or (c) required to be incurred under this Agreement.

Section 4.15         Material Customers, Suppliers and Licensors.

(a)           Schedule 4.15(a) of the Sellers Disclosure Letter contains a correct and complete list, as of the date hereof, of the identity of the Material Customers, Material Suppliers and Material Licensors, and, as applicable, the amount of sales to, purchases from or royalties paid to each such Material Customer, Material Supplier and Material Licensor, respectively, during the twelve (12) month period ending on and as of September 30, 2016 (in the case of Material Customers and Material Suppliers) and the twelve (12) month period ending May 31, 2016 (in the case of Material Licensors).

(b)           Except as set forth on Schedule 4.15(b) of the Sellers Disclosure Letter, since January 1, 2016, no Material Customer, Material Supplier or Material Licensor has canceled or terminated, and Sellers have not received, as of the date hereof, any written notice from any Material Customer, Material Supplier or Material Licensor that it intends to cancel or otherwise terminate any of its material Contracts with the Company or its Subsidiaries or to materially decrease its usage of the Products or services of, or supply of Products or services to, the Company or its Subsidiaries. To the Knowledge of Sellers, as of the date hereof, no current Material Customer, Material Supplier, or Material Licensor intends, within 90 days following the date hereof, to terminate or materially alter its business relations with the Company or any Subsidiary, either as a result of the transactions contemplated by this Agreement or otherwise.

Section 4.16         Affiliate Transactions. Except for this Agreement and the other Transaction Documents, no Affiliate or any other Person not acting at arm’s length (within the meaning of the Tax Act) of any Seller (other than any other Seller or any of its Subsidiaries) (a) is a Material Customer, Material Supplier or Material Licensor (or, to the Knowledge of Sellers, a controlling equityholder thereof), (b) is a party to any Material Contract with any Seller or Acquired Entity that results in payment or receipt by the Business of more than $500,000 per annum in the aggregate, (b) has any Action against any Seller or Acquired Entity, (d) has a loan outstanding from any Seller or Acquired Entity or (c) owns any material assets that are used in the Business.

Section 4.17         Insurance.  Schedule 4.17 of the Sellers Disclosure Letter lists and describes, as of the date hereof, all policies of insurance owned, held, or maintained by or for the benefit of Sellers or any Acquired Entity or insuring the Acquired Assets.  Except as set forth on Schedule 4.17 of the Sellers Disclosure Letter, (a) current premiums under such policies have been paid and all such policies are valid and in full force and effect on the date hereof and no Seller or Acquired Entity is in default with respect to its obligations under any such policies and (b) no Seller or Acquired Entity has received any written notice threatening suspension, revocation, material modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or informing any Seller or Acquired Entity that any coverage listed on Schedule 4.17 of the Sellers Disclosure Letter will not be available in the future on substantially the same terms as now in effect.  No Seller or Acquired Entity has been denied insurance coverage based on any final determination of the applicable insurer (excluding any initial denial of coverage that is later overturned) within the past three years.  No Seller or Acquired Entity has any self-insurance or co-insurance programs.  All relevant insurers have been timely notified by Sellers of all pending claims or anticipated claims as required by their respective insurance policies.

Section 4.18         Banks. Schedule 4.18 of the Sellers Disclosure Letter contains a complete and correct list, as of the date hereof, of the names, locations and accounts of all banks in which any Seller or Acquired Entity has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or that have access thereto. Except as set forth on Schedule 4.18 of the Sellers Disclosure Letter, no Person holds a power of attorney to act on behalf of any Seller or Acquired Entity with respect to any such accounts or safe deposit boxes.

Section 4.19         Brokers; Advisors Fees. Except for fees and commissions that will be paid or otherwise settled or provided for by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of Sellers or any of their Affiliates.

Section 4.20         Not a Non-Resident. Each Seller listed in Schedule 4.20 of the Sellers Disclosure Letter is not a non-resident of Canada within the meaning of the Tax Act.

Section 4.21         Taxable Canadian Property. Each Seller that is not listed in Schedule 4.20 of the Sellers Disclosure Letter is not selling an Acquired Asset that is used in, eligible capital property in respect of, or property described in an inventory of, a business carried on in Canada, in each case for purposes of the Tax Act or that is any other “taxable Canadian property” within the meaning of the Tax Act (“TCP”) or a “taxable Quebec property” within the meaning of sections 1, 1094 and 1096 of the Taxation Act (“TQP”).

Section 4.22         GST and QST Registration. Each Seller that is selling Acquired Assets in Canada is duly registered for the purposes of the Tax imposed under Part IX of the Excise Tax Act and, if such Seller is selling Acquired Assets in Quebec, under An Act respecting the Québec Sales Tax under the numbers set forth in Schedule 4.22 of the Sellers Disclosure Letter.  No other Seller is registered for GST or QST purposes.

Section 4.23         Competition Act.  Sellers (and their affiliates, as affiliate is defined in the Competition Act) do not have assets in Canada that exceed Canadian $400 million, or gross revenues from sales in, from or into Canada, that exceed $400 million, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.1            Bankruptcy Actions.

(a)           Sellers and Purchaser acknowledge that this Agreement and the transactions contemplated hereby are subject to entry of, as applicable, the Bidding Procedures Orders and the Sale Orders. In the event of any discrepancy between this Agreement and the Bidding Procedures Orders and the Sale Orders, the Bidding Procedures Orders and the Sale Orders shall govern; provided, that nothing herein shall limit the rights of Purchaser hereunder in the event that any Bidding Procedures Order or any Sale Order differs from the forms attached hereto.

(b)           On the Petition Date, Sellers shall file with the U.S. Bankruptcy Court the Sale Motions, and within two (2) Business Days of the Petition Date shall file the Sale Motions with the CCAA Court. The Sale Motions shall be served by Sellers’ counsel or a Court-appointed claims agent on all parties whom Purchaser’s counsel reasonably requests in writing be served. Sellers shall use their reasonable commercial efforts to have a final bid deadline for parties participating in the Auction of not later than January 4, 2017 and conduct the Auction for the Acquired Assets and Assumed Liabilities on or before January 9, 2017.

(c)           Sellers shall use their reasonable commercial efforts to have each of the CCAA Court and the U.S. Bankruptcy Court enter the Sale Orders as promptly as practicable after the completion of the Auction.

(d)           In the event reconsideration is sought, leave to appeal is sought, an appeal is taken or a stay pending appeal is requested with respect to the Bidding Procedures Orders or the Sale Orders, Sellers shall notify Purchaser as promptly as practicable of such leave to appeal, appeal or stay request and shall provide to Purchaser as promptly as practicable a copy of the related notice(s) or order(s). Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any leave to appeal or appeal from such orders.

(e)           From and after the date hereof, subject to Section 5.1(h), Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Orders or, if Purchaser is the Prevailing Bidder at the Auction, the Sale Orders.

(f)            From and after the date hereof, Sellers shall provide such prior notice as may be reasonable under the circumstances before filing any materials with the Bankruptcy Courts that relate, in whole or in part, to this Agreement, Purchaser or the Auction and shall consult in good faith with, and consider comments of, Purchaser regarding the content of such materials prior to any such filing.

(g)           If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”) but is the next highest bidder at the Auction, Purchaser shall be required to serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction with the consent of Purchaser) open and irrevocable in accordance with the Bidding Procedures Orders until the Extended Outside Date.

(h)           Sellers shall provide Purchaser (i) any notices of default or event of default given to or received by or from, or any exercise on collateral granted to, the agent or any lender under the Alternative DIP Credit Agreement and (ii) all reports, notices or documents as and when required to be delivered to the agent or any lender under the Alternative DIP Credit Agreement.

Section 5.2            Cooperation.

(a)           Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable (with a target Closing Date of February 2, 2017), including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing, the taking of such actions as are necessary to obtain any requisite Consent, provided, that Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party (other than filing with and payment of any application fees to Government Entities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent.

(b)           Each of Sellers and Purchaser shall promptly notify the other of the occurrence, to such Party’s knowledge, of any event or condition, or the existence, to such Party’s knowledge, of any fact, that would reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied.

Section 5.3            Regulatory Approvals.

(a)           (i) Within ten (10) Business Days following the date of this Agreement, the Parties shall determine whether the transactions contemplated by this Agreement are subject to a notification pursuant to Part IX of the Competition Act and provide to Sellers such information that is necessary for the making of such determination, and (ii) the Parties shall work together in good faith to determine as promptly as practicable whether the transactions contemplated by this Agreement are subject to (A) any other Mandatory Antitrust Approval and (B) any other Consent of any Government Entity required to satisfy the condition set forth in Section 8.1(a).

(b)           In furtherance and not in limitation of the provisions of Section 5.2, each of the Parties agrees to prepare and file as promptly as practicable after the date on which the Bidding Procedures Orders are entered into and approved by the Bankruptcy Courts (and in any event within fifteen (15) Business Days following the date thereof): (i) notification forms pursuant to Part IX of the Competition Act and a joint-request for an Advance Ruling Certificate, if the Parties determine that the transactions contemplated by this Agreement are subject to notification under Part IX of the Competition Act; (ii) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and request early termination of the waiting period under the HSR

Act; and (iii) all other necessary documents, registrations, statements, petitions, filings and applications for other Antitrust Approvals, and any other Consent of any other Government Entities required to satisfy the condition set forth in Section 8.1(a).

(c)           If a Party or any of its Affiliates receives a request for information or documentary material from any Government Entity with respect to this Agreement or any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(d)           The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the Antitrust Approvals and other Consents of a Government Entity, including:

(i)            cooperating with each other in connection with filings required under the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement, and liaising with each other in relation to each step of the procedure before the relevant Government Entities and as to the contents of all communications with such Government Entities. Without limiting the generality of the foregoing, to the extent permitted by the relevant Government Entity and applicable Law, no Party will make any filing or submission in relation to the transactions contemplated hereunder without first providing the other Party with a copy of such filing or submission in draft form and giving such other Party a reasonable opportunity to discuss its content before it is filed with the relevant Government Entities, and such first Party shall consider and take account of all reasonable comments timely made by the other Party (or its external legal counsel) in this respect. To the extent that any such filing or submission contains information that is of a competitively sensitive nature, it may be provided to the other Party in a manner that omits such information and to external counsel of the other Party on an external counsel only basis;

(ii)           furnishing to the other Party all information within its possession that is required for any application or other filing or submission to be made by the other Party pursuant to the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement; provided, however, that either Party will be permitted to limit any information with respect to any filing or submission made in connection with any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement to such other Party’s external legal counsel; and provided, further, that to the extent that any such information is of a competitively sensitive nature it may be provided only to external counsel of the other Party on an external counsel only basis;

(iii)          to the extent permitted by the relevant Government Entity and applicable Law, promptly notifying each other of any communications from or with any Government Entity with respect to the transactions contemplated by this Agreement and ensuring that each of the Parties is entitled to attend any meetings with or other appearances before, and participate in any discussions with, any Government Entity with respect to the transactions contemplated by this Agreement; and

(iv)          to the extent permitted by the relevant Government Entity and applicable Law, consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws.

(e)           In addition, each of the Parties shall use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to the Parties’ obligations hereunder as set forth in Section 8.1(a) to the extent the same is within its control and to use its reasonable commercial efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement, including using its reasonable commercial efforts to obtain all Antitrust Approvals and any other Consent of a Government Entity required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement.

(f)            For the avoidance of doubt, the covenants under this Section 5.3 shall not apply to any action, effort, filing, Consent, proceedings, or other activity or matter relating to the Bankruptcy Courts, the Bankruptcy Proceedings and/or the Bankruptcy Consents.

(g)           Purchaser shall pay any requisite filing fees in relation to any filing or application made in respect of obtaining Antitrust Approvals.

Section 5.4            Pre-Closing Access to Information.

(a)           Prior to the Closing, Sellers shall (i) give Purchaser and its authorized representatives, upon advance notice and during regular business hours, reasonable access to all books, records, reports, plans, certificates, files, documents and information related to the assets, personnel, officers and other facilities and properties of the Business, (ii) permit Purchaser to make such copies and inspections thereof, upon advance notice and during regular business hours, as Purchaser may reasonably request and (iii) cause the officers of Sellers to furnish Purchaser with such unaudited financial and operating data and other information with respect to the Business as is regularly prepared in the Ordinary Course that Purchaser may from time to time reasonably request; provided, however, that (A) any such access shall be conducted at Purchaser’s expense, in accordance with Law (including any applicable Antitrust Law and Bankruptcy Law), under the supervision of Sellers’ personnel and in such a manner as to maintain confidentiality and not to interfere with the normal operations of the businesses of Sellers and their Affiliates and (B) Sellers will not be required to provide to Purchaser access to or copies of any Employee Records to the extent such would be in violation of Laws relating to the protection of privacy.

(b)           Notwithstanding anything contained in this Agreement or any other agreement between Purchaser and Sellers executed on or prior to the date hereof, but without limiting the scope of the representations or warranties contained herein, Sellers shall not have any obligation after the date of this Agreement to make available to Purchaser or its representatives, or provide Purchaser or its representatives with (i) any information if making such information available would (A) jeopardize any attorney-client, solicitor-client or other legal privilege or (B) potentially cause Sellers to be found in contravention of any applicable Law or contravene any fiduciary duty or agreement (including any confidentiality agreement to which Sellers or any of their Affiliates are a party), it being understood that Sellers shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement; or (ii) any information relating to other bids or potential bids for any of the Acquired Assets.

(c)           As requested by Purchaser from time to time, Sellers shall use reasonable commercial efforts to cooperate with Purchaser in connection with Purchaser and Sellers contacting suppliers and customers of the Business.

(d)           Seller shall provide Purchaser with such information as Purchaser reasonably requests regarding the sale of the Inaria Sports Business and shall not execute or deliver any Contract that results or would result in an Assumed Liability for Purchaser hereunder with respect thereto without the prior written consent of Purchaser.

Section 5.5            Public Announcements. Subject to (a) the provisions of Section 7.4(a) with respect to communications and announcements to the Employees and the employees of Purchaser and the Designated Purchasers and (b) the disclosure obligations imposed by Law (including any obligations under any Bankruptcy Laws) on Purchaser, the holders of an Equity Interest in Purchaser and its and their respective Affiliates. Purchaser shall, and shall cause each of the Designated Purchasers to, (i) cooperate reasonably with Sellers in the development and distribution of all news releases, other public information disclosures and announcements, including announcements and notices to customers, and suppliers, with respect to this Agreement, or any of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) not issue any such announcement or statement prior to consultation with, and the written approval of, Sellers (such approval not to be unreasonably withheld or delayed); provided, that approval shall not be required where Purchaser determines, based on advice of counsel and after advance notice to Sellers, that such disclosure is required by Law.

Section 5.6            Further Actions. From and after the Closing Date, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and give effect to the transactions contemplated herein, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Acquired Assets as provided in this Agreement; provided, that, subject to Section 5.3, neither Purchaser nor Sellers shall be obligated to make any payment or deliver anything of value to any Third Party (other than filing with and payment of any application fees to Government Entities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent to the transfer of Acquired Assets or the assumption of Assumed Liabilities. Without limiting the generality of the foregoing, to the extent that, from time to time after the Closing, any Party identifies any Acquired Asset that should have been transferred to Purchaser (or any Designated Purchaser) but was not so transferred, or any Excluded Asset that should have been retained by Sellers but was transferred to Purchaser

(or any Designated Purchaser), the Parties shall (and shall cause their respective Affiliates to) use reasonable commercial efforts to transfer such assets to the appropriate Parties and such asset shall be deemed to be an Acquired Asset or Excluded Asset, as applicable.

Section 5.7            Conduct of Business.

(a)           Sellers covenant that, except as (w) Purchaser may approve otherwise in writing as set forth below (such approval not to be unreasonably withheld or delayed), (x) otherwise expressly required by this Agreement or another Transaction Document, (y) required by Law (including any applicable Bankruptcy Law) or authorized by any Order of a Bankruptcy Court, or (z) relates solely and exclusively to any Excluded Assets or Excluded Liabilities, each Seller shall (and shall cause its respective Subsidiaries to) use reasonable commercial efforts to (i) conduct the Business in the Ordinary Course, (ii) preserve the operations, organization and goodwill of the Business and its relationships with Government Entities, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business and to satisfy obligations that arise after the Petition Date when and as they become due and payable so as not to increase any Cure Costs, (iii) maintain in full force and effect policies of insurance comparable in amount and scope of coverage to that maintained as of the date of this Agreement by or on behalf of such Seller, and (iv) consult with Purchaser on all aspects of the Business as may be reasonably requested from time to time by Purchaser, including personnel, accounting and financial functions, sales and marketing, and the development and implementation of business strategies, plans and objectives.

(b)           Sellers covenant that, except as (v) Purchaser may approve otherwise in writing as set forth below (such approval not to be unreasonably withheld or delayed), (w) otherwise expressly required by this Agreement or another Transaction Document, (x) required by Law (including any applicable Bankruptcy Law) or authorized by any Order of a Bankruptcy Court, (y) relates solely and exclusively to any Excluded Assets or Excluded Liabilities, or (z) disclosed in Schedule 5.7 of the Sellers Disclosure Letter, no Seller shall (and each Seller shall cause its respective Subsidiaries not to) take any of the following actions:

(i)            commit to make any capital expenditure with respect to the Business other than as contemplated by the capital expenditure budget made available to Purchaser prior to the date hereof, or fail to make any capital expenditures in line with the capital expenditure budget made available to Purchaser prior to the date hereof, in each case, other than any variance therefrom not to exceed (plus or minus) five percent (5%) of such aggregate budgeted spend;

(ii)           enter into any Contract or Lease for or relating to the Business with annual payments in excess of $500,000;

(iii)          sell or otherwise dispose of any Acquired Assets, other than dispositions of Owned Inventory and obsolete or damaged assets in the Ordinary Course that do not exceed $500,000 in the aggregate;

(iv)          grant any Lien on any Acquired Assets other than Permitted Encumbrances or Liens that may arise by operation of Law or that will be discharged prior to Closing or otherwise at Closing by operation of the Sale Orders;

(v)           other than in the Ordinary Course, (A) grant any licenses or other rights to or under any Intellectual Property, or (B) acquire, abandon, permit to lapse, or otherwise dispose of any material Intellectual Property;

(vi)          increase the rate of cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits payable or to become payable to any the Transferred Employees, other than increases required by applicable Law or Contracts (other than Seller Employee Plans), in effect as of the date hereof that have been made available before the date hereof;

(vii)         terminate, amend, modify, reject or permit to lapse or expire, or otherwise waive any rights under, any Lease or Material Contract, or, other than in the Ordinary Course, enter into any Contract which, if entered into prior to the date hereof, would have been required to have been set forth on Schedule 4.5(a) of the Sellers Disclosure Letter;

(viii)        waive, release, assign, settle or compromise any material claim, litigation or arbitration relating to the Business to the extent that such waiver, release, assignment, settlement or compromise (A) imposes any binding obligation or restriction, whether contingent or realized, on the Business and/or the Designated Purchasers, or (B) waives or releases any material rights or claims that would constitute Acquired Assets;

(ix)          institute any new, grant pursuant to an existing, or increase (including any increase in coverage) any existing, profit-sharing, bonus, incentive, deferred compensation, severance, insurance, pension, retirement, medical, hospital, disability, welfare or other benefit or compensation plan, program, policy, Contract, agreement or arrangement with respect to current or former directors, officers or employees of Sellers;

(x)           take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Business;

(xi)          other than in connection with a Pre-Closing Reorganization, grant or make any equity awards that may be settled in capital stock, equity interests or any other securities of the Business, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any capital stock, equity interests or other securities of the Business;

(xii)         enter into any Collective Labor Agreement;

(xiii)        implement or announce any material employee layoffs or plant closures;

(xiv)        other than as expressly permitted by this Agreement in the Pre-Closing Reorganization, declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, membership interests or other Equity Interests of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, membership interests or other securities of, or other ownership interests in, the Company;

(xv)         except pursuant to, or as permitted by, the DIP Credit Agreement or except in the Ordinary Course, incur any Indebtedness (including any intra-group borrowings), enter into any material guarantee, indemnity or other agreement to secure any obligation of a Third Party or voluntarily create any Lien (other than Permitted Encumbrances) for the benefit of a Third Party over any of the Acquired Assets;

(xvi)        conduct any store closings or “going out of business,” liquidation or similar sales;

(xvii)       in each case, with respect to the Acquired Entities, (1) make, change or rescind any material Tax election (unless required by Law) or change its fiscal year or financial or Tax accounting methods, policies or practices (unless required by Law), or settle any material Tax Action, Claim or Liability with respect to Taxes, (2) prepare and file or cause to be prepared and filed any Tax Return in a manner inconsistent with past practice (unless required by Law), (3) amend any Tax Return, (4) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable or similar provision of any Tax Law) or request any Tax ruling from any Tax Authority, (5) surrender any claim for a refund of Taxes, or (6) consent to (except to the extent specifically requested in writing by a Tax Authority) or request any extension or waiver of the limitation period applicable to any Tax claim;

(xviii)      make any change in any method of accounting or accounting policies other than such changes as are required by GAAP;

(xix)        make any change in the nature, scope or operations of the Inaria Sports Business that would be adverse to the Business in any material respect, including by designing, developing, marketing, manufacturing, selling or distributing any non-soccer equipment, products, gear, apparel or accessories or other Products of the Business not otherwise included in the Inaria Sports Business prior to the date hereof; provided, however, that the foregoing shall not be violated by virtue of any sale or other disposition of the Inaria Sports Business; or

(xx)         authorize, or commit or agree to take, any of the foregoing actions.

If a Seller desires to take any action described in this Section 5.7(b), Sellers may, prior to any such action being taken, request Purchaser’s consent via an electronic mail sent to the individuals and addresses listed in Section 10.7. Purchaser shall be deemed to have consented to such action unless Purchaser notifies Sellers in writing by 11:59 p.m. (prevailing eastern time) on the fifth (5th) Business Day after delivery of such email request that Purchaser does not consent to such action.

Section 5.8            Provision of Additional Information. From and after the date of this Agreement, to the extent that Sellers provide or cause to be provided to any Third Party (or their Representatives) any material information with respect to the Business in connection with any proposed Alternative Transaction involving such Third Party, Sellers (i) shall provide

Purchaser with any such material information provided to any such Person that has not been previously provided to Purchaser, and (ii) will not, and will instruct their Representatives not to, disclose any material information to any such Person without first entering into an Acceptable Confidentiality Agreement with such Person.  Sellers shall provide Purchaser, on a reasonably prompt basis and in any event within two (2) Business Days, notice of any formal proposal concerning an Alternative Transaction submitted by any Third Party, including the material terms and conditions thereof.

Section 5.9            Transaction Expenses. Except as otherwise provided in this Agreement or the other Transaction Documents, each of Purchaser and Sellers shall bear its own costs and expenses (including brokerage commissions, finders’ fees or similar compensation, and legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.10         Confidentiality.

(a)           Each Recipient shall treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of a Discloser, except that the Recipient shall be at liberty to disclose the Confidential Information of a Discloser (i) to the Recipient’s officers, directors, bidding partners, advisors, investors, potential financing sources, holders of an Equity Interest in the Recipient and their respective Affiliates, as applicable (collectively, the “Representatives”); provided, that such Representatives acknowledge the existence of these confidentiality obligations and agree to be bound thereby and; provided, further, that the Recipient shall not disclose Confidential Information of a Discloser to its Representatives that are direct or indirect competitors of such Discloser, and (ii) to any court of competent jurisdiction, to the extent required; provided, that the foregoing obligations of Purchaser shall automatically terminate at the Closing and be of no further force or effect; provided, further, that, after the date of this Agreement, Purchaser and its representatives may provide customary information to rating agencies, potential lenders and the Debt Financing Sources to the extent such rating agencies, potential lenders and the Debt Financing Sources are made aware of the confidential nature of such information.

(b)           A Recipient may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transactions contemplated by this Agreement. No Recipient shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.

(c)           If a Recipient or any of its Representatives receives a request or is legally required to disclose all or any part of the Confidential Information of a Discloser, such Recipient shall (i) immediately notify the Discloser of the request or requirement, (ii) consult with the Discloser on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (iii) if requested by the Discloser, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the Discloser waives compliance with the provisions of this Section 5.10(c), (A)

the Recipient receiving the request for disclosure or its Representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such Recipient is advised by written opinion of counsel is legally required to be disclosed, and (B) such Recipient shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such Recipient or its Representatives not permitted by this Agreement.

(d)           Following the termination of this Agreement in accordance with the provisions of this Agreement, each Recipient shall (and shall cause each of its Representatives to) (i) return promptly to the Discloser all physical copies of the Confidential Information of the Discloser, excluding Notes, then in such Recipient’s possession or in the possession of its Representatives, (ii) destroy all (A) electronic copies of such Confidential Information, and (B) Notes (including electronic copies thereof) prepared by such Recipient or any of its Representatives, in a manner that ensures the same may not be retrieved or undeleted by such Recipient or any of its Representatives, and (iii) deliver to the Discloser a certificate executed by one of the Recipient’s duly authorized senior officers indicating that the requirements of this Section 5.10(d) have been satisfied in full.

Section 5.11         Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) Purchaser or any Designated Purchaser receives any payment or instrument that is for the account of a Seller according to the terms of this Agreement, Purchaser shall, and shall cause the Designated Purchasers to promptly deliver such amount or instrument to the relevant Seller, and (b) any Seller receives any payment that is for the account of Purchaser or any of the Designated Purchasers according to the terms of this Agreement or relates primarily to the Business, Sellers shall promptly deliver such amount or instrument to Purchaser or the relevant Designated Purchasers. All amounts due and payable under this Section 5.11 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use reasonable commercial efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.  To the extent that after the Closing, all or any portion of the Adequate Assurance Deposits are repaid to or for the benefit of any Seller, Sellers shall promptly pay over the amount thereof to Purchaser.

Section 5.12         Post-Closing Assistance for Litigation. After the Closing, Purchaser shall, upon the written request of Sellers, and at no cost to Sellers (other than reimbursement of out of pocket expenses and reasonable legal expenses), make the Transferred Employees available at reasonable times and cooperate in all reasonable respects with Sellers and their Affiliates in the preparation for, and defense of any Action (whether disclosed or not disclosed in the Sellers Disclosure Letter) filed or claimed against Sellers or any of their Affiliates or any of the respective agents, directors, officers and employees of Sellers and their Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date.

Section 5.13         Insurance Matters.

(a)           Purchaser acknowledges and agrees that coverage of the Acquired Assets, tangible or intangible property, Assumed Liabilities, ownership, activities, businesses,

operations, current and former shareholders, and current and former directors, officers, employees and agents of, the Business (collectively with the Business, the “Covered Assets and Persons”) under all current or previous insurance policies of Sellers and their Affiliates, including all environmental, directors’ and officers’ Liability, fiduciary Liability, property and casualty flood, ocean marine, contaminated products and all other insurance policies or programs arranged or otherwise provided or made available by Sellers or their Affiliates that cover (or covered) any of the Covered Assets and Persons at any time prior to the Closing (the “Seller Insurance Policies”) shall cease as of the Closing Date and the Covered Assets and Persons will be deleted in all respects as insured (or additional insured, as the case may be) under all Seller Insurance Policies, except to the extent covering part of the Excluded Assets or Excluded Liabilities. Notwithstanding anything herein to the contrary, Sellers shall (i) retain any rights to, including any right to any proceeds received in respect of, any claim pending as of the date hereof or made after the date hereof under any Seller Insurance Policy, even if such claims relates to the Acquired Assets or properties of the Business; and (ii) have the right to purchase “tail” insurance coverage that provides directors’ and officers’ liability insurance and fiduciary liability insurance to the officers and directors of the Sellers.

(b)           If, after the Closing Date, Purchaser or Sellers (or any of their respective Affiliates) reasonably require any information regarding claim data or other information pertaining to a claim or an occurrence reasonably likely to give rise to a claim (including any pre-Closing claims under the Seller Insurance Policies that are to be covered under the retrospective component of the new insurance policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then Sellers or Purchaser, as the case may be, shall cause such information to be supplied to the other (or their designee), to the extent such information is in their possession and control or can be reasonably obtained by Sellers or Purchaser (or their respective Affiliates), as applicable, promptly upon a written request therefor. If Purchaser desires access to, and utilization of, claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Closing claims under any Seller Insurance Policies that are covered under the retrospective component of the new insurance policies), Purchaser shall be exclusively responsible for acquiring from such insurance company or Third Party, at Purchaser’s sole cost and expense, the rights necessary to permit them to obtain access to and utilization of such claims data or information. If any Third Party requires the consent of Sellers or any of their Affiliates to the disclosure of such information, such consent shall not be unreasonably withheld.

Section 5.14         Maintenance of Books and Records. After the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, until the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the Business in existence on the Closing Date and, subject to compliance with applicable Law, make the same available for inspection and copying by Sellers (at each such Seller’s expense) for any reasonable business purpose during normal business hours of the Business upon reasonable request and upon reasonable notice; provided, that neither Purchaser nor its Subsidiaries shall be required to disclose to any Seller any information if such Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided, further, that Purchaser may destroy (or cause to be destroyed) any such books, records and other documents pertaining to the Business if

Purchaser first advises Sellers in writing of its intention to destroy such materials and provides Sellers a reasonable opportunity to obtain possession thereof (subject in each case to compliance with applicable Law).

Section 5.15         Reserve Payment Amount. Purchaser shall be kept reasonably informed of, and shall have full rights of participation in, the determination by the CCAA Court of any and all of the matters identified in the definition of Reserve Payment Amount (the “Reserve Payment Amount Matters”) and no Reserve Payment Amount Matter may be allowed or settled without the consent of Purchaser, such consent not to be unreasonably withheld, and any such allowance or settlement entered into without such consent shall not be entitled to payment from the Reserve Payment Amount.  Upon notice to the Canadian Debtors, Purchaser shall be entitled to assume the defense of any Reserve Payment Amount Matter.

Section 5.16         Name Change. Sellers and each of their Subsidiaries shall use reasonable commercial efforts to, as soon as reasonably practicable (and in any event within one hundred and eighty (180) days after the Closing Date), cease using all Trademarks included in the Transferred Intellectual Property (the “Business Marks”), and take such corporate and other actions necessary to change their corporate and company names to ones that are not similar to, or confusable with, the Business Marks, including any necessary filings required by applicable Law. Without limiting the generality of the foregoing, in no event shall any such new corporate names include the following terms or phrases: “BAUER”, “MISSION”, “MAVERIK”, “CASCADE”, “EASTON” or “COMBAT”.

Section 5.17         Obligations in Respect of Financings.

(a)           From the date hereof until the Closing, Sellers shall, and shall cause their respective Subsidiaries to, provide to Purchaser, and shall use their reasonable commercial efforts to cause their directors, officers, employees, counsel, auditors and representatives to provide to Purchaser, such reasonable cooperation as is customary for debt financings of the type contemplated by the Debt Commitment Letter and as is reasonably requested by Purchaser in connection with arranging and obtaining the Debt Financing (including any Alternative Financing), including, but not limited to using reasonable commercial efforts to (i) cause Sellers’ and their respective Subsidiaries’ management teams, with appropriate seniority and expertise, at reasonable times and upon reasonable notice, to participate in (including by preparing for) a reasonable number of bank meetings and similar presentations to and with prospective lenders and rating agencies; (ii) have appropriate members of senior management of the Company execute customary authorization letters and assist with the preparation of a confidential information memorandum or similar offering document (including a private supplement) for the Debt Financing and customary rating agency presentations; (iii) execute and deliver such documents with respect to the Debt Financing contemplated by the Debt Commitment Letter (including, to the extent required by the Debt Commitment Letter, providing a borrowing base certificate) as may be reasonably requested by Purchaser or otherwise reasonably facilitating the pledging of collateral (including obtaining customary payoff letters and the release of any existing Liens); (iv) furnish Purchaser and its Debt Financing as promptly as practicable the financial statements required to be made available under Section 9(c) of Exhibit B of the Debt Commitment Letter and financial data or inputs reasonably necessary for the preparation of pro forma financial statements and projections reasonably required to be made available pursuant to

Sections 9(a) and 9(b) of Exhibit B of the Debt Commitment Letter; (v) cooperate with Purchaser in Purchaser’s efforts to obtain consents, legal opinions, surveys and title insurance, as reasonably requested by Purchaser; (vi) providing access at reasonable times during business hours for reasonable inventory appraisals and field examinations by third party auditors and providing information necessary for determining the applicable “borrowing base” to the extent reasonable and customary for asset-based loan facilities contemplated by the Debt Commitment Letter; and (vii) to the extent requested by Purchaser in writing at least seven (7) Business Days prior to the Closing Date, furnishing Purchaser and its financing sources promptly, and in any event no later than three (3) Business Days prior to the Closing Date, with all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Purchaser and/or the Debt Financing Sources. To the extent that Purchaser informs Sellers that it wishes to raise alternative or additional financing on or before Closing, then this Section 5.17(a) shall also apply to such alternative or additional financing.

(b)           Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) arrange and obtain the Financings on terms and conditions (including any applicable “flex” provisions) described in the Commitment Letters and any related fee letter, (ii) satisfy all terms and conditions applicable to Purchaser set forth in the Commitment Letters (including any applicable “flex” provisions) that are within its control, (iii) maintain in effect the Commitment Letters, negotiate definitive agreements with respect thereto on the terms and conditions substantially consistent with the Commitment Letters, and (iv) upon satisfaction of the conditions contained in such definitive agreements, consummate the Financings at the Closing; provided, however, that if funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to Purchaser on the terms and conditions set forth therein (after giving effect to any “flex” provisions contained therein or in any related fee letter), Purchaser shall use its reasonable best efforts to obtain alternative debt financing (the “Alternative Financing”) in an amount sufficient, when added to any portion of the Debt Financing that remains available (or after taking into account any increase in the Equity Financing), to consummate the transactions contemplated by this Agreement; provided, that if Purchaser proceeds with Alternative Financing, it, shall be subject to the same obligations, taken as a whole, with respect to such Alternative Financing as set forth in this Section 5.17 with respect to the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.17 shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser to (A) to seek or incur Alternative Financing or incur the Debt Financing if any term thereof is less favorable than any applicable economic provision of the Debt Commitment Letter or any related fee letter (including any “flex” provision), or on any other terms that are less favorable to Purchaser, taken as a whole, than those contained in the Debt Commitment Letter or any related fee letter, (B) pay any fees in excess of those contemplated by the Debt Commitment Letter and any related fee letter (whether to secure waiver of any conditions contained therein or otherwise) or (C) seek the Equity Financing from a Person other than the Sponsors.

(c)           Purchaser shall give the Company prompt notice of any material adverse change with respect to such Debt Financing. Purchaser shall promptly notify the Company of (i) the expiration or termination of the Debt Commitment Letter prior to the consummation of the transactions contemplated by this Agreement, (ii) any written refusal by any party to the Debt

Commitment Letter to provide its portion of the financing contemplated by the Debt Commitment Letter, (iii) any material breach or default by any party to the Debt Commitment Letter or definitive document related to the Debt Financing, or (iv) receipt of any written notice from any party to the Debt Commitment Letter with respect to any actual breach, default, termination or repudiation of the Debt Commitment Letter. Purchaser shall not replace, amend or waive the Debt Commitment Letter (including, for the avoidance of doubt, any provision of a related fee letter (including the “market flex” provisions therein) without the Company’s prior written consent if such replacement, amendment or waiver reduces the aggregate amount of the Debt Financing (without a corresponding increase in the Equity Financing), amends the conditions precedent to the Debt Financing, in each case, in a manner that would reasonably be expected to materially delay or prevent the Closing or make the funding of the Debt Financing materially less likely to occur.  Purchaser shall provide to the Company copies of any commitment letter associated with any Alternative Financing as well as, upon written request of the Company, any amendment or waiver of any debt commitment letter (including the Debt Commitment Letter) that is permitted hereunder. Notwithstanding anything to the contrary contained herein, Purchaser shall be permitted to amend the Debt Commitment Letter (and any fee letter related thereto) to add or replace lenders (and Affiliates of such lenders) as a party thereto.

Section 5.18         Pre-Closing Reorganization. Notwithstanding Section 5.7 and any other provision of this Agreement, the Parties acknowledge that Sellers and the Acquired Entities shall be entitled to participate in a pre-closing reorganization set forth on Schedule 5.18 of the Sellers Disclosure Letter (the “Pre-Closing Reorganization”) and take all actions necessary or appropriate to effectuate the Pre-Closing Reorganization, in each case as long as such Pre-Closing Reorganization does not delay or impede Closing and, to the extent involving any Acquired Entity, does not cause any violation of any Law to which it is subject or any breach or default under any Contract to which it is party.  All Taxes and other Liabilities arising from the Pre-Closing Reorganization shall be Excluded Liabilities (other than any such Taxes or Liabilities of the Acquired Entities to the extent up to the PCR AE Holdback Amount).  Sellers may change the Pre-Closing Reorganization; provided, that Purchaser’s written consent, not to be unreasonably withheld, delayed or conditioned, shall be required to implement any such change if (a) such change involves Acquired Entities, or (b) such change results in a material risk of an unreimbursed cost or Liability to Purchaser.

Section 5.19         Wind Down. Purchaser shall, following the Closing Date, make available to Sellers such Transferred Employees to provide assistance with the wind-down of Sellers as the Company may reasonably request solely for the following purposes: (a) corporate dissolution filings with respect to the Securities and Exchange Commission, (b) corporate dissolution filings with respect to the Ontario Securities Commission, (c) U.S. final tax period filings and (d) Canadian final tax period filings. In furtherance of the foregoing, Purchaser shall be responsible for the fees and expenses, subject to a limit of $430,000 in the aggregate, associated with such wind-down activities; provided, that in no event shall Purchaser be liable for any fees or expenses incurred by Sellers or any of their respective advisors or legal counsel.

ARTICLE VI
TAX MATTERS

Section 6.1            Transfer Taxes.

(a)           The Parties agree that the purchase price for the Acquired Assets is exclusive of any Transfer Taxes resulting from or arising in connection with this Agreement and the transactions contemplated therein, and any Transfer Taxes shall be borne by Sellers, excluding GST and QST, which shall be borne entirely by Purchaser.  Subject to Section 6.1(b) and Section 6.2, Sellers shall promptly pay when due directly to the appropriate Tax Authority, or promptly reimburse Purchaser upon demand and delivery of proof of payment, all such Transfer Taxes, and shall file all Tax Returns required to be filed in connection therewith (unless otherwise required by applicable Law). On Closing, Purchaser shall pay to Sellers any applicable GST or QST.

(b)           If any Seller wishes to claim any exemption relating to, or a reduced rate of, Transfer Taxes, in connection with this Agreement or the transactions contemplated herein or the other Transaction Documents and the transactions contemplated therein, such Seller shall be solely responsible for ensuring that such exemption or election applies and, in that regard, shall provide Purchaser or any Designated Purchaser prior to Closing with its permit number or other similar registration numbers and/or any appropriate certificate of exemption, election and/or other document or evidence to support the claimed entitlement to such exemption or reduced rate by such Seller, as the case may be. Purchaser shall cooperate to the extent necessary to obtain any such exemption or reduced rate, including under Section 1146(a) of the U.S. Bankruptcy Code.

(c)           Each relevant Seller undertakes to use its reasonable best efforts to provide to Purchaser on or before the Closing Date a certificate (a “Clearance Certificate”) pursuant to Section 6 of the Retail Sales Tax Act (Ontario) or similar legislation in those jurisdictions in which the Acquired Assets are located, to the extent such relevant Seller was registered for purposes of the Retail Sales Tax Act (Ontario) or similar legislation, indicating that such Seller has paid all provincial sales taxes collectable or payable by such Seller up to the Closing Date or has entered into satisfactory arrangements for the payment of such taxes. Notwithstanding anything to the contrary in this Agreement, until such time as the appropriate Clearance Certificate(s) have been provided to Purchaser, the Sellers agree to indemnify and hold harmless Purchaser (and any Designated Purchasers), its officers, directors, employees and controlling persons for any provincial sales tax, penalties and interest payable or assessed for failure to obtain a Clearance Certificate.

Section 6.2            Tax Elections.

(a)           If applicable, on Closing, each relevant Seller and Purchaser (or the relevant Designated Purchaser) shall execute jointly an election under section 167 of the Excise Tax Act (Canada) and section 75 of An Act respecting the Quebec Sales Tax to relieve the sale of the Acquired Assets from GST and QST. Purchaser (or the relevant Designated Purchaser) shall file such elections no later than the filing date for its GST and QST returns for the reporting period in which the Closing takes place. Notwithstanding such election(s), in the event it is determined by the CRA or Revenu Quebec that there is a liability of Purchaser (or a Designated Purchaser) to pay, or of a Seller to collect and remit, any Taxes payable under the Excise Tax Act (Canada) or An Act respecting the Québec Sales Tax in respect of the sale and transfer of the Acquired Assets, such Taxes shall be paid by Purchaser (or a Designated Purchaser) and Purchaser and the Designated Purchasers shall indemnify and save Sellers (and any present or former directors and officers of any Seller) harmless, notwithstanding anything to the contrary in this Agreement, with respect to any such Taxes and costs payable resulting from such determination. If it is determined that the elections are not available, Sellers agree to provide reasonable cooperation to Purchaser or the Designated Purchaser to expedite Purchaser’s or the Designated Purchaser’s claims for input tax credits, input tax refunds or rebates of GST and QST.

(b)           Purchaser (or the relevant Designated Purchaser) and each Seller, if applicable, shall jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Tax Act and under any other applicable provincial or territorial statute, as to such amount paid by each Seller to Purchaser (or the relevant Designated Purchaser) for assuming future obligations. In this regard, Purchaser (or the relevant Designated Purchaser) and each Seller, if applicable, acknowledge that a portion of the Acquired Assets transferred by each such Seller and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial or territorial statute is being transferred by each such Seller as a payment for the assumption of such future obligations by Purchaser.

(c)           If available, Purchaser (or the relevant Designated Purchaser) and each Seller, as applicable, shall elect jointly in the prescribed form under section 22 of the Tax Act, section 184 of the Taxation Act, if applicable, and the corresponding provisions of any other applicable Tax statute as to the sale of the applicable Accounts Receivable and designate in such election an amount equal to the portion of the purchase price allocated to such Accounts Receivable pursuant to Section 2.6(c). This election, or these elections, shall be made within the time prescribed for such elections.

Section 6.3            Withholding Taxes.

(a)           Notwithstanding any other provision in this Agreement, Purchaser and Sellers, as applicable, shall have the right to deduct and withhold from any payments to be made hereunder such amounts as may be required to be deducted or withheld under applicable Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from Purchaser, Sellers and any other recipients of payments hereunder; provided, that, assuming Sellers deliver Purchaser the certificates described in this Section 6.3(a) and Section 6.3(b), and assuming that all representations and warranties of Sellers set out in this Agreement are correct, no Party is aware of any obligation under Canadian or U.S. Law to deduct or withhold on any consideration payable pursuant to this Agreement. In the event a Party becomes aware of any such obligation, such Party will use commercially reasonable efforts to promptly notify the other Party and reasonably cooperate with such other Party to reduce or eliminate any such withholding, to the extent feasible under applicable Law. To the extent that amounts are withheld and remitted to the appropriate Tax Authority in accordance with Section 6.3(a), such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Purchaser, Sellers or any such other recipient of payments in respect of which such deduction and withholding was made.  Without limiting the generality of the foregoing, to the extent, if any, that the representation and warranty made by Sellers under Section 4.21 (Taxable Canadian Property) is not true and correct in all material respects at Closing as indicated in the certificate referred to in Section 8.3(d), Purchaser shall have the right to withhold the amount Purchaser is entitled to withhold under the Tax Act (and the Taxation Act, if applicable) by reason of its acquisition of TCP or TQP from a non-resident of Canada, and any amount so withheld shall be remitted forthwith to the applicable Tax Authority, and a receipt evidencing such remittance shall be delivered forthwith by Purchaser to Sellers. Notwithstanding the foregoing sentence, Purchaser agrees to delay remitting any such amounts withheld pursuant to the foregoing sentence to a Tax Authority until one (1) Business Day prior to the day it is required to do so by applicable Law, and agrees to reasonably comply with any certificate or letter obtained from the relevant Tax Authority which expressly permits Purchaser to further delay remitting any withheld amounts or which eliminates or reduces the amount that must be remitted.

(b)           Any Seller transferring a “United States real property interest” as defined by Section 897(c) of the Code (and any other Seller that is not a “foreign person” for purposes of Section 1445 of the Code) shall deliver to Purchaser a duly executed certification of non-foreign status, in a form and substance reasonably satisfactory to Purchaser, in compliance with Treasury Regulation Section 1.1445-2(b), certifying such facts as to establish that the sale of the United States real property interest is exempt from withholding under Section 1445 of the Code; provided, that Purchaser’s sole recourse in the event of any failure to deliver any such certification shall be to withhold from amounts payable under this Agreement in accordance with Section 6.3(a). Each Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Purchaser a duly executed IRS Form W-9.

Section 6.4            Records.  Subject to the provisions of Section 5.4, (i) after the Closing Date, Purchaser and the Designated Purchasers on the one hand, and Sellers, on the other hand, will make available to the other, as reasonably requested, and to any Tax Authority, all information, records or documents relating to liability for Taxes with respect to the Acquired Assets, the Assumed Liabilities and the Business for all periods prior to or including the Closing Date, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, and (ii) in the event that one Party needs access to records in the possession of a second Party relating to any of the Acquired Assets, the Assumed Liabilities or the Business for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or other investigative demand by any Tax Authority, or for any other legitimate Tax-related purpose not injurious to the second Party, the second Party will allow representatives of the other Party access to such records during regular business hours at the second Party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other Party to make extracts and copies thereof as may be necessary or convenient. The obligation to cooperate pursuant to this paragraph shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).

Section 6.5            Property Tax Allocation.  For purposes of Section 2.3(a)(iv), (a) all Taxes of the Acquired Entities based on income, receipts or similar measures shall be apportioned between the Sellers, on the one hand and the applicable Designated Purchaser, on the other hand based on a closing of the books as of the Closing Date, and (b) all real and personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets, whether imposed or assessed before or after the Closing Date (“Periodic Taxes”) for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), shall be apportioned between Sellers, on the one hand, and Purchaser or the applicable Designated Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (together with periods ending on or before the Closing Date, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (together with any periods beginning after the Closing Date, the “Post-Closing Tax Period”). At the Closing, Periodic Taxes with respect to each Acquired Asset for the applicable Tax period shall be prorated in accordance with the foregoing provisions based on the Tax assessment for such Acquired Asset for the applicable Tax period, if available, or otherwise, based on the last available Tax assessment with respect to such Acquired Asset. Sellers shall be responsible for such Periodic Taxes attributable to Pre-Closing Tax Periods and the applicable Purchaser shall be responsible for such Periodic Taxes attributable to Post-Closing Tax Periods. At the Closing, the Closing Purchase Price shall be (x) decreased by an amount equal to excess, if any, of the (i) unpaid Periodic Taxes with respect to Acquired Assets purchased by such Purchaser attributable to Pre-Closing Tax Periods over (ii) such Periodic Taxes paid by Sellers but apportioned hereunder to Purchaser or a Designated Purchaser for Straddle Periods, or (y) increased by an amount equal to the Periodic Taxes apportioned to Purchaser or a Designated Purchaser with respect to Straddle Periods but previously paid by Sellers (each determined in accordance with the foregoing principles) (such increase(s) or decrease(s) in the Closing Purchase Price, the “Property Tax Adjustment”).

Section 6.6            Cooperation. Subject to Section 5.18, Sellers and Purchaser shall work together and cooperate reasonably to minimize any Taxes that may be imposed on any Seller, Acquired Entity, Purchaser or Designated Purchaser as a result of the transactions contemplated herein, including by cooperating with respect to the implementation of the Pre-Closing Reorganization.

Section 6.7            Tax Returns. Designated Purchasers shall file or cause to be filed all Tax Returns of the Acquired Entities that include any Pre-Closing Tax Periods in a manner consistent with past practice, unless otherwise required by applicable Law.  At least ten (10) Business Days prior to filing any such Tax Returns Designated Purchasers shall provide draft Tax Returns to Sellers for their review and approval, such approval not to be unreasonably withheld, delayed or conditioned.

Section 6.8            Release of PCR AE Holdback Amount. The PCR AE Holdback Amount shall be applied to pay the Tax shown due on the Tax Returns required to be filed pursuant to Section 6.7.  If the PCR AE Holdback Amount exceeds the Taxes shown as due on the Tax Returns described in Section 6.7, then within ten (10) Business Days of filing such Tax Returns the Designated Purchasers shall pay such excess in cash to Sellers.

ARTICLE VII
EMPLOYMENT MATTERS

Section 7.1            Employment Obligations with Respect to Employees.  The provisions of this Section 7.1 (except for Section 7.1(b)(i), Section 7.1(b)(ii) and Section 7.1(b)(iv)) shall apply only to Non-Union Employees.

(a)           Employment Terms.

(i)            Prior to, but contingent on the occurrence of the Closing, Purchaser shall, or shall cause the relevant Designated Purchaser to extend an offer of employment to those Non-Union Employees of Sellers, other than those working in the Province of Quebec, to whom Purchaser or Designated Purchaser has determined to offer employment, and to continue the employment of Non-Union Employees working in the Province of Quebec with such employment to take effect under the terms stated herein as of the Effective Hire Date, as defined below. Such offers shall be for employment initially on terms and conditions substantially similar in the aggregate with respect to their annual compensation and benefits as was in effect immediately prior to the Closing (it being however agreed that Purchaser shall not be required to offer any equity or equity-based Seller Employee Plan or other equity or equity-based benefit or compensation plan, program or arrangement). Purchaser or the relevant Designated Purchaser shall provide Sellers with information that Sellers reasonably request to verify that such offers of employment are in compliance with this Section 7.1(a).

(ii)           The Effective Hire Date for any Non-Union Employee shall be the date corresponding to the Employee Transfer Time for all Non-Union Employees, except as otherwise provided under applicable Law.

(b)           Employee Benefits.

(i)            After the date hereof, Sellers and Purchaser shall cooperate promptly and in good faith in preparing the transition of the Transferred Employee Plans and/or the Transferred Employees, as applicable, from coverage under the Seller Employee Plans to coverage under any plans established or maintained in their sole discretion by Purchaser or a Designated Purchaser as of the Transferred Employee’s Effective Hire Date.

(ii)           Purchaser shall assume and honor the amount of compensation with respect to the accrued and unused vacation days that is due and owing to the Transferred Employees up to their Effective Hire Date under applicable Law. Purchaser will, and will cause the relevant Designated Purchasers to, honor such accrued and unused vacation days in the ordinary course.

(iii)          Neither Section 7.1(a) nor this Section 7.1(b) restricts the right of Purchaser to terminate the employment of any Transferred Employee after the Closing at any time for any or for no reason, in accordance with applicable Law.

(iv)          Purchaser and each applicable Seller hereby agree to follow the standard procedure for employment tax withholding as provided under applicable Law.

Section 7.2            Employment Obligations with Respect to Union Employees.

(a)           The provisions of this Section 7.2 shall apply only to Union Employees.

(b)           Purchaser shall become the successor employer (as such term is defined in the relevant legislation) and shall assume all Liabilities and obligations associated with the Blainville Collective Labor Agreement and the Mississauga Collective Labor Agreement (including any accrued vacation pay or banked overtime) whether such Liabilities arise prior to, on or after the Closing.

Section 7.3            Excluded Employee Liabilities. For purposes of clarity, and notwithstanding any other provision in this Agreement, Sellers shall retain, and with respect to any Affiliate of any Seller shall assume and retain, and neither Purchaser nor any of the Designated Purchasers shall assume at or following the Closing, any of the following Liabilities of Sellers or any Affiliate of any Seller (the “Excluded Employee Liabilities”):

(a)           (i) other than the Transferred Employee Plans, the Seller Employee Plans or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement or any Liabilities thereunder, and (ii) any severance-related Liabilities owed to any employees who are terminated at or prior to the Closing;

(b)           except as provided in Section 7.1(b) and Section 7.3(a), Sellers’ or any of their Affiliates’ obligations to make payments or provide benefits under any Seller Employee Plan or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement or any Liabilities under or with respect to any Seller Employee Plan or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement;

(c)           any Liabilities relating to or at any time arising in connection with the employment or service with or termination of employment or service from any Seller (or any of its Affiliates) of any employee, agent, or contractor of such Seller or such Affiliate (or any applicant for employment employee, agent, or contractor or former employee, agent, or contractor of such Seller or such Affiliate), including with respect to wages, salary or other compensation and withholding and payment of any Taxes; provided, that Excluded Employee Liabilities pursuant to this clause (c) shall not include any Liabilities that arise after the Closing in connection with employment or service with, or termination of employment or service from, Purchaser or any of its Affiliates, or any of Sellers’ Affiliates that are Acquired Entities; and

(d)           except as provided for in Section 7.2(b), Liabilities resulting from any Action, or with respect to any potential or threatened Action which Sellers have received a demand letter or notice of an intent to file, on or prior to the Closing Date (i) by any Employee or (ii) by any applicant with respect to potential employment with any Seller and related to the Business.

Section 7.4            Other Employee Covenants.

(a)           Except as necessary to make offers of employment to Employees or to continue the employment of Employees pursuant to Section 7.1 and Section 7.2 of this Agreement, after the date hereof, and subject to each Party’s disclosure obligations imposed by

Law or by Government Entities and each Party’s obligations hereunder, Purchaser shall not, and shall procure that the Designated Purchasers and any of Purchaser’s Affiliates shall not, issue any announcement or communication to their respective employees or the Employees, prior to consultation with, and the approval of, Sellers (not to be unreasonably withheld or delayed) with respect to this Agreement or any of the transactions contemplated hereby. If requested, Sellers shall cooperate with Purchaser in respect of the development and distribution of any announcement and communication to the employees of Sellers, including Employees, with respect to this Agreement or any of the transactions contemplated hereby.

(b)           Purchaser undertakes, and shall cause the Designated Purchasers to undertake, to keep the Employee Information in confidence and that, until the relevant Employee Transfer Time:

(i)            Purchaser shall, and shall cause the Designated Purchasers to, restrict the disclosure of the Employee Information only to such of its employees, agents and advisors as is permitted by applicable Law and is necessary for the purposes of effectuating this Agreement prior to the Employee Transfer Time;

(ii)           Purchaser shall not, and shall cause the Designated Purchasers not to, use the Employee Information except for effectuating this Agreement and shall be returned to Sellers or destroyed, at Sellers’ election, if this Agreement is terminated; and

(iii)          Purchaser shall, and shall cause the Designated Purchasers to, comply with such additional obligations as may be reasonably required in any particular jurisdiction to comply with any applicable data privacy Laws.

(c)           Sellers and Purchaser intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee prior to or upon the occurrence of the Employee Transfer Time, including for purposes of any Seller Employee Plan in effect immediately prior to the Closing Date or under applicable Law or any other legally mandated obligations, and Seller and Purchaser intend that the Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date.

(d)           Purchaser and Sellers shall cooperate with each other to provide for an orderly transition of the Transferred Employees from Sellers to Purchaser or the Designated Purchasers, as applicable, and to minimize the disruption to the respective businesses of the Parties resulting from the transactions contemplated hereby.

(e)           Section 280G Matters.  As soon as practicable following the execution of this Agreement but in any case prior to the Closing:

(i)            Sellers will use reasonable commercial efforts to obtain, prior to the initiation of the 280G Approval, a waiver (a “Parachute Payment Waiver”), in a form reasonably acceptable to Purchaser, from each Transferred Employee who, with respect to Sellers, reasonably could be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who, with respect to Sellers, reasonably might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, pursuant to which Parachute Payment Waiver each such Transferred Employee will agree, unless the 280G Approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and Internal Revenue Bulletin 2004-32, to waive any and all right or entitlement to the payments, acceleration of vesting and/or other benefits referred to in this Section 7.4(e) to the extent the value thereof exceeds 2.99 times such Transferred Employee’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

(ii)           Sellers will use reasonable commercial efforts to submit to the Bankruptcy Courts for approval all such waived payments in a manner such that, if such approval is obtained by the Bankruptcy Courts in a manner which satisfies Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder and Internal Revenue Bulletin 2004-32, no payment or benefit received by such “disqualified individual” would be a “parachute payment” for purposes of Section 280G of the Code (the “280G Approval”). Prior to the Closing Date, the Sellers shall deliver to Purchaser evidence that the 280G Approval was solicited in accordance with the foregoing provisions of Section 7.4(e) (to the extent such 280G Approval was required to be solicited in connection with payments with respect to which Sellers were required to use reasonable commercial efforts to obtain a Parachute Payment Waiver in accordance with the foregoing provisions of Section 7.4(e)) and that either (i) 280G Approval was obtained or (ii) 280G Approval was not obtained, and as a consequence, the parachute payments subject to the Parachute Payment Waivers shall not be made or provided.

(iii)          In connection with the foregoing, at least five (5) days before taking such actions, the Sellers shall deliver to Purchaser for review and comment (i) parachute payment calculations prepared by the Seller or its advisors and (ii) copies of all Bankruptcy Court disclosure materials and a form of the Parachute Payment Waiver that will be used to effectuate the undertaking set forth in this Section 7.4(e), which comments by Purchaser shall be reasonably considered by the Sellers.

Section 7.5            No Obligation. Nothing contained in this Article VII shall be construed to: (a) require the employment or service of (or prevent the termination of employment or service of), or any particular term or condition of employment or service of, any individual, (b) require minimum benefit or compensation levels or prevent any change in the benefits or compensation provided to any individual Transferred Employee, (c) establish or amend any benefit or compensation plan, program, policy, Contract, agreement or arrangement, or (d) restrict the ability of Purchaser or any Designated Purchaser or any of their Affiliates to amend or terminate any benefit or compensation plan, program, policy, Contract, agreement or arrangement that is at any time established or maintained or contributed to by any of them. No provision of this Article VII shall create any rights (including any third-party beneficiary rights) in any Employee or former Employee of Sellers or any other Person (including any beneficiary or dependent thereof) other than the Parties to this Agreement of any nature or kind whatsoever, including in respect of continued employment (or resumed employment) for any specified period.

ARTICLE VIII
CONDITIONS TO THE CLOSING

Section 8.1            Conditions to Each Party’s Obligation. The Parties’ obligation to effect, and, as to Purchaser, to cause the relevant Designated Purchasers to effect, the Closing is subject to the satisfaction or the express written waiver of the Parties, at or prior to the Closing, of the following conditions:

(a)           Regulatory Approvals.  (i) All Antitrust Approvals shall have been obtained and shall remain in effect and (ii) and any other approvals of Government Entities required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in effect, other than, with respect to this clause (ii), any such approval the failure of which to be obtained would not reasonably be expected to (A) materially and adversely affect the operation by Purchaser of the Business immediately following the Closing or (B) subject Purchaser to any criminal or material civil liability.

(b)           No Injunctions or Restraints. There shall not be in effect any Order entered by a Government Entity of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(c)           Bidding Procedures and Sale Orders. The Bankruptcy Courts shall have entered the Bidding Procedures Orders and the Sale Orders and each of such orders shall not have been reversed, modified, amended or stayed.

Section 8.2            Conditions to Sellers’ Obligation. Sellers’ obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by Sellers), at or prior to the Closing, of each of the following additional conditions:

(a)           No Breach of Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement or in any other Transaction Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date).

(b)           No Breach of Covenants.  Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)           Closing Certificate. Purchaser shall have delivered a certificate, in form and substance reasonably acceptable to Sellers and executed by a duly authorized officer of Purchaser, certifying as to the satisfaction of each of the conditions set forth in clauses (a) and (b) of this Section 8.2.

(d)           Closing Deliveries.  Each of the deliveries required to be made to Sellers pursuant to Section 2.7(b) shall have been so delivered.

Section 8.3            Conditions to Purchaser’s Obligation. Purchaser’s obligation to effect, and to cause the relevant Designated Purchasers to effect, the Closing shall be subject to the fulfillment (or express written waiver by Purchaser), at or prior to the Closing, of each of the following additional conditions:

(a)           No Breach of Representations and Warranties.  (i) The representations and warranties made by Sellers in this Agreement (other than the representations and warranties in Section 4.1 (Organization and Corporate Power), Section 4.2 (Subsidiaries and Investments) (but only clause (b) thereof (other than the last sentence thereof)), Section 4.3 (Authorization; Binding Effect) (but only clause (a) thereof), and Section 4.19 (Brokers; Advisors Fees) (collectively, the “Specified R&Ws”)) shall be true and correct in all respects (disregarding any materiality, Material Adverse Effect or similar qualification contained therein), in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations and warranties to be true and correct in all respects as of such dates would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect; and (ii) the Specified R&Ws shall, if qualified by materiality or “Material Adverse Effect”,  be true and correct in all respects or, if not so qualified, be true and correct except as would not have greater than a de minimis adverse effect on the Business, in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date.

(b)           No Breach of Covenants.  Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

(c)           No Material Adverse Effect.  There shall not have occurred since the date of this Agreement any Change constituting, or which would be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

(d)           Closing Certificate. Sellers shall have delivered a certificate, in form and substance reasonably acceptable to Purchaser and executed by a duly authorized officer of each Seller, certifying as to the satisfaction of each of the conditions set forth in clauses (a) through (c) of this Section 8.3.

(e)           Assigned Contracts Approval.  The Bankruptcy Court shall have approved and authorized the assumption and assignment of all Assigned Contracts, except any such Contracts the failure of which to have assumed and assigned would not, individually or in the aggregate, materially and adversely affect the operation of the Business from and after the Closing

(f)            Closing Deliveries.  Each of the deliveries required to be made to Purchaser pursuant to Section 2.7(b) shall have been so delivered.

(g)           Third Party Consents.  All Consents listed in Schedule 8.3(g) of the Sellers Disclosure Letter or waivers thereof shall have been obtained.

(h)           No Event of Default.  There shall not have occurred under the DIP Credit Agreement any default or event of default that has not been cured in full or waived in accordance with the terms thereof.

(i)            Sale Orders. Sellers shall deliver a certified copy of the Sale Orders.

(j)            Acquired Entities. Sellers shall have delivered to Purchaser documentation reasonably satisfactory to the Parties evidencing (i) the valid transfer to Purchaser of the Equity Interests of the Acquired Entities at Closing, free and clear of all Liens (other than Permitted Encumbrances), including, to the extent any such Equity Interests are certificated, certificates evidencing such Equity Interests duly endorsed in blank or accompanied by transfer powers duly executed in blank, and (ii) the completion of the steps of the Pre-Closing Reorganization necessary to eliminate any liabilities described therein owed by an Acquired Entity to one or more Sellers.

ARTICLE IX
TERMINATION

Section 9.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by either Party, upon written notice to the other:

(i)            by mutual written consent of Sellers and Purchaser;

(ii)           if the Closing does not take place on or prior to February 16, 2017 (the “Outside Date”); provided, however, that if (A) on the Outside Date all of the conditions set forth in Article VIII have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) other than the conditions set forth in Section 8.1(a) or Item 15 in Schedule 8.3(g) of the Sellers Disclosure Letter, then either the Company or Purchaser may extend the Outside Date to a date no later than February 28, 2017 by delivery of written notice of such extension to the other party or (B) Purchaser is required to serve as the Back-up Bidder pursuant to Section 5.1(g), Purchaser’s right to terminate this Agreement pursuant to this Section 9.1(a)(ii) shall be subject to the Bidding Procedures Orders (the date to which the Outside Date is extended pursuant to clause (A) or the date on which Purchaser is no longer obligated to serve as the Back-up Bidder pursuant to the Bidding Procedures Orders, but in no event later than February 28, 2017, either such date, the “Extended Outside Date”); provided, further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a)(ii) if such Party is in material breach of this Agreement so as to cause any of the conditions of the other Party set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, not to be satisfied;

(iii)          if there shall be in effect any Law or Final Order preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents that does not result from the Party seeking termination of this Agreement; or

(iv)          (A) if an Alternative Transaction is approved by the Bankruptcy Courts other than in connection with an Auction, (B) if there is an Auction, Purchaser is not declared the Prevailing Bidder at the Auction and Purchaser is not required to serve as the Back-up Bidder pursuant to Section 5.1(g), or (C) if there is an Auction, Purchaser is not declared the Prevailing Bidder at the Auction and Purchaser is required to serve as the Back-up Bidder pursuant to Section 5.1(g); provided, that any termination pursuant to this clause (C) shall not be effective until the earlier of the occurrence of the Extended Outside Date or the consummation of an Alternative Transaction;

(b)           by Purchaser, upon written notice to Sellers:

(i)            in the event of a breach by any Seller of any of the representations, warranties, agreements or covenants of such Seller set forth in this Agreement if (A) any of the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Outside Date or, if so capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Sellers of notice of such breach from Purchaser; provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(i) if Purchaser is then in material breach of the terms of this Agreement such that Sellers would be entitled to terminate this Agreement pursuant to Section 9.1(c)(i) (determined without regard to the proviso thereto);

(ii)           if the CCAA Proceedings and/or the Chapter 11 Cases have not been commenced, or the Petition Date has not occurred, within two (2) Business Days after the execution of this Agreement;

(iii)          if the Chapter 11 Cases are dismissed or converted to cases under Chapter 7 of the U.S. Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement, or a trustee is appointed for the U.S. Debtors and such trustee rejects the transactions contemplated by this Agreement;

(iv)          if the CCAA Proceedings are terminated or a trustee in bankruptcy or receiver is appointed in respect of any of the Canadian Debtors or their respective Acquired Assets, and such trustee in bankruptcy or receiver refuses to proceed with the transactions contemplated by this Agreement;

(v)           if (A) the Bidding Procedures Orders have not been entered on or prior to November 21, 2016, or do not contain approval of the Break-Up Fee or the Expense Reimbursement as set forth herein, or (B) following their entry, Sellers do not hold an Auction as provided in the Bidding Procedures Order (unless the Auction is cancelled because Purchaser is the Prevailing Bidder), the Bidding Procedures Orders shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in respect of the Break-Up Fee or the Expense Reimbursement or otherwise in any material respect without the prior written consent of Purchaser and Sellers;

(vi)          if (A) the Sale Orders are not entered on or prior to January 16, 2017, or (B) following their entry, the Sale Orders shall fail to be in full force and effect or shall have been stayed, reversed, revoked, rescinded, vacated, modified or amended in any respect without the prior written consent of Purchaser and Sellers; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(vi) shall not be available to Purchaser if (x) its failure to fulfill any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of such order to meet these requirements on or before such date or (y) Purchaser is required to serve as the Back-up Bidder pursuant to Section 5.1(g);

(vii)         if Sellers (A) withdraw, or seek to withdraw, the Sale Motion or (B) announce or file a plan, or seek to file a plan, contemplating the reorganization or sale of all or any part of any Seller inconsistent with this Agreement or the transactions contemplated hereby; or

(viii)        if Sellers enter into any Alternative DIP Credit Agreement which contains any terms, provisions or conditions that would materially and adversely impair or delay the ability of any Seller to perform its obligations hereunder (including compliance with its covenants and other agreements set forth herein).

(c)           by Sellers, upon written notice to Purchaser;

(i)            in the event of a breach by Purchaser of any of the representations, warranties, agreements or covenants of Purchaser set forth in this Agreement if (A) any of the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Outside Date or, if so capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Purchaser of notice of such breach from Sellers; provided, however, that Sellers shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c)(i) if any Seller is then in material breach of the terms of this Agreement such that Purchaser would be entitled to terminate this Agreement pursuant to Section 9.1(b)(i) (determined without regard to the proviso thereto); or

(ii)           if all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied (other than any such condition the failure of which to be satisfied is caused by a breach by Purchaser of its representations, warranties, covenants or agreements contained herein and other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) or waived and Purchaser fails to deliver the Closing Cash Payment at the Closing; provided, however, that any purported termination of this Agreement by Purchaser pursuant to Section 9.1(a)(ii) shall be deemed to be a termination by Sellers pursuant to this Section 9.1(c)(ii) if Sellers are entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) at the time of such termination.

Section 9.2            Effects of Termination.

(a)           If this Agreement is validly terminated pursuant to Section 9.1, then subject to the remaining provisions of this Section 9.2, all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the other, except that the provisions of (i) Section 5.5 (Public Announcements), (ii) Section 5.9 (Transaction Expenses), (iii) Section 5.10 (Confidentiality), (iv) this Section 9.2 (Effects of

Termination), (v) Article X (Miscellaneous) and (vi) Article I (Interpretation), to the extent applicable to the interpretation or enforcement of such provisions, shall survive any termination of this Agreement.

(b)           In the event that this Agreement is terminated by any Party pursuant to Section 9.1(a)(iv) or by Purchaser pursuant to Section 9.1(b), or by any Party pursuant to Section 9.1(a)(ii) at a time when this Agreement was terminable pursuant to Section 9.1(a)(iv) or Section 9.1(b), then Purchaser shall be entitled to the reimbursement of, and the Company shall promptly, and in any event within thirty (30) days after such termination, reimburse Purchaser in immediately available funds for, all reasonable out-of-pocket fees and expenses (including reasonable professional’s fees and expenses) incurred by Purchaser and its Affiliates (including the Sponsors and their respective Affiliates) in connection with their investigation (including due diligence), preparation, negotiation and attempted consummation of the transactions contemplated by this Agreement (including performance of the Business obligations hereunder), in the maximum amount of $3,500,000 (the “Expense Reimbursement”).

(c)           In the event that this Agreement is terminated (i) by Purchaser pursuant Section 9.1(b)(iii), (iv), (vi) or (vii), (ii) by any Party pursuant to Section 9.1(a)(iv), or (iii) by any Party pursuant to Section 9.1(a)(ii) at a time this Agreement was terminable by Purchaser pursuant to Section 9.1(b)(iii), (iv), (vi) or (vii), or by any Party pursuant to Section 9.1(a)(iv), then in any such event of termination, Purchaser shall be entitled to the payment of a break-up fee of $20,125,000 (the “Break-Up Fee”).  When this Agreement is terminated (A) by any Party pursuant to Section 9.1(a)(iv), or (B) by any Party pursuant to Section 9.1(a)(ii) at a time this Agreement was terminable by any Party pursuant to Section 9.1(a)(iv), Purchaser shall be entitled to payment of the Break-Up Fee upon such termination, but Sellers may delay the payment of the Break-Up Fee until the date that is the earlier of (x) the date upon which any such Alternative Transaction is actually consummated, if applicable, and (y) the date that is sixty (60) days following the date upon which this Agreement is so terminated.  In all other circumstances in which Purchaser is entitled to payment of the Break-Up Fee in accordance with this Section 9.2(c), the Break-Up Fee shall become due and payable by Sellers to Purchaser immediately upon termination of this Agreement.

(d)           In addition, in the event that this Agreement is terminated by Purchaser pursuant to Section 9.1(b) (other than clauses (iii), (iv), (vi)  and (vii) thereof), or by any Party pursuant to Section 9.1(a)(ii) at a time when this Agreement was terminable pursuant to Section 9.1(b) (other than clauses (iii), (iv), (vi) and (vii) thereof), and the Company consummates (or enters into an agreement to consummate) an Alternative Transaction (which, for the avoidance of doubt, shall include seeking or having confirmed a plan of reorganization) within the twelve (12) months following such termination, Purchaser shall be entitled to payment of the Break-Up Fee upon consummation of such Alternative Transaction.

(e)           The obligations of the Company to pay the Break-Up Fee and/or Expense Reimbursement (A) shall be entitled to administrative expense claim status under Sections 503(b)(1)(A) and 507(a)(2) of the U.S. Bankruptcy Code and under an order to that effect issued by the CCAA Court and shall be a superpriority administrative expense claim (i.e., senior to all other administrative expense claims and payable out of Sellers’ cash or other collateral security under Sellers’ obligations to their senior secured lenders and prior to any recovery by such lenders) of Sellers under Section 364(c)(1) of the U.S. Bankruptcy Code, or the inherent jurisdiction of the CCAA Court, (B) shall not be subordinate to any other administrative expense claim against the Company and (C) shall survive the termination of this Agreement in accordance with Section 9.2(a); provided, however, that the obligations of the Company to pay the Break-Up Fee and/or Expense Reimbursement shall be junior to any claims or obligations of the Company arising under any Order of the Bankruptcy Courts authorizing the Sellers’ entry into the ABL DIP Credit Agreement or a DIP Credit Agreement.  Sellers shall seek the approval of the Break-Up Fee and Expense Reimbursement as set forth in this paragraph and this Agreement in the Bidding Procedures Order.

(f)            In the event that the Break-Up Fee becomes due and payable hereunder, the Break-Up Fee payable to Purchaser shall be reduced by the amount of the Work Fee actually paid to Purchaser.

(g)           If this Agreement is terminated (or deemed terminated in accordance with the proviso to Section 9.1(c)(ii)) by Sellers pursuant to Section 9.1(c), Purchaser shall direct the Deposit Escrow Agent to disburse the Deposit to Sellers in immediately available funds, to an account designated by Sellers to the Deposit Escrow Agent in writing.  Upon any termination of this Agreement (other than a termination (or deemed termination in accordance with the proviso to Section 9.1(c)(ii)) by Sellers pursuant to Section 9.1(c)), the Deposit shall be disbursed by the Deposit Escrow Agent to Purchaser in immediately available funds, to an account designated by Purchaser to the Deposit Escrow Agent in writing. Notwithstanding any provision to the contrary herein (including Section 9.2(a)), except Section 10.2, the Deposit is the sole and exclusive remedy and liquidated damages of the Company Related Parties, whether at Law or in equity, for any breach by Purchaser or any of its Affiliates (including the Sponsors and their respective Affiliates) of the terms and conditions of this Agreement or otherwise in connection with this Agreement, and no Purchaser Related Party shall have any further Liability of any kind to any Company Related Parties on account of this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1         No Survival of Representations and Warranties or Covenants. Except for the covenants identified in Section 9.2(a), no representations or warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date. Accordingly, no claim of any nature whatsoever for breach of such representations, warranties, covenants or agreements may be made, or Action instituted, after the Closing Date. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms.

Section 10.2         Waiver; Remedies.

(a)           No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.

(b)           Each of the Parties hereto acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, subject to Section 10.2(c), prior to any valid termination of this Agreement, the rights and obligations of the Parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and, to the extent permitted by law, the Parties shall be entitled to appropriate injunctive relief in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any proceeding seeking specific performance of this Agreement and that the only permitted objection that it may raise in response to any action for specific performance of this Agreement is that it contests the existence of a breach or threatened breach thereof. The rights set forth in this Section 10.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(c)           Notwithstanding the foregoing, neither the Company, Sellers nor any other Person shall be entitled to seek or obtain specific performance of Purchaser’s obligation to obtain the Equity Financing or consummate the Closing unless each of the following conditions are satisfied: (i) all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by Law, waived by the party entitled to the benefit thereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied), (ii) the Debt Financing (or, if applicable, the Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded, (iii) Purchaser has failed to consummate the Closing when requested in accordance with Section 2.7(a), and (iv) each Seller has irrevocably confirmed to Purchaser in writing that if specific performance is granted and the Debt Financing (or, if applicable, the Alternative Financing) is funded, and Purchaser otherwise complies when requested with its obligations hereunder, then the Closing will occur.

Section 10.3         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Debt Financing Sources may enforce (and each is an intended third party beneficiary of) the provisions of Section 9.2(g), this Section 10.3, Section 10.4, Section 10.5, Section 10.6, Section 10.14 and Section 10.15(b) (and in each case the definitions related thereto) that are related to the Debt Financing Sources.

Section 10.4         Consent to Amendments; Waivers. No Party shall be deemed to have waived any provision of this Agreement or any of the other Transaction Documents unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement and the other Transaction Documents shall not be amended, altered or qualified except by an instrument in writing signed by all the parties hereto or thereto, as the case may be.  Notwithstanding anything to the contrary contained herein,

Section 9.2(g), Section 10.3, this Section 10.4, Section 10.5, Section 10.6, Section 10.14 and Section 10.15(b) (and in each case the definitions related thereto) may not be amended and/or waived in a manner that is materially adverse to a Debt Financing Source without its prior written consent.

Section 10.5         Successors and Assigns. Except as otherwise expressly provided in this Agreement, all representations, warranties, covenants and agreements set forth in this Agreement or any of the other Transaction Documents by or on behalf of the Parties thereto will be binding upon and inure to the benefit of such Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion, except for (a) assignment to an Affiliate of a Party (provided, that such Party remains liable jointly and severally with its assignee Affiliate for the assigned obligations to the other Party), (b) assignment by a U.S. Debtor to a succeeding entity following such U.S. Debtor’s emergence from Chapter 11 of the U.S. Bankruptcy Code, and (c) assignment by any of the Canadian Debtors pursuant to any plan of arrangement approved by the CCAA Court, which will not require the consent of Purchaser; provided, that Purchaser may assign all or any portion of its rights and obligations pursuant to this Agreement to the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, further, that such assignment shall not permit any foreclosure or other execution on such assignment prior to the Closing and that no such assignment shall in any manner limit or affect Purchaser’s obligations hereunder.

Section 10.6         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement (including, to the extent required by the Debt Commitment Letter, any claim or cause of action involving the Debt Financing Sources (or any Alternative Financing sources), and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York without regard to the rules of conflict of laws applied therein or any other jurisdiction.

(b)           To the fullest extent permitted by applicable Law, each Party (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in (A) the U.S. Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Case, with respect to the U.S. Debtors, (B) the CCAA Court, if brought prior to the entry of a final decree closing the CCAA Proceedings, with respect to the Canadian Debtors, or (C) in all other circumstances, in the federal courts in the Southern District of New York (collectively, the “Courts”), if brought after entry of such final decree closing the Chapter 11 Case or CCAA Proceedings, mutatis mutandis, and shall not be brought, in any court in the United States of America, Canada, or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of the Courts, as applicable pursuant to the preceding clauses (i)(A), (B) and (C), for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.6.

Section 10.7         Notices. Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, or if not sent during such normal business hours then during such normal business hours on the Business Day immediately following such transmission, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Purchaser, to:

9938982 Canada Inc.
161 Bay Street Suite 5000
Toronto ON M5J 2S1, Canada
Attention:	General Counsel
Email:	legal@powercorp.com
Facsimile:	416-607-2251

With copies (that shall not constitute notice) to:

Sagard Capital Partners, L.P.
280 Park Ave. 3rd Floor West
New York, NY 10017

Attention:	Samuel Robinson
Email:	robinson@powercorp.com
Facsimile: 203-629-6781

and to:

Fairfax Financial Holdings Limited
Suite 800
95 Wellington Street West
Toronto, Ontario M5J 2N7
Attention:	Paul Rivett
Email:	PRivett@hwic.ca
Facsimile:	416-367-2201

and to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Michael Movsovich
Richard Campbell
Email:	michael.movsovich@kirkland.com
richard.campbell@kirkland.com
Facsimile:	212-446-4900

and to:

Blake, Cassels & Graydon LLP
199 Bay Street
Suite 4000, Commerce Court West
Toronto ON M5L 1A9, Canada
Attention:	John Tuzyk
Philippe Bourassa
Email:	john.tuzyk@blakes.com
philippe.bourassa@blakes.com
Facsimile:	416-863-2653
514-982-4099

and to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Scott Petepiece
Fred Sosnick
Email:	spetepiece@shearman.com
fsosnick@shearman.com

and to:

Torys LLP
Suite 3000
79 Wellington Street West
Box 270, Toronto Dominion Centre
Toronto, Ontario M5K 1N2
Attention:	David Chaikof
Thomas Yeo
Email:	dchaikof@torys.com
tyeo@torys.com
Facsimile: 416-865-7380

If to Sellers, to:

Performance Sports Group Ltd.
100 Domain Drive
Exeter, NH 03833
Attention:	Michael Wall
Email:	Michael.Wall@bauer.com
Facsimile:	603-292-1505

With copies (that shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Angelo Bonvino
Kelley A. Cornish
Alice Belisle Eaton
Email:	abonvino@paulweiss.com
kcornish@paulweiss.com
aeaton@paulweiss.com
Facsimile:	212-492-0570

and to:

Stikeman Elliott LLP
5300 Commerce Court West, 199 Bay Street
Toronto, Ontario M5L 1B9
Attention:	Jonah Mann
Email:	jmann@stikeman.com
Facsimile:	416-947-0866

Section 10.8         Exhibits; Sellers Disclosure Letter. The Sellers Disclosure Letter and the Exhibits attached hereto constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

Section 10.9         Counterparts. The Parties may execute this Agreement in two (2) or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

Section 10.10       No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party acknowledges and agrees that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties each acknowledge and agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions.

Section 10.11       Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or incapable of being enforced in any jurisdiction, (a) as to such jurisdiction, the remainder of this Agreement or the application of such provision, clause or part under other circumstances, and (b) as for any other jurisdiction, any provision of this Agreement, shall not be affected and shall remain in full force and effect, unless, in each case, such invalidity, illegality or unenforceability in such jurisdiction materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement. Upon such determination that any clause or other provision is invalid, illegal or incapable of being enforced in such jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible even in such jurisdiction.

Section 10.12       Entire Agreement.  This Agreement and the other Transaction Documents set forth the entire understanding of the Parties relating to the subject matter thereof, and all prior or contemporaneous understandings, agreements, representations and warranties, whether written or oral (including the Confidentiality Agreement), are superseded by this Agreement and the other Transaction Documents and all such prior or contemporaneous understandings, agreements, representations and warranties (including the Confidentiality Agreement) are hereby terminated. In the event of any irreconcilable conflict between this Agreement and any of the other Transaction Documents, the provisions of this Agreement shall prevail, regardless of the fact that certain other Transaction Documents, such as the Local Sale Agreement, may be subject to different governing Laws (unless the other Transaction Document expressly provides otherwise).

Section 10.13       Damages. Under no circumstances shall any Party be liable for punitive damages or indirect or incidental damages arising out of or in connection with this Agreement or the transactions contemplated hereby or any breach or alleged breach of any of the terms hereof, including damages alleged as a result of tortious conduct.

Section 10.14       Bulk Sales Laws. Subject to Section 6.1(c) (Clearance Certificates), each Party waives compliance by the other Party with any applicable U.S. bulk sales Law.

Section 10.15       Non-Recourse.

(a)           No past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or any other Seller or any of their respective Affiliates, in each case, other than any Seller who is a party hereto, shall have any liability under this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(b)           Notwithstanding anything to the contrary contained herein, the Company and the other Sellers agree on behalf of themselves and their respective Affiliates that none of the Purchaser Related Parties (other than Purchaser) shall have any liability or obligation to the Company, the other Sellers or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise.  This Section 10.15(b) is intended to benefit and may be enforced by Purchaser and the Purchaser Related Parties (including the Debt Financing Sources, and each such Person shall be a third party beneficiary of this Section 10.15(b)) and shall be binding on all the respective successors and permitted assigns of the Company and each Seller.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first written above.

THE COMPANY:

PERFORMANCE SPORTS GROUP LTD.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Executive Vice President, General Counsel and Corporate Secretary

SELLERS:

BPS US HOLDINGS INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

EASTON BASEBALL / SOFTBALL INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

BAUER HOCKEY, INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Executive Vice President, General Counsel and Corporate Secretary

BAUER HOCKEY RETAIL INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

[Signature Page to Asset Purchase Agreement]

BAUER PERFORMANCE SPORTS UNIFORMS INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

PERFORMANCE LACROSSE GROUP INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

BPS DIAMOND SPORTS INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

PSG INNOVATION INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

KBAU HOLDINGS CANADA, INC.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

BAUER HOCKEY RETAIL CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

[Signature Page to Asset Purchase Agreement]

EASTON BASEBALL / SOFTBALL CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

BAUER HOCKEY CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

BPS CANADA INTERMEDIATE CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

BPS DIAMOND SPORTS CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

BAUER PERFORMANCE SPORTS UNIFORMS CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

PERFORMANCE LACROSSE GROUP CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

[Signature Page to Asset Purchase Agreement]

PSG INNOVATION CORP.

BY:	/s/ Michael J. Wall
NAME: Michael J. Wall
TITLE: Secretary

[Signature Page to Asset Purchase Agreement]

PURCHASER:

9938982 CANADA INC.

By:	/s/ Paul Desmarais III
Name: Paul Desmarais III
Title: Executive Chairman

BY:	/s/ Samuel Robinson
NAME: Samuel Robinson
TITLE: President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

SUBSIDIARY SELLERS

Name	State or Country of Incorporation or Organization
Bauer Hockey Retail Inc.	Delaware
Bauer Performance Sports Uniforms Inc.	Delaware
BPS Diamond Sports Inc.	Delaware
BPS US Holdings Inc.	Delaware
Easton Baseball/Softball Inc.	Delaware
Performance Lacrosse Group Inc.	Delaware
PSG Innovation Inc.	Delaware
Bauer Hockey, Inc.	Vermont
Bauer Hockey Retail Corp.	Canada
Bauer Hockey Corp.	Canada
Bauer Performance Sports Uniforms Corp.	Canada
BPS Canada Intermediate Corp.	Canada
BPS Diamond Sports Corp.	Canada
Easton Baseball/Softball Corp.	Canada
KBAU Holdings Canada, Inc.	Canada
Performance Lacrosse Group Corp.	Canada
PSG Innovation Corp.	Canada

EXHIBIT B

[RESERVED]

EXHIBIT C

COUNTERPART TO THE ASSET PURCHASE AGREEMENT

TO:                                                                         Performance Sports Group Ltd. and the Sellers listed on “Exhibit A” to the Purchase Agreement (collectively, “Sellers”)

AND TO:                                           9938982 Canada Inc. (“Purchaser”)

Reference is made to the asset purchase agreement dated as of October 31, 2016 (the “Purchase Agreement”) among Sellers and Purchaser, in connection with the purchase and assumption by Purchaser or the Designated Purchasers of the Acquired Assets and the Assumed Liabilities from Sellers. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

In accordance with the Purchase Agreement, in executing this counterpart to the Purchase Agreement, the undersigned hereby:

(a)                      acknowledges receipt of a copy of the Purchase Agreement;

(b)                      covenants and agrees to join, become a party to and be bound, as a “Designated Purchaser”, by the Purchase Agreement, as the same may be amended from time to time in accordance with the provisions thereof;

(c)                       authorizes Purchaser to act as its agent for all purposes under the Purchase Agreement;

(d)                      agrees to purchase, assume and/or employ, as applicable, the Acquired Assets, Assumed Liabilities and Transferred Employees indicated in Appendix A hereto; and

(e)                       agrees to enter into such agreements or instruments, including Local Sale Agreements, providing for (i) the sale, transfer, assignment and other conveyance to the undersigned of the Acquired Assets indicated in Appendix A hereto, in accordance with applicable local Law and the Purchase Agreement, (ii) the assumption by the undersigned of the Assumed Liability indicated in Appendix A hereto, and (iii) the employment by the undersigned of the Transferred Employees indicated in Appendix A hereto.

For the purposes of Section 10.7 of the Purchase Agreement, copies of notices to Purchaser should also be delivered to:

[•]

[Remainder of Page Intentionally Blank]

DATED as of this      day of                , 201

[DESIGNATED PURCHASER]

By:
Name:
Title:

[Signature Page — [Designated Purchaser]’s Counterpart to Asset Purchase Agreement]

APPENDIX A

ACQUIRED ASSETS, ASSUMED LIABILITIES AND TRANSFERRED EMPLOYEES

[See attached.]